Exhibit 3.1

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

NINTH AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

ZHANGMEN EDUCATION INC.

(As adopted by Special Resolution passed on April 21, 2021)

INCORPORATED IN THE CAYMAN ISLANDS

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

NINTH AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

ZHANGMEN EDUCATION INC.

(As adopted by Special Resolution passed on April 21, 2021)

1.	The name of the Company is Zhangmen Education Inc. (formerly known as Global Online Education Inc.).

2.

The Registered Office of the Company shall be at Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands or at such other place as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and shall include the following:

(a)

To act and to perform all the functions of a holding company in all of its branches and to co-ordinate the policy and administration of any subsidiary company or companies wherever incorporated or carrying on business or of any group of companies of which the Company or any subsidiary company is a member or which are in any manner controlled directly or indirectly by the Company.

(b)

(i)    To carry on the business of an investment company and to act as promoters and entrepreneurs and to carry on business as financiers, capitalists, concessionaires, merchants, brokers, traders, dealers, agents, importers and exporters and to undertake and carry on and execute all kinds of investment, financial, commercial, mercantile, trading and other operations.

(ii)    To carry on whether as principals, agents or otherwise howsoever the business of realtors, developers, consultants, estate agents or managers, builders, contractors, engineers, manufacturers, dealers in or vendors of all types of property including services.

(c)

To exercise and enforce all rights and powers conferred by or incidental to the ownership of any shares, stock, obligations or other securities including all such powers of veto or control as may be conferred by virtue of the holding by the Company of some special proportion of the issued or nominal amount thereof, to provide managerial and other executive, supervisory and consultant services for or in relation to any company in which the Company is interested upon such terms as may be thought fit.

(d)

To purchase or otherwise acquire, sell, exchange, surrender, lease, mortgage, charge, convert, turn to account, dispose of and deal with real and personal property and rights of all kinds and, in particular, mortgages, debentures, produce, concessions, options, contracts, patents, annuities, licenses, stocks, shares, bonds, policies, book debts, business concerns, undertakings, claims, privileges and causes in action of all kinds.

(e)

To subscribe for, conditionally or unconditionally, to underwrite, issue on commission or otherwise, take, hold, deal in and convert stocks, shares and securities of all kinds and to enter into partnership or into any arrangement for sharing profits, reciprocal concessions or cooperation with any person or company and to promote and aid in promoting, to constitute, form or organize any company, syndicate or partnership of any kind, for the purpose of acquiring and undertaking any property and liabilities of the Company or of advancing, directly or indirectly, the objects of the Company or for any other purpose which the Company may think expedient.

(f)

To stand surety for or to guarantee, support or secure the performance of all or any of the obligations of any person, firm or company whether or not related or affiliated to the Company in any manner and whether by personal covenant or by mortgage, charge or Lien upon the whole or any part of the undertaking, property and assets of the Company, both present and future, including its uncalled capital or by any such method and whether or not the Company shall receive valuable consideration therefor.

(g)

To engage in or carry on any other lawful trade, business or enterprise which may at any time appear to the Directors of the Company capable of being conveniently carried on in conjunction with any of the aforementioned businesses or activities or which may appear to the Directors of the Company likely to be profitable to the Company.

In the interpretation of this Memorandum of Association in general and of this Clause 3 in particular, no object, business or power specified or mentioned shall be limited or restricted by reference to or inference from any other object, business or power, or the name of the Company, or by the juxtaposition of two or more objects, businesses or powers and that, in the event of any ambiguity in this clause or elsewhere in this Memorandum of Association, the same shall be resolved by such interpretation and construction as will widen and enlarge and not restrict the objects, businesses and powers of and exercisable by the Company.

4.

Except as prohibited or limited by the Companies Act (As Revised), as revised, supplemented, reissued or restated from time to time, the Company shall have full power and authority to carry out any object and shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in doing in any part of the world whether as principal, agent, contractor or otherwise whatever may be considered by it necessary for the attainment of its objects and whatever else may be considered by it as incidental or conducive thereto or consequential thereon, including the power to make any alterations or amendments to this Memorandum of Association and the Articles of Association of the Company considered necessary or convenient in the manner set out in the Articles of Association of the Company, and the power to do any of the following acts or things:

(a)

to pay all expenses of and incidental to the promotion, formation and incorporation of the Company; to register the Company to do business in any other jurisdiction; to sell, lease or dispose of any property of the Company; to draw, make, accept, endorse, discount, execute and issue promissory notes, debentures, bills of exchange, bills of lading, warrants, options and other negotiable or transferable instruments; to lend money or other assets and to act as guarantors; to borrow or raise money on the security of the undertaking or on all or any of the assets of the Company including uncalled capital or without security; to invest monies of the Company in such manner as the Directors determine; to promote other companies; to sell the undertaking of the Company for cash or any other consideration; to distribute assets in specie to Members of the Company; to make charitable or benevolent donations; to pay pensions or gratuities or provide other benefits in cash or kind to Directors, officers, employees, past or present, and their families; to purchase Directors and officers liability insurance and to carry on any trade or business and generally to do all acts and things which, in the opinion of the Company or the Directors, may be conveniently, profitably or usefully acquired and dealt with, carried on, executed or done by the Company in connection with the business aforesaid PROVIDED THAT the Company shall only carry on the businesses for which a license is required under the laws of the Cayman Islands when so licensed under the terms of such laws.

5.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

6.

The share capital of the Company is US$50,000 divided into 5,000,000,000 shares consisting of: (i) 3,993,589,882 Ordinary Shares of par value of US$0.00001 each, (ii) 40,449,195 Series Seed Preferred Shares of par value US$0.00001 each, (iii) 13,748,842 Series A-1 Preferred Shares of par value of US$0.00001 each, (iv) 79,703,434 Series A-2 Preferred Shares of par value of US$0.00001 each, (v) 53,630,172 Series B Preferred Shares of par value of US$0.00001 each, (vi) 98,438,068 Series C-1 Preferred Shares of par value of US$0.00001 each, (vii) 15,570,878 Series C-2 Preferred Shares of par value of US$0.00001 each, (viii) 5,819,616 Series C-3 Preferred Shares of par value of US$0.00001 each, (ix) 207,611,712 Series D Preferred Shares of par value of US$0.00001 each, (x) 243,380,841 Series E Preferred Shares of par value of US$0.00001 each, (xi) 22,969,863 Series F-1 Preferred Shares of par value of US$0.00001 each, (xii) 199,277,610 Series F-2 Preferred Shares of par value of US$0.00001 each, and (xiii) 25,809,887 Series G Preferred Shares of par value of US$0.00001 each, with power for the Company insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Act (As Revised) and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained.

7.

If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 174 of the Companies Act (As Revised) and, subject to the provisions of the Companies Act (As Revised) and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

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THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

NINTH AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

ZHANGMEN EDUCATION INC.

(As adopted by Special Resolution passed on April 21, 2021)

Title	Article No.
General Matters	1 – 3

Certificates for Shares	4 – 5

Issue of Shares	6 – 7

Transfer of Shares	8 – 10

Restrictions on Transfers of Ordinary Shares	11

Redeemable Shares	12

Variation of Rights of Shares	13 –14

Commission on Sale of Shares	15

Conversion of Preferred Shares	16

Adjustments to Conversion Price	17

Notices of Record Date	18

Redemption	19

Protective Provisions	20

Non-Recognition of Trusts	21

Lien on Shares	22 – 25

Call on Shares	26 – 30

Forfeiture of Shares	31 – 34

Registration of Empowering Instruments	35

Transmission of Shares	36 – 38

Amendment of Memorandum of Association, Alteration of Capital & Change of Location of Registered Office	39

Closing Register of Members or Fixing Record Date	40 – 42

Title	Article No.
General Meeting	43 – 44

Notice of General Meetings	45 – 46

Proceedings at General Meetings	47 – 55

Votes of Members	56 – 61

Proxies	62 – 68

Directors	69 – 77

Alternate Directors	78

Powers and Duties of Directors	79 – 83

Management	84

Managing Directors	85 – 86

Proceedings of Directors	87 – 96

Vacation of Office of Director	97

Appointment and Removal of Directors	98 – 99

Presumption of Assent	100

Seal	101

Officers	102

Dividends, Distributions and Reserve	103 – 110

Capitalization	111

Books of Account	112 – 114

Audit	115 – 121

Notices	122 – 126

Winding Up	127 – 128

Liquidation Preference	129

Indemnity	130

Financial Year	131

Amendments of Articles	132

Transfer by Way of Continuation	133

No Public Document	134

Preemptive Right	135 – 138

Drag-Along	139 – 150

GENERAL MATTERS

1	In these Articles, Table A in the Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”	means, in respect of a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person, and without limiting the generality of the foregoing, (a) in the case of a natural Person, shall include, (i) without limitation, such Person’s spouse, parents, children, grandchildren, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, and (ii) any Person who holds Shares as a nominee for such Person, (b) in the case of a non natural Person (other than SVF), shall include (i) any Person who holds Shares as a nominee for such Person, (ii) any shareholder of such Person, (iii) any entity or individual which has a direct and indirect interest in such Person (including, if applicable, any general partner or limited partner) or any fund manager thereof; (iv) any Person that directly or indirectly Controls, is Controlled by, under common Control with, or is managed by such Person, its shareholder, the general partner or the fund manager of such Person or its shareholder, (v) the relatives of any individual referred to in (i), (ii), (iii) and (iv) above, and (vi) any trust Controlled by or held for the benefit of such individuals. For the avoidance of doubt, any of Preferred Shareholders shall not be deemed to be an Affiliate of any Group Company. Notwithstanding the foregoing, solely with respect to Freesia, the term “Affiliate” shall exclude Central Huijin Investment Ltd. (中央 汇金投资有限责任公司 ), and each of its subsidiaries, and any person or entity which would have been considered to be an Affiliate of Freesia solely due to the fact that such person or entity is under common control with Freesia, whether directly or indirectly, by a PRC Governmental Authority. In the case of SVF, the term “Affiliate” means (i) Softbank Vision Fund II-2 L.P. and its Controlled Subsidiaries, (ii) any shareholder of SVF and any of such shareholder’s or SVF’s general partners or limited partners, and (iii) the fund manager managing such shareholder or SVF and general partners, limited partners, investment advisers and officers thereof.

“Applicable Redemption Price”	means, (i) with respect to the Series Seed Preferred Shares, the Series Seed Redemption Price; (ii) with respect to the Series A-1 Preferred Shares, the Series A-1 Redemption Price; (iii) with respect to the Series A-2 Preferred Shares, the Series A-2 Redemption Price; (iv) with respect to the Series B Preferred Shares, the Series B Redemption Price; (v) with respect to the Series C-1 Preferred Shares, the Series C-1 Redemption Price; (vi) with respect to the Series C-2 Preferred Shares, the Series C-2 Redemption Price; (vii) with respect to the Series C-3 Preferred Shares, the Series C-3 Redemption Price; (viii) with respect to the Series D Preferred Shares, the Series D Redemption Price; (ix) with respect to the Series E Preferred Shares, the Series E Redemption Price; (x) with respect to the Series F Preferred Shares, the Series F Redemption Price; and (xi) with respect to the Series G Preferred Shares, the Series G Redemption Price.

“Articles”	means these ninth amended and restated articles of association as originally framed or as from time to time amended by a Special Resolution and in accordance with Article 20.

“Auditors”	means the Persons for the time being performing the duties of auditors of the Company (if any), whose appointment shall be approved in accordance with Article 20.

“Automatic Conversion”	has the meaning ascribed to it in Article 16(b).

“Board of Directors” or “Board”	means the board of directors of the Company.

“Business Day” or “business day”	means any day that is not a Saturday, Sunday, legal holiday or a day on which banks are required to be closed in the Cayman Islands, the British Virgin Islands, the United States, Japan, United Kingdom, Luxembourg, the Hong Kong Special Administrative Region or the PRC.

“Called Shares”	has the meaning ascribed to it in Article 139.

“Charter Documents”	means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Circular 37”	means the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents to Engage in Overseas Financing and Round Trip Investment via Overseas Special Purpose Companies《国家外汇管理局关于 境内居民通过境外特殊目的公司境外投融 资及返程投资外汇管理有关问题的通知》 issued by SAFE on July 14, 2014, and its amendment and interpretation promulgated by SAFE from time to time.

“CMC”	means collectively, CMC Zenith Holdings Limited, CMC Zenith II Holdings Limited, Studemont Delta Holdings Limited and/or any of their respective transferees and/or assignees.

“CMC Director”	has the meaning ascribed to it in Article 69.

“Company”	means Zhangmen Education Inc. (formerly known as Global Online Education Inc.)

“Competitor”	has the meaning ascribed to it in Article 11B.

“Completion Date”	has the meaning ascribed to it in Article 145.

“Contract”	means any agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, license, permit, or understanding, whether or not in writing.

“Control”	with respect to any third-party, shall have the meaning ascribed to it in Rule 405 under the Securities Act, and shall be deemed to exist for any Person (a) when such Person holds at least fifty percent (50%) of the outstanding voting securities of such third party and no other party owns a greater number of outstanding voting securities of such third party, (b) when such party has the power to control the composition of a majority of the board of directors of such third party, (c) when such party otherwise has the power and authority to direct the business, management and policies of such third party, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, or (d) over other members of such party’s immediate family. Immediate family members include, without limitation, a Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law. The terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Control Documents”	means (a) the Exclusive Management Service and Business Cooperation Agreement (独家 管理服务和业务合作协议) entered into by and between the WFOE and the Domestic Company on September 22, 2020; (b) the Equity Interest Pledge Agreements (股权质 押 协 议) entered into by and among the WFOE, the Domestic Company and each of the equity holders of the Domestic Company respectively on September 22, 2020; (c) the Exclusive Option Agreements (独家购买权 协议) entered into by and among the WFOE, the Domestic Company and each of the equity holders of the Domestic Company respectively on September 22, 2020; (d) the Powers of Attorney (授权委托书) issued by each of the equity holders of the Domestic Company respectively to the WFOE on September 22, 2020; and (e) the Spousal Consent Letters (配偶同意函) issued by the spouse of each individual equity holder of the Domestic Company respectively on September 22, 2020, each as amended from time to time.

“Conversion Price”	means, (i) with respect to the Series Seed Preferred Shares, the Series Seed Conversion Price; (ii) with respect to the Series A-1 Preferred Shares, the Series A-1 Conversion Price; (iii) with respect to the Series A-2 Preferred Shares, the Series A-2 Conversion Price; (iv) with respect to the Series B Preferred Shares, the Series B Conversion Price; (v) with respect to the Series C-1 Preferred Shares, the Series C-1 Conversion Price; (vi) with respect to the Series C-2 Preferred Shares, the Series C-2 Conversion Price; (vii) with respect to the Series C-3 Preferred Shares, the Series C-3 Conversion Price; (viii) with respect to the Series D Preferred Shares, the Series D Conversion Price; (ix) with respect to the Series E Preferred Shares, the Series E Conversion Price; (x) with respect to the Series F-1 Preferred Shares, the Series F-1 Conversion Price; (xi) with respect to the Series F-2 Preferred Shares, the Series F-2 Conversion Price; and (xii) with respect to the Series G Preferred Shares, the Series G Conversion Price.

“Conversion Shares”	has the meaning ascribed to it in the Shareholders Agreement.

“debenture”	means debenture stock, mortgages, bonds and any other such securities of the Company whether constituting a charge on the assets of the Company or not.

“Deemed Liquidation Event”	has the meaning ascribed to it in Article 129(i).

“Directors”	means the members of the Board of Directors of the Company for the time being, appointed in accordance with these Articles and the Shareholders Agreement.

“Domestic Company”	means Shenzhen Zhang Men Ren Education Consultation Co., Ltd. (深圳掌门人教育咨 询有限公司).

“Drag Along Notice”	has the meaning ascribed to it in Article 140.

“Drag-Along Sale”	has the meaning ascribed to it in Article 139.

“Drag Along Option”	has the meaning ascribed to it in Article 139.

“Dragged Shareholders”	has the meaning ascribed to it in Article 139.

“Equity Securities”	means, with respect to a given Person, any share, share capital, registered capital, ownership interest, partnership interest, equity interest, joint venture or other ownership interest of such Person, or any option, warrant, or right to subscribe for, acquire or purchase any of the foregoing, or any other security or instrument convertible into or exercisable or exchangeable for any of the foregoing, or any equity appreciation, phantom equity, equity plan or similar right with respect to such Person, or any contract of any kind for the purchase or acquisition from such person of any of the foregoing, either directly or indirectly.

“Encumbrance”	means any kind of encumbrance or restriction, including, without limitation, any mortgage, judgment lien, material man’s lien, mechanic’s lien, other lien, charge, security interest, pledge, encroachment, easement, claim, option, limitation, forfeiture, penalty, equity, adverse interest or other right of another Person of any nature and description whatsoever.

“ESOP”	has the meaning ascribed to it in the Shareholders Agreement.

“Exercising Holder”	has the meaning ascribed to it in Article 11A(1)(d).

“First Participation Notice”	has the meaning ascribed to it in Article 137(i).

“First Refusal Period”	has the meaning ascribed to it in Article 11A(1)(c).

“Founder Holdcos”	means FUTURE APEX GROUP LIMITED and EXTEND BEYOND HOLDINGS LIMITED.

“Freesia”	means Beijing Freesia Management Consulting Corporation (北京芳盛管理咨询 有 限 责 任 公 司 ) and/or its transferees, successors or assignees.

“Genesis”	means, collectively, YSC Education (BVI) Limited, YSC Education I (BVI) Limited and Genesis Capital I LP, and/or its permitted transferees, successors or assignees.

“Genesis Director”	has the meaning ascribed to it in Article 69.

“Governmental Authority”	means (i) any nation or government or any federation, province or state or any other political subdivision thereof; (ii) any public international organization; (iii) any national, provincial, municipal, local or foreign government or any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government; (iv) any authority, agency, division, bureau, department, board, commission, sector or instrumentality of any government, entity or organization in the PRC, the British Virgin Islands, the Cayman Islands, Hong Kong or any other country, or any political subdivision described in clauses (i) to (iii) of this definition; (v) any state- owned or state-controlled enterprise or other entity owned or controlled by any government, entity or organization described in clauses (i) to (iv) of this definition; or (vi) any court, tribunal or arbitrator, or any self- regulatory organization.

“Governmental Order”	means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, concession, consent, approval, award, grant, franchise, license, agreement, requirement, judgment, injunction or other government restriction or any similar form of decision of, or similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group Companies”	mean the Company, the HK Company, the PRC Companies and each Person (except individuals) Controlled by the foregoing companies and their respective Subsidiaries from time to time (each a “Group Company”), unless the text specifically indicates otherwise.

“HK Company”	means Global Online Education HK Limited.

“Hong Kong”	means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Huasheng Director”	has the meaning ascribed to it in Article 69.

“IFC”	means International Finance Corporation and/or its transferees, successors or assignees.

“IFC Fund”	means IFC Global Emerging Markets Fund of Funds, LP, a Scottish limited partnership, and/or its transferees, successors or assignees.

“IFC Investors”	means, collectively, IFC and the IFC Fund.

“IFRS”	means the International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Indebtedness”	of any Person means, without duplication, each of the following of such Person: (1) all indebtedness for borrowed money, (2) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (3) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (4) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced that are incurred in connection with the acquisition of properties, assets or businesses, (5) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (6) all obligations that are capitalized in accordance with the applicable accounting standards, (7) all obligations under banker’s acceptance, letter of credit or similar facilities, (8) all obligations to purchase, redeem, retire, decease or otherwise acquire for value any Equity Securities of such Person, (9) all obligations in respect of any interest rate swap, hedge or cap agreement, and (10) all guarantees issued in respect of the Indebtedness referred to in clauses (1) through (10) above of any other Person, but only to the extent of the Indebtedness guaranteed.

“Key Employee”

means any of ZHANG Yi (张翼) (PRC ID ***), YU Teng ( 余 腾) (PRC ID ***), LIU Wangyue ( 刘 王 悦) (PRC ID ***), LU Fengchuan ( 陆 风 川 ) (PRC ID ***), SHEN Luyi ( 沈 路 易) (PRC ID ***), WU Jiajun (吴佳峻) (PRC ID ***), ZHANG Shiliang ( 张 世 良) (PRC ID ***), ZHONG Guotao (钟 国 涛 ) (PRC ID ***), TANG Yong ( 唐 勇) (PRC ID ***) and LI Haijian (李海 坚) (PRC ID ***).

“Key Parties”	means Zhang Yi (张翼), Yu Teng (余腾) and the Founder Holdcos (each a “Key Party”).

“Law” or “Laws”	means any and all provisions of any applicable national, state, local or any foreign constitution, treaty, statute, law, regulation, resolution, promulgation, official policy, ordinance, code, rule, or rule of common law, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, or any Governmental Order or any similar provision having the force or effect of law.

“Liabilities” or “Liability”	means, with respect to any Person, all debts, obligations, liabilities owed by such Person of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

“Lien”	means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by contract, understanding, Law, equity or otherwise.

“Liquidation Event”	has the meaning ascribed to it in Article 129.

“Loss”	means with respect to any Person, with respect to any Person, any action, claim, cost, damage, deficiency, diminution in value, disbursement,expense, Liability, loss, obligation, penalty, settlement, suit, or tax of any kind or nature, together with all interest, penalties,legal, accounting and other professional fees and expenses reasonably incurred in the investigation, collection, prosecutionand defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by such Person, whether directly or indirectly

“Material Group Companies”	has the meaning ascribed to it in the definition of “Trade Sale”.

“Member”	means a duly registered holder from time to time of the shares in the capital of the Company.

“Memorandum of Association”	means the ninth amended and restated memorandum of association of the Company, as amended and restated from time to time by a Special Resolution and in accordance with Article 20.

“month”	means a calendar month.

“New Holder”	has the meaning ascribed to it in Article 149.

“New Securities”	has the meaning ascribed to it in Article 135.

“Ordinary Directors”	has the meaning ascribed to it in Article 69.

“Ordinary Majority”	means the holders representing more than fifty-one percent (51%) of the voting power of the then issued and outstanding Ordinary Shares of the Company (other than those converted or convertible from any Preferred Shares).

“ordinary resolution”	means a resolution of a duly constituted general meeting of the Company passed by a simple majority of the votes cast by, or on behalf of, the Members entitled to vote present in person or by proxy and voting at the meeting including the Ordinary Majority, or a unanimous written resolution, subject to Article 20.

“Ordinary Share Equivalents”	mean any rights, options, or warrants to purchase or exercisable for Ordinary Shares, or securities of any type whatsoever that are, or may become, convertible into, exchangeable for or exercisable for said equity securities, including, without limitation, the Preferred Shares.

“Ordinary Purchase Price”	means with respect to the Ordinary Shares purchased by Special Ordinary Shareholders, the price per share of US$1.670871, subject to adjustments made for share splits, share subdivision, share combination and the like.

“Ordinary Purchase Date”	means the date of the consummation of transfer of the Ordinary Shares to the Special Ordinary Shareholders, which shall be March 19, 2021.

“Ordinary Shares”	means the ordinary share in the capital of the Company with a par value of US$0.00001 per share having the rights set out in these Articles.

“Ordinary Shareholders”	means the holders of Ordinary Shares of the Company, other than Ordinary Shares converted from Preferred Shares.

“paid-up”	means paid-up and/or credited as paid-up.

“Participation Rights Holders”	has the meaning ascribed to it in Article 135.

“Permitted Transferee”	has the meaning ascribed to it in Article 11B.

“Person”	means any individual, sole proprietorship, partnership, limited partnership, limited liability company, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or governmental or regulatory authority or other enterprise or entity of any kind or nature.

“Policy Agreement”	means that certain Policy Agreement between the Company and the IFC Investors, dated May 9, 2019.

“PRC”	means the People’s Republic of China, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the Islands of Taiwan for the purpose of the Transaction Documents.

“Principal Business”	means the business as currently conducted or currently proposed to be conducted by the Group Companies, or such other business to be conducted by the Group Companies as approved in accordance with the Transaction Documents.

“PRC Companies”	has the meaning ascribed to it under the Shareholders Agreement.

“Preferred Directors”	has the meaning ascribed to it in Article 69.

“Preferred Directors Majority”	means at least 50% (inclusive) of all Preferred Directors in office.

“Preferred Majority”	means (i) the holder(s) representing sixty percent (60%) or more of the issued and outstanding Series Seed Preferred Shares, Series A Preferred Shares and Series B Preferred Shares (voting together as a single class and on an as-converted basis); (ii) the Series C Majority; (iii) the Series D Majority; (iv) the Series E Majority; (v) the Series F Majority; and (vi) the Series G Majority, in each case of (i) through (vi), each voting as a separate class.

“Preferred Shareholders”	means the holders of the issued and outstanding Preferred Shares of the Company and/or the Ordinary Shares converted from the Preferred Shares.

“Preferred Shares”	means, collectively, the Series Seed Preferred Shares, the Series A-1 Preferred Shares, the Series A-2 Preferred Shares, the Series B Preferred Shares, the Series C-1 Preferred Shares, the Series C-2 Preferred Shares, the Series C-3 Preferred Shares, the Series D Shares, the Series F Preferred Shares and the Series G Preferred Shares and/or other preferred shares of the company that may be issued from time to time.

“Prohibited Transfer”	has the meaning ascribed to it in Article 11A(3).

“Proposed Buyer”	has the meaning ascribed to it in Article 139.

“Pro Rata Co-Sale Share”	has the meaning ascribed to it in Article 11A(2)(a).

“Pro Rata Share”	has the meaning ascribed to it in Article 136.

“Qualified IPO”	means a firm-commitment underwritten public offering of Ordinary Shares of the Company (or securities representing such Ordinary Shares) registered under the Securities Act on the New York Stock Exchange, the Nasdaq Global Market, the Stock Exchange of Hong Kong Limited, Shanghai Stock Exchange, or Shenzhen Stock Exchange and with net proceeds (excluding underwriting discounts, commissions and stock transfer taxes applicable to a sale of securities) to the Company of at least US$300 million and an implied pre-offering valuation of the Company of US$3,401,298,430 or more, or such less market capitalization or net proceeds as approved by the Preferred Majority (which shall include Freesia, for so long as Freesia holds no less than 25,352,171 Series E Preferred Shares, subject to appropriate adjustment in the event of any share dividend, share split, combination or other similar recapitalization with respect to the Series E Preferred Shares; provided that written approval given by the observer appointed by Freesia with respect hereto shall be deemed as written approval given by Freesia for such purpose), or in a similar public offering of such Ordinary Shares in another jurisdiction which results in such Ordinary Shares trading publicly on an internationally recognized securities exchange or inter-dealer quotation system, provided such public offering is equivalent to the aforementioned in terms of offering proceeds, market capitalization and regulatory approval, and is approved by the Preferred Majority (which shall include Freesia, for so long as Freesia holds no less than 25,352,171 Series E Preferred Shares, subject to appropriate adjustment in the event of any share dividend, share split, combination or other similar recapitalization with respect to the Series E Preferred Shares; provided that written approval given by the observer appointed by Freesia with respect hereto shall be deemed as written approval given by Freesia for such purpose).

“Redemption Closing”	has the meaning ascribed to it in Article 19(i).

“Redemption Date”	means the date on which the Preferred Shares shall be redeemed as stipulated in Article 19(i).

“Redemption Notice”	has the meaning ascribed to it in Article 19(i).

“Redemption Request”	has the meaning ascribed to it in Article 19(i).

“registered office”	means the registered office for the time being of the Company.

“Remaining Shares”	has the meaning ascribed to it in Article 11A(1)(e).

“Right Holder”	has the meaning ascribed to it in Article 11A(1)(b).

“Right of Participation”	has the meaning ascribed to it in Article 135.

“Rights Participants”	has the meaning ascribed to it in Article 137(ii).

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Second Participation Notice”	has the meaning ascribed to it in Article 137(ii).

“Second Participation Period”	has the meaning ascribed to it in Article 137(ii).

“Second Refusal Period”	has the meaning ascribed to it in Article 11A(1)(d).

“Second Transfer Notice”	has the meaning ascribed to it in Article 11A(1)(d).

“Secretary”	includes an Assistant Secretary and any Person appointed to perform the duties of Secretary of the Company.

“Securities Act”	means the United States Securities Act of 1933, as amended.

“Sellers’ Shares”	has the meaning ascribed to it in Article 140.

“Selling Shareholder”	means, for the purpose of Article 11A(a), any Shareholder (other than the Preferred Shareholders, Special Ordinary Shareholders or any successor or permitted assign of such Preferred Shareholders) that proposes to sell or transfer any Ordinary Shares.

“Series A-1 Conversion Price”	means the price at which Ordinary Shares shall be allotted upon conversion of the Series A-1 Preferred Shares as stipulated in Article 16.

“Series A-1 Deemed Issue Date”	means the date of July 15, 2015.

“Series A-1 Issue Price”	means with respect to the Series A-1 Preferred Shares purchased by Shanghai Qingweisongyun Enterprise Management Partnership (Limited Partnership) (上海青葳 松鋆企业管理合伙企业（有限合伙）), the price per share of USD equivalent of RMB0.184844, subject to adjustments made for share splits, share subdivision, share combination and the like.

“Series A-1 Preferred Shares”	means the series A-1 preferred shares in the capital of the Company with par value of US$0.00001 per share, having the rights and restrictions set forth in these Articles, and “Series A-1 Preferred Share” means any of them.

“Series A-1 Preferred Shareholders”	means the Members who hold any issued and outstanding Series A-1 Preferred Shares with respect to their holding of such Series A-1 Preferred Shares. “Series A-1 Preferred Shareholder” means any of them.

“Series A-2 Conversion Price”	means the price at which Ordinary Shares shall be allotted upon conversion of the Series A-2 Preferred Shares as stipulated in Article 16.

“Series A-2 Deemed Issue Date”	means the date of July 15, 2015.

“Series A-2 Issue Price”	means with respect to the Series A-2 Preferred Shares purchased by Shanghai Wenwei I Enterprise Management Partnership (Limited Partnership) (上海文微 企业管理合伙企业（有限合伙）), the price per share of USD equivalent of RMB0.205382, subject to adjustments made for share splits, share subdivision, share combination and the like.

“Series A-2 Preferred Shares”	means the series A-2 preferred shares in the capital of the Company with par value of US$0.00001 per share, having the rights and restrictions set forth in these Articles, and “Series A-2 Preferred Share” means any of them.

“Series A-2 Preferred Shareholders”	means the Members who hold any issued and outstanding Series A-2 Preferred Shares with respect to their holding of such Series A-2 Preferred Shares. “Series A-2 Preferred Shareholder” means any of them.

“Series A Conversion Price”	means Series A-1 Conversion Price with respect to holders of Series A-1 Preferred Shares, and Series A-2 Conversion Price with respect to holders of Series A-2 Preferred Shares, as the case may be.

“Series A Liquidation Preference”	has the meaning ascribed to it in Article 129(f).

“Series A Deemed Issue Date”	means Series A-1 Deemed Issue Date with respect to holders of Series A-1 Preferred Shares, and Series A-2 Deemed Issue Date with respect to holders of Series A-2 Preferred Shares, as the case may be.

“Series A Issue Price”	means Series A-1 Issue Price with respect to holders of Series A-1 Preferred Shares, and Series A-2 Issue Price with respect to holders of Series A-2 Preferred Shares, as the case may be.

“Series A Preferred Shares”	means, collectively, the Series A-1 Preferred Shares and Series A-2 Preferred Shares.

“Series A Preferred Shareholders”	means the Series A-1 Preferred Shareholders and Series A-2 Preferred Shareholders, collectively.

“Series A Redemption Price”	has the meaning ascribed to it in Article 19(g).

“Series B Conversion Price”	means the price at which Ordinary Shares shall be allotted upon conversion of the Series B Preferred Shares as stipulated in Article 16.

“Series B Liquidation Preference”	has the meaning ascribed to it in Article 129(f).

“Series B Deemed Issue Date”	means the date of March 22, 2016.

“Series B Issue Price”	means with respect to the Series B Preferred Shares purchased by Series B Preferred Shareholders, the price per share of USD equivalent of RMB0.548910, subject to adjustments made for share splits, share subdivision, share combination and the like.

“Series B Preferred Shares”	means the series B preferred shares in the capital of the Company with a par value of US$0.00001 per share, having the rights and restrictions set forth in these Articles, and “Series B Preferred Share” means any of them.

“Series B Preferred Shareholders”	means the Members who hold any issued and outstanding Series B Preferred Shares with respect to their holding of such Series B Preferred Shares. “Series B Preferred Shareholder” means any of them.

“Series B Redemption Price”	has the meaning ascribed to it in Article 19(f).

“Series C-1 Conversion Price”	means the price at which Ordinary Shares shall be allotted upon conversion of the Series C-1 Preferred Shares as stipulated in Article 16.

“Series C-1 Deemed Issue Date”	means the date of October 10, 2016.

“Series C-1 Issue Price”	means (i) with respect to the Series C-1 Preferred Shares purchased by Shanghai Huasheng Lingfei Equity Investment (Limited Partnership) (上海华晟领飞股权投 资合伙企业（有限合伙）) or its assignees, the price per share of USD equivalent of RMB0.938636, subject to adjustments made for share splits, share subdivision, share combination and the like; and (ii) with respect to the Series C-1 Preferred Shares purchased by Shanghai Wenwei II Enterprise Management Partnership (Limited Partnership) (上海闻微企业管理合伙企业 （有限合伙）) and KALON PARADISE HOLDINGS LIMITED or their assignees, the price per share of USD equivalent of RMB0.938636, subject to adjustments made for share splits, share subdivision, share combination and the like.

“Series C-1 Preferred Shares”	means the Series C-1 preferred shares in the capital of the Company with a par value of US$0.00001 per share, having the rights and restrictions set forth in these Articles, and “Series C-1 Preferred Share” means any of them.

“Series C-1 Preferred Shareholders”	means the Members who hold any issued and outstanding Series C-1 Preferred Shares with respect to their holding of such Series C-1 Preferred Shares. “Series C-1 Preferred Shareholder” means any of them.

“Series C-2 Conversion Price”	means the price at which Ordinary Shares shall be allotted upon conversion of the Series C-2 Preferred Shares as stipulated in Article 16.

“Series C-2 Deemed Issue Date”	means the date of June 8, 2017.

“Series C-2 Issue Price”	means with respect to the Series C-2 Preferred Shares purchased by Shanghai Chuyuan Enterprise Management Partnership (Limited Partnership) (上海矗源企业管理合 伙企业（有限合伙）), the price per share of USD equivalent of RMB1.605561, subject to adjustments made for share splits, share subdivision, share combination and the like.

“Series C-2 Preferred Shares”	means the series C-2 preferred shares in the capital of the Company with par value of US$0.00001 per share, having the rights and restrictions set forth in these Articles, and “Series C-2 Preferred Share” means any of them.

“Series C-2 Preferred Shareholders”	means the Members who hold any issued and outstanding Series C-2 Preferred Shares with respect to their holding of such Series C-2 Preferred Shares. “Series C-2 Preferred Shareholder” means any of them.

“Series C-3 Conversion Price”	means the price at which Ordinary Shares shall be allotted upon conversion of the Series C-3 Preferred Shares as stipulated in Article 16.

“Series C-3 Deemed Issue Date”	means the date of October 10, 2016.

“Series C-3 Issue Price”	means with respect to the Series C-3 Preferred Shares purchased by Shanghai Huasheng Lingfei Equity Investment (Limited Partnership) (上海华晟领飞股权投 资合伙企业（有限合伙）), the price per share of USD equivalent of RMB0.790430159, subject to adjustments made for share splits, share subdivision, share combination and the like.

“Series C-3 Preferred Shares”	means the series C-3 preferred shares in the capital of the Company with a par value of US$0.00001 per share, having the rights and restrictions set forth in these Articles, and “Series C-3 Preferred Share” means any of them.

“Series C-3 Preferred Shareholders”	means the Members who hold any issued and outstanding Series C-3 Preferred Shares with respect to their holding of such Series C-3 Preferred Shares. “Series C-3 Preferred Shareholder” means any of them.

“Series C Majority”	means the holder(s) representing fifty-one percent (51%) or more of the voting power of the issued and outstanding Series C Preferred Shares (voting as a single class on an as- converted basis).

“Series C Conversion Price”	means Series C-1 Conversion Price with respect to holders of Series C-1 Preferred Shares, Series C-2 Conversion Price with respect to holders of Series C-2 Preferred Shares, and Series C-3 Conversion Price with respect to holders of Series C-3 Preferred Shares, as the case may be.

“Series C Liquidation Preference”	has the meaning ascribed to it in Article 129(e).

“Series C Deemed Issue Date”	means Series C-1 Deemed Issue Date with respect to holders of Series C-1 Preferred Shares, Series C-2 Deemed Issue Date with respect to holders of Series C-2 Preferred Shares, and Series C-3 Deemed Issue Date with respect to holders of Series C-3 Preferred Shares, as the case may be.

“Series C Issue Price”	means Series C-1 Issue Price with respect to holders of Series C-1 Preferred Shares, Series C-2 Issue Price with respect to holders of Series C-2 Preferred Shares, and Series C-3 Issue Price with respect to holders of Series C-3 Preferred Shares, as the case may be.

“Series C Preferred Shares”	means, collectively, the Series C-1 Preferred Shares, Series C-2 Preferred Shares and Series C-3 Preferred Shares.

“Series C Preferred Shareholders”	means the Series C-1 Preferred Shareholders, the Series C-2 Preferred Shareholders and Series C-3 Preferred Shareholders, collectively.

“Series C Redemption Price”	has the meaning ascribed to it in Article 19(e).

“Series D Conversion Price”	means the price at which Ordinary Shares shall be allotted upon conversion of the Series D Preferred Shares as stipulated in Article 16.

“Series D Liquidation Preference”	has the meaning ascribed to it in Article 129(d).

“Series D Majority”	means the holder(s) representing seventy-five percent (75%) or more of the voting power of the issued and outstanding Series D Preferred Shares (voting as a single class on an as-converted basis).

“Series D Issue Date”	means the date of the first sale and issuance of the Series D Preferred Shares, which shall be April 11, 2018.

“Series D Issue Price”	means with respect to the Series D Preferred Shares purchased by Series D Preferred Shareholders, the price per share of US$0.481668 at which such Series D Preferred Shares were issued on the Series D Issue Date, subject to adjustments made for share splits, share subdivision, share combination and the like.

“Series D Preferred Shares”	means the series D preferred shares in the capital of the Company with a par value of US$0.00001 per share, having the rights and restrictions set forth in these Articles, and “Series D Preferred Share” means any of them.

“Series D Preferred Shareholders”	means the Members who hold any issued and outstanding Series D Preferred Shares with respect to their holding of such Series D Preferred Shares. “Series D Preferred Shareholder” means any of them.

“Series D Redemption Price”	has the meaning ascribed to it in Article 19(d).

“Series E Conversion Price”	means the price at which Ordinary Shares shall be allotted upon conversion of the Series E Preferred Shares as stipulated in Article 16.

“Series E Liquidation Preference”	has the meaning ascribed to it in Article 129(c).

“Series E Issue Date”	means the date of the first sale and issuance of the Series E Preferred Shares, which shall be December 10, 2018.

“Series E Issue Price”	means with respect to the Series E Preferred Shares purchased by Series E Preferred Shareholders, the price per share of US$0.986109 at which such Series E Preferred Shares were issued, subject to adjustments made for share splits, share subdivision, share combination and the like.

“Series E Majority”	means the holder(s) representing seventy percent (70%) or more of the voting power of the issued and outstanding Series E Preferred Shares (voting as a single class).

“Series E Preferred Shares”	means the series E preferred shares in the capital of the Company with a par value of US$0.00001 per share, having the rights and restrictions set forth in these Articles, and “Series E Preferred Share” means any of them.

“Series E Preferred Shareholders”	means the Members who hold any issued and outstanding Series E Preferred Shares with respect to their holding of such Series E Preferred Shares. “Series E Preferred Shareholder” means any of them.

“Series E Redemption Price”	has the meaning ascribed to it in Article 19(c).

“Series F-1 Conversion Price”	means the price at which Ordinary Shares shall be allotted upon conversion of the Series F-1 Preferred Shares as stipulated in Article 16.

“Series F-1 Issue Date”	means the date of the first sale and issuance of the Series F-1 Preferred Shares, which shall be September 21, 2020.

“Series F-1 Issue Price”	means with respect to the Series F-1 Preferred Shares purchased by Series F-1 Preferred Shareholders, the price per share of US$0.986109, subject to adjustments made for share splits, share subdivision, share combination and the like.

“Series F-1 Preferred Shares”	means the Series F-1 preferred shares in the capital of the Company with a par value of US$0.00001 per share, having the rights and restrictions set forth in these Articles, and “Series F-1 Preferred Share” means any of them.

“Series F-1 Preferred Shareholders”	means the Members who hold any issued and outstanding Series F-1 Preferred Shares with respect to their holding of such Series F-1 Preferred Shares. “Series F-1 Preferred Shareholder” means any of them.

“Series F-2 Conversion Price”	means the price at which Ordinary Shares shall be allotted upon conversion of the Series F-2 Preferred Shares as stipulated in Article 16.

“Series F-2 Issue Date”	means the date of the first sale and issuance of the Series F-2 Preferred Shares, which shall be September 21, 2020.

“Series F-2 Issue Price”	means with respect to the Series F-2 Preferred Shares purchased by Series F-2 Preferred Shareholders, the price per share of US$1.274156, subject to adjustments made for share splits, share subdivision, share combination and the like.

“Series F-2 Preferred Shares”	means the series F-2 preferred shares in the capital of the Company with par value of US$0.00001 per share, having the rights and restrictions set forth in these Articles, and “Series F-2 Preferred Share” means any of them.

“Series F-2 Preferred Shareholders”	means the Members who hold any issued and outstanding Series F-2 Preferred Shares with respect to their holding of such Series F-2 Preferred Shares. “Series F-2 Preferred Shareholder” means any of them.

“Series F Conversion Price”	means Series F-1 Conversion Price with respect to holders of Series F-1 Preferred Shares, and Series F-2 Conversion Price with respect to holders of Series F-2 Preferred Shares.

“Series F-1 Liquidation Preference”	has the meaning ascribed to it in Article 129(c).

“Series F-2 Liquidation Preference”	has the meaning ascribed to it in Article 129(a).

“Series F Issue Date”	means Series F-1 Issue Date with respect to holders of Series F-1 Preferred Shares, and Series F-2 Issue Date with respect to holders of Series F-2 Preferred Shares.

“Series F Issue Price”	means Series F-1 Issue Price with respect to holders of Series F-1 Preferred Shares, and Series F-2 Issue Price with respect to holders of Series F-2 Preferred Shares, as the case may be.

“Series F Majority”	means the holder(s) representing fifty-one percent (51%) or more of the voting power of the issued and outstanding Series F Preferred Shares (voting as a single class).

“Series F Preferred Shares”	means the Series F-1 Preferred Shareholders and the Series F-2 Preferred Shareholders, collectively.

“Series F Preferred Shareholders”	means the Series F-1 Preferred Shareholders and the Series F-2 Preferred Shareholders, collectively.

“Series F Redemption Price”	has the meaning ascribed to it in Article 19(a).

“Series G Conversion Price”	means the price at which Ordinary Shares shall be allotted upon conversion of the Series G Preferred Shares as stipulated in Article 16.

“Series G Issue Date”	means the date of the first sale and issuance of the Series G Preferred Shares, which shall be April 21, 2021.

“Series G Issue Price”	means with respect to the Series G Preferred Shares purchased by Series G Preferred Shareholders, the price per share of US$1.743518, subject to adjustments made for share splits, share subdivision, share combination and the like.

“Series G Liquidation Preference”	has the meaning ascribed to it in Article 129(a).

“Series G Majority”	means the holder(s) representing fifty-one percent (51%) or more of the voting power of the issued and outstanding Series G Preferred Shares (voting as a single class).

“Series G Preferred Shares”	means the series G preferred shares in the capital of the Company with par value of US$0.00001 per share, having the rights and restrictions set forth in these Articles, and “Series G Preferred Share” means any of them.

“Series G Preferred Shareholders”	means the Members who hold any issued and outstanding Series G Preferred Shares with respect to their holding of such Series G Preferred Shares. “Series G Preferred Shareholder” means any of them.

“Series G Redemption Price”	has the meaning ascribed to it in Article 19(a).

“Series Seed Conversion Price”	means the price at which Ordinary Shares shall be allotted upon conversion of the Series Seed Preferred Shares as stipulated in Article 16.

“Series Seed Liquidation Preference”	has the meaning ascribed to it in Article 129(g).

“Series Seed Deemed Issue Date”	means the date of September 30, 2014.

“Series Seed Issue Price”	means the price per share of USD equivalent of RMB0.055557, subject to adjustments made for share splits, share subdivision, share combination and the like.

“Series Seed Preferred Shares”	means the series seed preferred shares in the capital of the Company with a par value of US$0.00001 per share, having the rights and restrictions set forth in these Articles, and “Series Seed Preferred Share” means any of them.

“Series Seed Preferred Shareholders”	means the Members who hold any issued and outstanding Series Seed Preferred Shares with respect to their holding of such Series Seed Preferred Shares. “Series Seed Preferred Shareholder” means any of them.

“Series Seed Redemption Price”	has the meaning ascribed to it in Article 19(h).

“Share” and “Shares”	means a share or shares in the capital of the Company and includes a fraction of a share.

“Share Premium Account”	means the account of the Company which the Company is required by the Statute to maintain, to which all premiums over nominal or par value received by the Company in respect of issues of shares from time to time are credited.

“Shareholders”	means the Ordinary Shareholders and the Preferred Shareholders.

“Shareholders Agreement”	means that Eighth Amended and Restated Shareholders Agreement by and among the Key Parties, the Group Companies, the Preferred Shareholders and certain other parties named therein dated April 21, 2021, as amended, supplemented, restated or replaced from time to time.

“Share Purchase Agreement”	means a share purchase agreement by and among the Key Parties, the Group Companies, Yangtze Global Growth Fund SPC - QFLP NO.1 SP, Sofina Private Equity SA SICAR (Compartment A), Studemont Delta Holdings Limited and certain other parties named therein dated April 21, 2021 or such other date, as amended, supplemented, restated or replaced from time to time.

“Shunwei Director”	has the meaning ascribed to it in Article 69.

“Special Ordinary Shareholders”	means Inke Investment Holding Limited, Ever Innovative International Limited, Mingyue GD Holdings Limited, RUI XI ENTERPRISE LIMITED (for RUI XI ENTERPRISE LIMITED, only with respect to the 1,296,729 Ordinary Shares acquired from the Founder Holdcos) and their respective permitted transferees, successors permitted assignees.

“Special Resolution”	in accordance with the Statute and these Articles, a resolution passed at a general meeting (or, if so specified, a meeting of Members holding a class of shares) of the Company by a majority of not less than two thirds (2/3) (or such greater number as may be specified in these Articles) of the vote cast, as provided in the Statute including the Ordinary Majority, or a written resolution passed by unanimous consent of all Members entitled to vote subject to Article 20.

“Statute”	means the Companies Act (As Revised) of the Cayman Islands, as revised, and every statutory modification or re-enactment thereof for the time being in force.

“Subsidiary”	means, with respect to any subject entity (the “subject entity”), (i) any company, partnership or other entity (x) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors or (y) more than a fifty percent (50%) interest in the profits or capital of such entity are owned or controlled directly or indirectly by the subject entity or through one (1) or more Subsidiaries of the subject entity, (ii) any entity whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with the IFRS, or (iii) any entity with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another Subsidiary. Notwithstanding the above, as applied to the Company, the term “Subsidiary” or “subsidiary” shall include the HK Company and the PRC Companies.

“Super Series F Majority”	means the holder(s) representing seventy percent (70%) or more of the voting power of the issued and outstanding Series F Preferred Shares (voting as a single class).

“SVF”	means SVF II Zeal Subco (DE) LLC, its permitted transferees, successors permitted assignees.

“Trade Sale”	means a single transaction, or series of related transactions, of:

(i) the acquisition of the Company or any other Group Company or Group Companies which individually or collectively holds all or substantially all of the assets of the Group Companies or operates a majority of the Principal Business, (taken as a whole, the “Material Group Companies”) (whether by a sale of equity, merger or consolidation) in which in excess of fifty percent (50%) of the Company and/or such Material Group Companies’ voting power or shares outstanding before such transaction is transferred;

(ii) the sale, transfer or other disposition of all or substantially all of the assets, or intellectual property of the Group Companies taken as a whole; or

(iii) the exclusive licensing of all or substantially all of the Group Companies’ Proprietary Rights (as defined in the Shareholders Agreement) taken as a whole.

“Transfer”	has the meaning ascribed to it in Article 139.

“Transfer Notice”	has the meaning ascribed to it in Article 11A(1)(b).

“Transfer Shares”	has the meaning ascribed to it in Article 11A(1)(b).

“Transaction Documents”	has the meaning ascribed to it in the Shareholders Agreement, provided that, for the avoidance of doubt, the Transaction Documents shall include the Policy Agreement in respect of the IFC Investors only.

“Warrantors”	has the meaning ascribed to it in the Shareholders Agreement.

“WFOE”	means Shanghai Zhangxue Education Technology Co., Ltd. (上海掌学教育科技有 限公司).

“WP”	means Demantoid Gem Holdings Limited, together with its successors, transferees and permitted assigns.

“WP Director”	has the meaning ascribed to it in Article 69.

“Zhangda”	means Shanghai Zhangda Education Technology Co., Ltd. (上海掌答教育科技有 限公司).

“Zhangda Control Documents”	has the meaning ascribed in the Shareholders Agreement.

“Zhangshi Control Documents”	has the meaning ascribed in the Shareholders Agreement.

In the Articles:

1.1	words importing the singular number include the plural number and vice-versa;

1.2	words importing the masculine gender include the feminine gender;

1.3	words importing Persons include corporations;

1.4	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an electronic record;

1.5	references to provisions of any Law shall be construed as references to those provisions as revised, modified, re-enacted or replaced from time to time.

1.6

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

1.7	headings are inserted for reference only and shall be ignored in construing these Articles;

1.8	any reference to any Person shall be construed so as to include its successors in title, permitted assigns and transferees; and

1.9	in these Articles Sections 8 and 19(3) of the Electronic Transactions Act (As Revised) shall not apply.

2	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit, notwithstanding that only part of the shares may have been allotted.

3	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

CERTIFICATES FOR SHARES

4

Share certificates representing shares of the Company shall be in such form as shall be determined by the Directors. Share certificates may be under Seal. All certificates for shares shall be consecutively numbered or otherwise identified and shall specify the shares to which they relate. The name and address of the Person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered in the register of Members of the Company. All certificates surrendered to the Company for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled. The Directors may authorize certificates to be issued with the seal and authorized signature(s) affixed by some method or system of mechanical process.

5

Notwithstanding Article 4 of these Articles, if a share certificate be defaced, lost or destroyed, it may be renewed on payment of a fee of one dollar (US$l.00) or such lesser sum and on such terms (if any) as to evidence and indemnity and the payment of the expenses incurred by the Company in investigating evidence, as the Directors may prescribe.

ISSUE OF SHARES

6

Subject to the relevant provisions, if any, in the Memorandum of Association,these Articles, the Shareholders Agreement and to any direction that may be given by the Company in general meeting and without prejudice to any special rights previously conferred on the holders of existing shares, the Directors may allot, issue, grant options over or otherwise dispose of shares of the Company (including fractions of a share) with or without preferred, deferred or other special rights or restrictions, whether with regard to dividend, voting, return of capital or otherwise and to such Persons, at such times and on such other terms as they think proper. The Company shall not issue shares in bearer form.

7

The Company shall maintain a register of its Members and every Person whose name is entered as a Member in the register of Members shall be entitled without payment to receive within two (2) months after allotment or lodgment of transfer (or within such other period as the conditions of issue shall provide) one (1) certificate for all his shares or several certificates each for one or more of his shares upon payment of fifty cents (US$0.50) for every certificate after the first or such less sum as the Directors shall from time to time determine provided that in respect of a share or shares held jointly by several Persons the Company shall not be bound to issue more than one certificate and delivery of a certificate for a share to one of the several joint holders shall be sufficient delivery to all such holders.

TRANSFER OF SHARES

8

The instrument of transfer of any share shall be in writing and shall be executed by or on behalf of the transferor and the transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the register of Members in respect thereof.

9

The Directors may in their absolute discretion decline to register any transfer of Shares with reasonable cause. The Directors shall register any transfer of Shares except where holders proposing or effecting the transfers of the Shares are subject to binding written agreements with the Company and other Shareholders which restrict the transfer of the Shares held by such holders and such holders have not complied with the terms of such agreements or the restrictions have not been waived in accordance with their terms. If the Directors refuse to register a transfer, they shall notify the transferee within five (5) Business Days of such refusal, providing a detailed explanation of the reason therefor. Notwithstanding the foregoing, if a transfer complies with the holder’s transfer obligations and restrictions set forth in agreements with the Company, the Directors shall register such transfer.

10

The registration of transfers may be suspended at such time and for such periods as the Directors may from time to time determine, provided always that such registration shall not be suspended for more than thirty (30) days in any year.

RESTRICTIONS ON TRANSFERS OF ORDINARY SHARES

11 A. (1)	Right Holders’ Right of First Refusal:

(a)

Restriction on Transfers. Subject to Article 11B and Articles 139 through 150, each Selling Shareholder shall not sell, transfer, pledge, hypothecate, encumber or otherwise dispose of its Shares to any Person, whether directly or indirectly, except with the prior written consent of the Preferred Majority and in compliance with Article 11A(1) and Article 11A(2). In the case that any Share is held by his/its ultimate beneficial owner through one or more level(s) of holding companies (including, without limitation, the Founder Holdcos), any transfer, repurchase, or new issuance of the shares of such holding companies or similar transactions shall be deemed as an indirect transfer of such Share. The restrictions on the transfer of the Shares held by the Key Parties shall apply to such indirect transfer and shall not be circumvented by means of any indirect transfer of the Shares.

(b)

Notice of Sale. If any Selling Shareholder proposes to sell or transfer, directly or indirectly, any of its Shares (the “Transfer Shares”), then the Selling Shareholder shall promptly give a written notice (the “Transfer Notice”) to each Preferred Shareholder (each, a “Right Holder”) and to the Company, which Transfer Notice shall include (i) the number of Transfer Shares to be sold or transferred and the nature of such sale or transfer, (ii) the identity (identities) (including name(s) of the prospective transferee(s)), and (iii) the consideration and the material terms and conditions upon which the proposed sale or transfer is to be made. The Transfer Notice shall include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed transfer.

(c)

Notice of Purchase. Each Right Holder shall be entitled to purchase all or any part of such Right Holder’s pro rata share of the Transfer Shares at the price and upon the terms and conditions specified in the Transfer Notice by giving a written notice to the Selling Shareholder within twenty-five (25) Business Days after the date of the Transfer Notice (the “First Refusal Period”) stating therein the number of Transfer Shares to be purchased. If a Right Holder exercises such right and notifies the Selling Shareholder of the number of Transfer Shares to be purchased, then such Right Holder shall complete the purchase of the Transfer Shares on the same terms and conditions as those set out in the Transfer Notice. A failure by a Right Holder to respond within such prescribed period shall constitute a decision by such Right Holder not to exercise its right to purchase such Transfer Shares. For the purposes of this clause (c), each Right Holder’s pro rata share of the Transfer Shares shall be equal to the number of Transfer Shares, multiplied by a fraction, the numerator of which shall be the number of Ordinary Shares (calculated on an as-converted basis assuming conversion of all convertible securities) held by such Right Holder on the date of the Transfer Notice and the denominator of which shall be the total number of Ordinary Shares (calculated on an as-converted basis assuming conversion of all convertible securities) held on the date of the Transfer Notice by all Right Holders which exercise their right of first refusal under this clause (c) on the date of the Transfer Notice. Each Right Holder shall be entitled to apportion the right of first refusal hereby granted to it in such proportions as it deems appropriate, among itself and its Affiliates which are not Competitors.

(d)

Second Transfer Notice; Over-Allotment. To the extent that any Right Holder does not exercise its right of first refusal to the full extent to purchase such Right Holder’s pro rata share of the Transfer Shares, the Selling Shareholder shall deliver written notice thereof (the “Second Transfer Notice”), within five (5) days after the expiration of the First Refusal Period, to each Right Holder that elected to the full extent to purchase such Right Holder’s pro rata share of the Transfer Shares (the “Exercising Holder”). Each Exercising Holder shall have five (5) Business Days from the date of the Second Transfer Notice (the “Second Refusal Period”) to notify the Selling Shareholder of its desire to purchase more than its pro rata share of the Transfer Shares, stating the number of the additional Transfer Shares it proposes to purchase. Such notice may be made by telephone if followed by a written confirmation within two (2) Business Days from the date of verbal notice. If as a result thereof, such over-allotment exceeds the total number of the remaining Transfer Shares available for purchase, the over-purchasing Exercising Holders will be cut back or limited by the Selling Shareholder with respect to their over-allotment to that number of remaining Transfer Shares equal to the lesser of (a) the number of the additional Transfer Shares it proposes to purchase; (b) the product obtained by multiplying (i) the number of the remaining Transfer Shares available for purchase by (ii) a fraction the numerator of which is the number of Ordinary Shares (calculated on an as-converted basis assuming conversion of all convertible securities) held by each over-purchasing Exercising Holder and the denominator of which is the total number of Ordinary Shares (calculated on an as-converted basis assuming conversion of all convertible securities) held by all the over-purchasing Exercising Holders. Each overpurchasing Exercising Holder shall be obligated to purchase such number of additional Transfer Shares as determined by the Selling Shareholder pursuant to this subsection (d) and the Selling Shareholder shall so notify such Exercising Holders within fifteen (15) Business Days from the date of the Second Transfer Notice.

(e)

Non-Exercise. Subject to the provisions of Article 11A(2), in the event the Right Holder fails to purchase all of the Transfer Shares within the above-prescribed period, the Selling Shareholder shall have one hundred and twenty (120) days after delivery of the Transfer Notice to each Right Holder to sell such Transfer Shares not purchased by any Right Holder (the “Remaining Shares”) at a price upon terms and conditions no more favorable to the transferee than specified in the original Transfer Notice. In the event that the Selling Shareholder has not sold the Remaining Shares within such prescribed period, the Selling Shareholder shall not thereafter sell any Shares without first offering such Shares to the Right Holders in the manner provided in Article 11A(1) and Article 11A(2).

(f)

Closing. If any Right Holder elects to purchase the Transfer Shares pursuant to this Article 11A(1), then the payment for the Transfer Shares to be purchased shall be made within the twenty-five (25) Business Days after the expiration of the First Refusal Period or Second Refusal Period (as the case may be) by wire transfer in immediately available funds of the appropriate currency, against delivery of such Transfer Shares to be purchased, or at a place and time otherwise agreed by the Selling Shareholder and each Right Holder that has elected to purchase all or part of the Transfer Shares.

(2)

Right Holders’ Right of Co-Sale: To the extent any Right Holder does not exercise its respective rights of first refusal at all as to all of the Transfer Shares pursuant to Article 11A(1), such Right Holder shall have the right, exercisable upon delivery of a written notice to the Selling Shareholder, with a copy to the Company, within twenty-five (25) Business Days after the date of the Transfer Notice, to participate in the sale of any Transfer Shares to the extent of such Right Holder’s Pro Rata Co-Sale Share at the same price and upon the same terms and conditions indicated in the Transfer Notice. A failure by any Right Holder to respond within such prescribed period shall constitute a decision by such Right Holder not to exercise its right of co-sale as provided herein. To the extent one (1) or more of the Right Holder(s) exercises such right of co-sale in accordance with the terms and conditions set forth below, the number of Transfer Shares that the Selling Shareholder may sell in the transaction shall be correspondingly reduced. The foregoing co-sale right of each Right Holder shall be subject to the following terms and conditions:

(a)

each Right Holder may sell all or any part of its Pro Rata Co-Sale Share of the Transfer Shares. A Right Holder’s “Pro Rata Co-Sale Share” of a specified quantity of Transfer Shares shall mean that number of Ordinary Shares (or that number of Preferred Shares which, if converted at the current conversion ratio, would equal that number of Ordinary Shares) which equals the specified quantity of Transfer Shares proposed to be transferred multiplied by a fraction equal to (i) the total number of Ordinary Shares (on an as-converted basis) then held by such Right Holder exercising co-sale rights pursuant to this Article 11A(2), divided by (ii) the total number of Ordinary Shares held by the Selling Shareholder plus the total number of Ordinary Shares then held by all Right Holders exercising co-sale rights pursuant to this Article 11A(2), on an as-converted basis. As used in this provision, the phrase “on an as-converted basis” shall mean assuming conversion of all Preferred Shares but not assuming exercise or conversion of any other outstanding option, warrants, or other convertible securities.

(b)

each Right Holder shall effect its participation in the sale by promptly delivering to the Selling Shareholder, with a copy to the Company, for transfer to the prospective purchaser share certificates in respect of all Shares to be sold by such Right Holder and a transfer form signed by such Right Holder, which indicates:

(i)	the number of Ordinary Shares which such Right Holder elects to sell;

(ii)	that number of Preferred Shares which is at such time convertible into the number of Ordinary Shares that such Right Holder elects to sell; or

(iii)	any combination of the foregoing;

provided, however, that if the prospective purchaser objects to the allotment of Preferred Shares in lieu of Ordinary Shares, such Right Holder shall convert such Preferred Shares into Ordinary Shares and allot Ordinary Shares. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser.

(c)

Procedure at Closing. The share certificate or certificates that such Right Holder delivers to the Selling Shareholder pursuant to Article 11A(2)(b) shall be transferred to the prospective purchaser in consummation of the sale of the Transfer Shares pursuant to the terms and conditions specified in the Transfer Notice, and the Selling Shareholder shall concurrently therewith remit to such Right Holder that portion of the sale proceeds to which such Right Holder is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibit such assignment or otherwise refuse to purchase shares or other securities from a Right Holder exercising its rights of co-sale hereunder, the Selling Shareholder shall not sell any Transfer Shares to such prospective purchaser or purchasers unless and until, simultaneously with such sales, the Selling Shareholder shall purchase such shares or other securities from such Right Holder. In selling their Shares pursuant to their co-sale right hereunder, the Right Holders shall not be required to give any representations or warranties with respect to their Shares to be sold except to confirm that they have not transferred or encumbered such Shares.

(d)

Non-Exercise. Subject to Article 11A(1), to the extent the Right Holders do not elect to participate in the sale of Transfer Shares pursuant to the Transfer Notice, the Selling Shareholder may, not later than one hundred and twenty (120) days following delivery of the Transfer Notice to each Right Holder, effect a transfer of the Remaining Shares covered by the Transfer Notice and not elected to be sold by the Right Holders. Any proposed transfer on terms and conditions more favorable than those described in the Transfer Notice, as well as any subsequent proposed transfer of any Shares by the Selling Shareholder, shall be subject to the procedures described in Article 11A(1) and Article 11A(2).

(3)

Prohibited Transfer. Any attempt by a Selling Shareholder to sell any Transfer Shares in disregard or contravention of Article 11A, or Article 11B (a “Prohibited Transfer”) shall be void and ineffective for any and all purposes and shall not confer on any transferee or purported transferee any rights whatsoever, and the Company and such Selling Shareholders shall not recognize any such transfer, sale or issuance. The Company agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such shares without the written consents of the Preferred Majority.

B.	Restrictions on Transfers:

Subject to Article 11A(1), Article 11A(2) and the provisions of any severance agreement that the Key Parties may enter into, each Key Party agrees that, without the prior written consent of the Preferred Majority, she/he shall not and shall cause the Group Companies’ senior management and other Ordinary Shareholders (other than the Special Ordinary Shareholders) not to, directly or indirectly, Transfer any of his/her Equity Securities in the Company or any of other Group Companies at any time prior to a Qualified IPO. In the case that any such Equity Securities are held by their ultimate beneficial owner through one or more level(s) of holding companies, any Transfer, repurchase, or new issuance of the shares of such holding companies or similar transactions that have the effect of changing the beneficial ownership of such Equity Securities shall be deemed as an indirect Transfer of such Equity Securities. The restrictions on the Transfer of such Equity Securities held by the Key Parties in these Articles shall apply to such indirect Transfer and shall not be circumvented by means any indirect Transfer of the Equity Securities. Notwithstanding anything to the contrary contained herein, the transfer restrictions set forth in Article 11A or otherwise hereunder on each Key Party hereunder shall not apply to (a) any sale or transfer of Shares to the Company pursuant to a repurchase right or right of first refusal held by the Company in the event of a termination of employment or consulting relationship, and (b) for bona fide estate planning purposes, transfer of no more than ten percent (10%) of the number of the Shares directly or indirectly held by such Key Party on the date hereof to such Key Party’s parents, children, spouse, or to a trustee, executor, or other fiduciary controlled by such Key Party’s parents, children, spouse, or transfer of any Shares directly or indirectly held by such Key Party to a trust controlled by or for the benefit of such Key Party, to a company controlled by such Key Party or to such Key Party’s trustee, executor or other fiduciary, the date hereof (the number of Shares shall be subject to appropriate adjustment in the event of any share dividend, share split, combination or other similar recapitalization with respect to the Shares after the Closing) (each transferee pursuant to the foregoing subsection (b), a “Permitted Transferee”); provided that (i) in case of a Transfer pursuant to the foregoing subsection (b), such Transfer shall not cause an obstacle to the consummation of the Qualified IPO by the Company, and to the extent required by the Qualified IPO, the transferees shall execute consent letters agreeing that the voting rights of the transferred Equity Securities shall vest to the Key Parties after the Transfer; (ii) adequate documentation therefor is provided to the Preferred Shareholders and that any such Permitted Transferee agrees in writing to be bound by the Shareholders Agreement in place of the relevant transferor by executing an Adherence Agreement as provided in Section 6.1(d) of the Shareholders Agreement; and (iii) such Transfer is effected in compliance with all applicable Laws including, without limitation, Circular 37; provided, further, in case of the Transfer pursuant to the foregoing subsection (b), such transferor shall remain liable for any breach by such Permitted Transferee of any provision hereunder.

For the avoidance of doubt, Transfers of the Preferred Shares by any Preferred Shareholder or Transfer of the Ordinary Shares by any Special Ordinary Shareholder shall not be subject to any restrictions on Transfer, including but not limited to right of first refusal, co-sale rights, or other contractual conditions; provided that (i) such Transfer is effected in compliance with all applicable Laws, (ii) the transferee agrees in writing to be bound by the Shareholders Agreement in place of the relevant transferor by executing an Adherence Agreement as provided in Section 6.1(d) of the Shareholders Agreement, (iii) such Preferred Shareholder or Special Ordinary Shareholder gives written notice to other shareholders and the Company within ten (10) days prior to the Transfer, and (iv) without prior written consent of the Ordinary Majority, the transferee shall not be any operator of the brands as listed in Schedule C of the Shareholders Agreement (which can be updated: (y) no more than once for each year from the Series G Issue Date by the Key Parties by replacing no more than two (2) operators each time, subject to a maximum number of thirteen (13) operators; and (z) by serving a written notice to the Preferred Shareholders at least ten (10) Business Days prior to such update (such operators collectively referred as the “Competitors”)), provided further that such restriction (and any restriction on assignment of any rights and/or obligation to the aforementioned operators) shall not apply to Articles 139 through 150. The Company shall use commercially reasonable efforts to discuss with SVF and Genesis any updates to the Schedule C of the Shareholders Agreement on good faith basis before the update to the Schedule C of the Shareholders Agreement, provided that such discussion shall not be deemed as a condition precedent to the update of the Schedule C of the Shareholders Agreement by the Company. Notwithstanding the foregoing, solely with respect to Freesia, any change in the identity and/or composition of the direct or indirect shareholders of Freesia that occurs solely pursuant to an applicable Governmental Order, to the extent that after such change Freesia remains controlled by a PRC Governmental Authority, shall not be deemed an indirect Transfer to a Competitor for all purposes hereof; provided that Freesia agrees not to abuse the exception set out in the foregoing for the purpose of circumventing the restriction set forth in subsection (iv) of this paragraph. Notwithstanding the foregoing, any Transfer of any Equity Security by any Preferred Shareholder other than any direct Transfer of any Shares of the Company shall not be subject to the transfer restrictions under subsections (ii) and (iii) of this paragraph above; provided that the Preferred Shareholders shall at all times comply with the restriction set forth in subsections (i) and (iv) of this paragraph. For the avoidance of doubt, all Shares held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under these Articles and other Transaction Documents, and such Affiliated Persons may apportion such rights as among themselves in any manner they deem appropriate.

REDEEMABLE SHARES

12 (a)

Subject to the provisions of the Statute, these Articles (including without limitation Article 20), the Memorandum of Association and the Shareholders Agreement, shares may be issued on the terms that they are, or at the option of the Company or the holder are, to be redeemed.

(b)

Subject to the provisions of the Statute, these Articles (including without limitation Article 20), the Memorandum of Association and the Shareholders Agreement, the Company may purchase its own shares.

VARIATION OF RIGHTS OF SHARES

13

Unless otherwise provided in Article 20, if at any time the share capital of the Company is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up and except where these Articles or the Statute impose any stricter quorum, voting or procedural requirements in regard to the variation of rights attached to a specific class, be varied with the consent in writing of the holders representing more than two thirds (2/3) of the voting power of the issued and outstanding shares of that class, or with the sanction of a Special Resolution passed at a general meeting of the holders of the shares of that class.

The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one class of shares except that the necessary quorum shall be one (1) Person holding or representing by proxy at least one-third (1/3) of the voting power of the issued and outstanding shares of the class and that any holder of shares of the class present in person or by proxy may demand a poll.

14

The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

COMMISSION ON SALE OF SHARES

15

The Company may in so far as the Statute from time to time permits, pay a commission to any Person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares of the Company. Such commissions may be satisfied by the payment of cash or the lodgment of fully or partly paid-up shares or a combination of any of the foregoing. The Company may also on any issue of shares pay such brokerage as may be lawful.

CONVERSION OF PREFERRED SHARES

16

The holders of the Preferred Shares have the following conversion rights described below with respect to the conversion of the Preferred Shares into Ordinary Shares. (A) The number of Ordinary Shares to which a holder shall be entitled upon conversion of any Series Seed Preferred Share shall be the quotient of the Series Seed Issue Price divided by the then-effective Series Seed Conversion Price. The “Series Seed Conversion Price” shall initially equal the Series Seed Issue Price, and each shall be adjusted from time to time as provided in Article 17 below. (B) The number of Ordinary Shares to which a holder shall be entitled upon conversion of any Series A-1 Preferred Share shall be the quotient of the Series A-1 Issue Price divided by the then-effective Series A-1 Conversion Price. The “Series A-1 Conversion Price” shall initially equal the Series A-1 Issue Price, and each shall be adjusted from time to time as provided in Article 17 below. (C) The number of Ordinary Shares to which a holder shall be entitled upon conversion of any Series A-2 Preferred Share shall be the quotient of the Series A-2 Issue Price divided by the then-effective Series A-2 Conversion Price. The “Series A-2 Conversion Price” shall initially equal the Series A-2 Issue Price, and each shall be adjusted from time to time as provided in Article 17 below. (D) The number of Ordinary Shares to which a holder shall be entitled upon conversion of any Series B Preferred Share shall be the quotient of the Series B Issue Price divided by the then-effective Series B Conversion Price. The “Series B Conversion Price” shall initially equal the Series B Issue Price, and each shall be adjusted from time to time as provided in Article 17 below. (E) The number of Ordinary Shares to which a holder shall be entitled upon conversion of any Series C-1 Preferred Share shall be the quotient of the Series C-1 Issue Price divided by the then-effective Series C-1 Conversion Price. The “Series C-1 Conversion Price” shall initially equal the Series C-1 Issue Price, and each shall be adjusted from time to time as provided in Article 17 below. (F) The number of Ordinary Shares to which a holder shall be entitled upon conversion of any Series C-2 Preferred Share shall be the quotient of the Series C-2 Issue Price divided by the then-effective Series C-2 Conversion Price. The “Series C-2 Conversion Price” shall initially equal the Series C-2 Issue Price, and each shall be adjusted from time to time as provided in Article 17 below. (G) The number of Ordinary Shares to which a holder shall be entitled upon conversion of any Series C-3 Preferred Share shall be the quotient of the Series C-3 Issue Price divided by the then-effective Series C-3 Conversion Price. The “Series C-3 Conversion Price” shall initially equal the Series C-3 Issue Price, and each shall be adjusted from time to time as provided in Article 17 below. (H) The number of Ordinary Shares to which a holder shall be entitled upon conversion of any Series D Preferred Share shall be the quotient of the Series D Issue Price divided by the then-effective Series D Conversion Price. The “Series D Conversion Price” shall initially equal the Series D Issue Price, and each shall be adjusted from time to time as provided in Article 17 below. (I) The number of Ordinary Shares to which a holder shall be entitled upon conversion of any Series E Preferred Share shall be the quotient of the Series E Issue Price divided by the then-effective Series E Conversion Price. The “Series E Conversion Price” shall initially equal the Series E Issue Price, and each shall be adjusted from time to time as provided in Article 17 below. (J) The number of Ordinary Shares to which a holder shall be entitled upon conversion of any Series F Preferred Share shall be the quotient of the Series F Issue Price divided by the then-effective Series F Conversion Price. The “Series F Conversion Price” shall initially equal the Series F Issue Price, and each shall be adjusted from time to time as provided in Article 17 below. (K) The number of Ordinary Shares to which a holder shall be entitled upon conversion of any Series G Preferred Share shall be the quotient of the Series G Issue Price divided by the then-effective Series G Conversion Price. The “Series G Conversion Price” shall initially equal the Series G Issue Price, and each shall be adjusted from time to time as provided in Article 17 below. For the avoidance of doubt, the initial conversion ratio for the Preferred Shares to the Ordinary Shares shall be 1:1.

(a)

Optional Conversion. Subject to and in compliance with the provisions of this Article 16(a) and subject to complying with the requirements of the Statute, any Preferred Share may, at the option of the holder thereof, be converted at any time into fully-paid and nonassessable Ordinary Shares based on the then-effective applicable Conversion Price.

(b)

Automatic Conversion. Without any action being required by the holder of such Preferred Shares and whether or not the certificates representing such Preferred Shares are surrendered to the Company or its transfer agent, each Preferred Share shall automatically be converted, based on the then-effective applicable Conversion Price, into Ordinary Shares upon the closing of a Qualified IPO, or (i) solely with respect to the Series Seed Preferred Shares, each Series Seed Preferred Share shall also automatically be converted, based on the then-effective Series Seed Conversion Price, into Ordinary Shares upon written consent of holders of at least fifty-one percent (51%) of the then issued and outstanding Series Seed Preferred Shares (voting as a single class), (ii) solely with respect to the Series A Preferred Shares, each Series A Preferred Share shall also automatically be converted, based on the then-effective Series A Conversion Price, into Ordinary Shares upon written consent of holders of at least fifty-one percent (51%) of the then issued and outstanding Series A Preferred Shares (voting as a single class), (iii) solely with respect to the Series B Preferred Shares, each Series B Preferred Share shall also automatically be converted, based on the then-effective Series B Conversion Price, into Ordinary Shares upon written consent of holders of at least fifty-one percent (51%) of the then issued and outstanding Series B Preferred Shares (voting as a single class); (iv) solely with respect to the Series C Preferred Shares, each Series C Preferred Share shall also automatically be converted, based on the then-effective Series C Conversion Price, into Ordinary Shares upon written consent of holders of at least fifty-one percent (51%) of the then issued and outstanding Series C Preferred Shares (voting as a single class); (v) solely with respect to the Series D Preferred Shares, each Series D Preferred Share shall also automatically be converted, based on the then-effective Series D Conversion Price, into Ordinary Shares upon written consent of holders of more than seventy-five percent (75%) of the then issued and outstanding Series D Preferred Shares (voting as a single class); (vi) solely with respect to the Series E Preferred Shares, each Series E Preferred Share shall also automatically be converted, based on the then-effective Series E Conversion Price, into Ordinary Shares upon written consent of holders of more than seventy percent (70%) of the then issued and outstanding Series E Preferred Shares (voting as a single class) (which shall include Freesia, for so long as Freesia holds no less than 25,352,171 Series E Preferred Shares, subject to appropriate adjustment in the event of any share dividend, share split, combination or other similar recapitalization with respect to the Series E Preferred Shares; provided that written consent given by the observer appointed by Freesia with respect hereto shall be deemed as written consent given by Freesia for such purpose); (vii) solely with respect to the Series F Preferred Shares, each Series F Preferred Share shall also automatically be converted, based on the then-effective Series F Conversion Price, into Ordinary Shares upon written consent of holders of more than sixty percent (60%) of the then issued and outstanding Series F Preferred Shares (voting as a single class); and (viii) solely with respect to the Series G Preferred Shares, each Series G Preferred Share shall also automatically be converted, based on the then-effective Series G Conversion Price, into Ordinary Shares upon written consent of holders of more than fifty-one percent (51%) of the then issued and outstanding Series G Preferred Shares (voting as a single class). Any conversion pursuant to this Article 16(b) shall be referred to as an “Automatic Conversion”.

(c)

Mechanics of Conversion. No fractional Ordinary Share shall be issued upon conversion of the Preferred Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then-effective Conversion Price. Before any holder of Preferred Shares shall be entitled to convert the same into full Ordinary Shares and to receive certificates therefor, the holder shall surrender the certificate or certificates for the applicable Preferred Shares, duly endorsed, at the principal office of the Company or of any transfer agent for the Preferred Shares to be converted and shall give written notice to the Company at such office that the holder elects to convert the same. The Company shall promptly issue and deliver at such office to such holder of the Preferred Shares a certificate or certificates for, a copy of the Company’s register of Member showing such holder of the Preferred Shares as a holder of, the number of issued and allotted Ordinary Shares to which the holder shall be entitled as aforesaid certified by the Company’s registered office provider and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional Ordinary Shares. The Preferred Shares converted into Ordinary Shares shall be cancelled and shall not be reissued. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates for the Preferred Shares to be converted, and the Person or Persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares on such date. For the avoidance of doubt, no conversion shall prejudice the right of a holder of Preferred Shares to receive dividends and other distributions declared but not paid as at the date of conversion on the Preferred Shares being converted.

(d)	The Company may give effect to any conversion pursuant to these Articles by one or more of the following methods:

(i)

If the total nominal par value of the Preferred Shares being converted is equal to the total nominal par value of the Ordinary Shares into which such Preferred Shares convert such that each Preferred Share is convertible into one (1) Ordinary Share and both the Preferred Share and the Ordinary Share have the same par value, the Company may, by resolution of the Board, re-designate the Preferred Shares to Ordinary Shares. On re-designation, each Preferred Share to be converted shall become an Ordinary Share with the rights, privileges, terms and obligations of the class of Ordinary Shares and the converted Ordinary Shares shall thenceforth form part of the class of the Ordinary Shares (and shall cease to form part of the class of Preferred Shares for all purposes).

(ii)

The Board may by resolution resolve to redeem the Preferred Shares for the purpose of this Article (and, for accounting and other purposes, may determine the value therefor) and in consideration therefor issue fully-paid Ordinary Shares in relevant number.

(iii)

The Board may by resolution adopt any other method permitted by the Statute including capitalizing reserves to pay up new Ordinary Shares, or by making a fresh issue of Ordinary Shares, except that if conversion is capable of being effected in the manner described in paragraph (i) above, the conversion shall be effected in that manner in preference to any other method permitted by Law or these Articles.

(e)

Availability of Shares Issuable Upon Conversion. The Company shall at all times keep available out of its authorized but unissued Ordinary Shares, free of Liens of any kind, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all issued and outstanding Preferred Shares, and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then issued and outstanding Preferred Shares, in addition to such other remedies as shall be available to the holder of such Preferred Shares, the Company shall take such corporate action as may, in accordance with the Articles and the Statute, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes.

(f)

Cessation of Certain Rights on Conversion. Subject to Article 16(c), on the date of conversion of any series of Preferred Shares to Ordinary Shares, the holder of the Preferred Shares to be converted shall cease to be entitled to any rights in respect of such Preferred Shares and accordingly his name shall be removed from the register of Members as the holder of such Preferred Shares and shall correspondingly be inserted onto the register of Members as the holder of the number of Ordinary Shares into which such Preferred Shares converts.

(g)	Ordinary Shares Resulting from Conversion. The Ordinary Shares resulting from the conversion of the Preferred Shares:

(i)	shall be credited as fully paid and non-assessable;

(ii)	shall rank pari passu in all respects and form one class with the Ordinary Shares then issued; and

(iii)	shall entitle the holder to all dividends payable on the Ordinary Shares by reference to a record date after the date of conversion.

ADJUSTMENTS TO CONVERSION PRICE

17 (a)	Special Definitions. For the purposes of this Article 17, the following definitions shall apply:

(i)	“Options” mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Ordinary Shares or Convertible Securities.

(ii)

“Convertible Securities” shall mean any notes, debentures, indebtedness, preferred shares or other securities or rights which are ultimately directly or indirectly convertible into or exchangeable for Ordinary Shares.

(iii)

“Additional Ordinary Shares” (each an “Additional Ordinary Share”) shall mean all Ordinary Share Equivalents (including reissued shares) issued (or, pursuant to Article 17(c), deemed to be issued) by the Company after the Series G Issue Date, other than:

(A)	Ordinary Shares issued upon conversion of Preferred Shares;

(B)

any Ordinary Shares (including any of such shares which are repurchased) issued or issuable to officers, directors, employees and consultants of the Group Companies pursuant to any equity plan or incentive arrangement approved in accordance with Article 20 hereof and the Shareholders Agreement;

(C)	those issued as a dividend or distribution on the Preferred Shares or any event for which adjustment is made pursuant to Article 17(f), 17(g) or 17(h) hereof;

(D)	those issued pursuant to the Transaction Documents; and

(E)	those issued in an underwritten registered public offering by the Company approved in accordance with Article 20 hereof and the Shareholders Agreement.

(b)

No Adjustment of Conversion Price. No adjustment in the applicable Conversion Price shall be made in respect of the issuance of Additional Ordinary Shares unless the consideration per share for any Additional Ordinary Share issued or deemed to be issued by the Company is less than the applicable Conversion Price in effect on the date of and immediately prior to such issue.

(c)

Deemed Issue of Additional Ordinary Shares. In the event the Company at any time and from time to time after the Series G Issue Date issues any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number for anti-diluation adjustments) of Ordinary Shares issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Ordinary Shares issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided, that Additional Ordinary Shares shall not be deemed to have been issued unless the consideration per share (determined pursuant to Article 17(e) hereof) of such Additional Ordinary Shares would be less than the applicable Conversion Price in effect on the dates of and immediately prior to such issue, or such record date, and provided, further that in any such case in which Additional Ordinary Shares are deemed to be issued:

(i)

no further adjustment in the applicable Conversion Price shall be made upon the subsequent issue of Convertible Securities or Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(ii)

if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or increase or decrease in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(iii)

upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(A)

in the case of Convertible Securities or Options for Ordinary Shares, the only Additional Ordinary Shares issued were Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange; and

(B)

in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the Additional Ordinary Shares deemed to have been then issued was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(iv)

no re-adjustment pursuant to clause (ii) or (iii) above shall have the effect of increasing the applicable Conversion Price to an amount which exceeds the lower of (i) with respect to such Preferred Share that would have been in effect had no such adjustments in relation to the issuance of the Options or Convertible Securities been made, or (ii) the applicable Conversion Price that would have resulted from any issuance of Additional Ordinary Shares between the original adjustment date and such re-adjustment date; and

(v)

in the case of any Options which expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the applicable Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the manner provided in clause (iii) above.

(d)

Adjustment of Applicable Conversion Price (other than the Series Seed Conversion Price) Upon Issuance of Additional Ordinary Shares. In the event that the Company shall issue or be deemed to have issued Additional Ordinary Shares, at any time after the Series G Issue Date, without consideration or for a consideration per share received by the Company (net of any selling concessions, discounts or commissions) that is less than the applicable Conversion Price (other than the Series Seed Conversion Price) in effect on the date of and immediately prior to such issue, then and in such event, the applicable Conversion Price (other than the Series Seed Conversion Price) shall be reduced, concurrently with such issue or deemed issue, to a price determined as set forth below, being no less than par value. The mathematical formula for determining the adjusted applicable Conversion Price (except for the Series Seed Conversion Price) is as follows and is subject to the more detailed textual description set forth thereafter:

AP = OP * (OS + (NP/OP))/(OS + NS)

WHERE:

AP =	adjusted applicable Conversion Price

OP =	old applicable Conversion Price in effect immediately before the issuance or sale of Additional Ordinary Shares

OS =	the number of issued and outstanding Shares (calculated on an as-converted basis) immediately before the Additional Ordinary Shares are issued or sold

NP =	the total consideration received for the issuance or sale of Additional Ordinary Shares

NS =	the number of Additional Ordinary Shares issued or sold

(e)	Determination of Consideration. For the purposes of this Article 17, the consideration received by the Company for the issue of any Additional Ordinary Shares shall be computed as follows:

(i)	Cash and Property. Except as provided in clause (ii) below, such consideration shall:

(A)

insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company, excluding amounts paid or payable for accrued interest or accrued dividends and excluding any discounts, commissions or placement fees payable by the Company to any underwriter or placement agent in connection with the issuance of any Additional Ordinary Shares;

(B)

insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined and approved in good faith by the Board (including the affirmative votes of at least the majority of the Preferred Directors in office); provided, however, that no value shall be attributed to any services performed by any employee, officer or director of the Company; and

(C)

in the event Additional Ordinary Shares are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received with respect to such Additional Ordinary Shares, computed as provided in clauses (A) and (B) above, as determined and approved in good faith by the Board (including the affirmative votes of at least the majority of the Preferred Directors in office).

(ii)

Options and Convertible Securities. The consideration per share received by the Company for Additional Ordinary Shares deemed to have been issued pursuant to Article 17(c), relating to Options and Convertible Securities, shall be determined by dividing

(A)

the total amount, if any, received or receivable by the Company (net of any selling concessions, discounts or commissions) as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(B)

the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(f)

Adjustments for Shares Dividends, Subdivisions, Combinations or Consolidations of Ordinary Shares. In the event the issued and outstanding Ordinary Shares shall be subdivided (by share dividend, share split, or otherwise), into a greater number of Ordinary Shares, the applicable Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the issued and outstanding Ordinary Shares shall be combined or consolidated, by recapitalization, reclassification or otherwise, into a lesser number of Ordinary Shares, the applicable Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(g)

Adjustments for Other Distributions. In the event the Company makes (or files a record date for the determination of holders of Ordinary Shares entitled to receive) any distribution payable in securities or assets of the Company other than Ordinary Shares, then and in each such event, provision shall be made so that the holders of Preferred Shares shall receive upon conversion thereof, in addition to the number of Ordinary Shares receivable thereupon, the amount of securities or assets of the Company which they would have received had their Preferred Shares been converted into Ordinary Shares on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities or assets receivable by them as aforesaid during such period, subject to all other adjustment called for during such period under this Article 17 with respect to the rights of the holders of the Preferred Shares.

(h)

Adjustments for Reorganizations, Mergers, Consolidatorsions, Reclassification, Exchange and Substitution. If at any time, or from time to time, the Ordinary Shares issuable upon conversion of the Preferred Shares shall be changed into the same or a different number of shares of any other class or classes of shares, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above) or the Company is consolidated, merged or amalgamated with or in other Person (other than a consolidation, merger or amalgamation treated as a Deemed Liquidation Event), then and in each such event, the holder of each applicable Preferred Share shall have the right thereafter to convert such share into the kind and amount of shares and other securities and property receivable upon such reorganization or reclassification or other change by holders of the number of Ordinary Shares that would have been subject to receipt by the holders upon conversion of the applicable series of Preferred Shares immediately before that change, all subject to further adjustment as provided herein.

(i)

No Impairment. The Company shall not, by amendment of these Articles or its Memorandum of Association or through any reorganization, recapitalization, transfer of assets, consolidation, merger, amalgamation, scheme of arrangement, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but shall at all times in good faith assist in the carrying out of all the provisions of Article 17 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Preferred Shares hereunder against impairment.

(j)

Certificate as to Adjustments. Upon the occurrence of each adjustment or re-adjustment of the applicable Conversion Price pursuant to this Article 17, the Company shall, at its sole expense, promptly compute such adjustment or re-adjustment in accordance with the terms hereof and furnish to each holder of Preferred Shares a certificate setting forth such adjustment or re-adjustment and showing in detail the facts upon which such adjustment or re-adjustment is based. The Company shall, upon the written request at any time of any holder of Preferred Shares, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and re-adjustments, (ii) the applicable Conversion Prices at the time in effect, and (iii) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of each series of Preferred Shares.

(k)	Miscellaneous.

(i)

All calculations under this Article 17 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share. Upon conversion of such number of Preferred Shares, the resultant aggregate number of Ordinary Shares to be issued to each holder of Preferred Shares if not a whole number (but part or fraction of an Ordinary Share), shall be rounded up to the nearest multiple of one (1) Ordinary Share such that the resultant aggregate number of Ordinary Shares to be issued to such holder of Preferred Shares shall be a whole number.

(ii)

The Preferred Majority shall have the right to challenge any determination by the Board of fair value pursuant to this Article 17, in which case such determination of fair value shall be made by an independent appraiser selected jointly by the Board (including the affirmative votes of at least the majority of the Preferred Directors in office) and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging parties.

(iii)

No adjustment in the applicable Conversion Price need be made if such adjustment would result in a change in such Conversion Price of less than US$0.005. Any adjustment of less than US$0.005 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of US$0.005 or more in the applicable Conversion Price.

(iv)

The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of Ordinary Shares upon conversion of the Preferred Shares, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of Ordinary Shares in a name other than that in which such Preferred Shares so converted were registered.

NOTICES OF RECORD DATE

18	In the event that the Company shall propose at any time:

(a)

to declare any dividend or distribution upon its Ordinary Shares, whether in cash, property, shares or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(b)	to offer for a subscription to the holders of any class or series of its shares on a pro-rata basis, any additional shares of any class or series or other rights;

(c)	to effect any reclassification or recapitalization of its Ordinary Shares issued and outstanding involving a change in the Ordinary Shares; or

(d)	to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up,

then, in connection with each such event, the Company shall send to the holders of the Preferred Shares:

(i)

at least twenty (20) days’ prior written notice specifying the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Ordinary Shares shall be entitled thereto); and

(ii)

in the case of the matters referred to in (c) and (d) above, at least twenty (20) days’ prior written notice specifying the date when the same shall take place (and specifying the date on which the holders of Ordinary Shares shall be entitled to exchange their Ordinary Shares for securities or other property deliverables upon the occurrence of such event).

Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of the Preferred Shares at the address for each such holder as shown on the books of the Company.

REDEMPTION

19        (a)          Series G Preferred Shares.

(1)

At any time after the earliest of (i) the occurrence of a material breach by any of the Group Companies, the Key Parties and other Warrantors of any of their respective representations, warranties, covenants, agreements or undertakings under any of the Transaction Documents, excluding the Policy Agreement, (ii) the failure by the Company to complete a Qualified IPO within forty-two (42) months following the Series F Issue Date, (iii) the revocation, rejection, non-renewal, disapproval of or failure to obtain any license, permit, governmental approval or certification material to the Principal Business, which results in the suspension of the majority of the Principal Business for a period exceeding six (6) consecutive months, (iv) the failure by any employee of any Group Company to receive any qualification, license or certification, which results in the revocation of the Material Group Companies business license(s) and further the suspension of the majority of the Principal Business for a period exceeding six (6) consecutive months, and (v) the request for redemption of shares by any other Preferred Shareholder (other than any request for redemption of shares by any IFC Investor pursuant to Article 19(c)(2)), each Series G Preferred Share shall be redeemable at the option of its holder, out of funds legally available therefor.

The redemption price per Series G Preferred Share shall be, at the sole election of such Series G Preferred Shareholder redeeming its Series G Preferred Share(s), the higher of: (x) the sum of (A) one hundred percent (100%) of the Series G Issue Price plus (B) a simple interest rate of fifteen percent (15%) per annum for each year such Series G Preferred Share was outstanding calculated from the Series G Issue Date through the date of redemption thereof (and calculated on a pro rata basis in case of a partial year) plus (C) all declared but unpaid dividends thereon up to the date of actual payment of such redemption price, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations or mergers; and (y) the fair market value per Series G Preferred Share as determined by an independent valuer agreed to by the Series G Majority and the Ordinary Majority (the “Series G Redemption Price”).

(b)	Series F Preferred Shares.

(1)

At any time after the earlier of (i) the occurrence of a material breach by any of the Group Companies, the Key Parties and other Warrantors of any of their respective representations, warranties, covenants, agreements or undertakings under any of the Transaction Documents, excluding the Policy Agreement, (ii) the failure by the Company to complete a Qualified IPO within forty-two (42) months following the Series F Issue Date, (iii) the revocation, rejection, non-renewal, disapproval of or failure to obtain any license, permit, governmental approval or certification material to the Principal Business, which results in the suspension of the majority of the Principal Business for a period exceeding six (6) consecutive months, (iv) the failure by any employee of any Group Company to receive any qualification, license or certification, which results in the revocation of the Material Group Companies business license(s) and further the suspension of the majority of the Principal Business for a period exceeding six (6) consecutive months, and (v) the request for redemption of shares by any other Preferred Shareholder (other than any request for redemption of shares by any IFC Investor pursuant to Article 19(c)(2)), each Series F Preferred Share shall be redeemable at the option of its holder, out of funds legally available therefor.

The redemption price per Series F Preferred Share shall be, at the sole election of such Series F Preferred Shareholder redeeming its Series F Preferred Share(s), the higher of (x) the sum of (A) one hundred percent (100%) of the Series F Issue Price plus (B) a simple interest rate of fifteen percent (15%) per annum for each year such Series F Preferred Share was outstanding calculated from the Series F Issue Date through the date of redemption thereof (and calculated on a pro rata basis in case of a partial year) plus (C) all declared but unpaid dividends thereon up to the date of actual payment of such redemption price, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations or mergers, or (y) the fair market value per Series F Preferred Share as determined by an independent valuer agreed to by the Series F Majority and the Ordinary Majority (the “Series F Redemption Price”).

(c)	Series E Preferred Shares.

(1)

At any time after the earlier of (i) the occurrence of a material breach by any of the Group Companies, the Key Parties and other Warrantors of any of their respective representations, warranties, covenants, agreements or undertakings under any of the Transaction Documents, excluding the Policy Agreement, (ii) the failure by the Company to complete a Qualified IPO within forty-two (42) months following the Series F Issue Date, (iii) the date on which there occurs an illicit act, fraud or other crime of any of the Group Companies, the Key Parties and other Warrantors, (iv) the resignation of Zhang Yi (张翼) or Yu Teng (余腾) from his/her employment with the Group Companies for reasons other than (A) mutual agreement between such Key Party and the Company; and (B) disability or death of such Key Party, (v) the revocation, rejection, non-renewal, disapproval of or failure to obtain any license, permit, governmental approval or certification material to the Principal Business, which results in the suspension of the Material Group Companies’ operations (taken as a whole) for a period exceeding six (6) consecutive months, (vi) the failure by any employee of any Group Company to receive any qualification, license or certification, which results in the revocation of the Material Group Companies business license(s) and further the suspension of Material Group Companies’ opertion (taken as a whole) for a period exceeding six (6) consecutive months, (vii) if there has been any substantial change in the applicable Laws that does not allow or materially restricts the Company to effectively control the PRC Companies, or to recognize and receive substantially all the economic benefit of the PRC Companies’ business and operations, or to consolidate the financials of the PRC Companies through the contractual arrangement under the Control Documents, the Zhangda Control Documents and the Zhangshi Control Documents and an alternative structure fails to be agreed within three (3) months upon occurrence of such change, (viii) the express written refusal of the Key Parties that the Company initiate the Qualified IPO within forty-two (42) months following the Series F Issue Date, and (ix) the request for redemption of shares by any other Preferred Shareholder (other than any request for redemption of shares by any IFC Investor pursuant to Article 19(c)(2)), each Series E Preferred Share shall be redeemable at the option of its holder, out of funds legally available therefor.

(2)

At any time after the occurrence of a material breach by the Company of any of Sections 2.02(a)(i), (b)(i), (c)(i), (d) and (e) of the Policy Agreement, which breach, if curable, has not been cured within ninety (90) days after the Company’s being notified by the IFC Investors of such breach, each Series E Preferred Share held by each IFC Investor shall be redeemable at the option of its holder, out of funds legally available therefor.

The redemption price per Series E Preferred Share shall be, at the sole election of the Series E Preferred Shareholder redeeming its Series E Preferred Share(s), either: (x) the sum of (A) one hundred percent (100%) of the Series E Issue Price, (B) a simple interest rate of fifteen percent (15%) per annum, for each year such Series E Preferred Share was outstanding measured from the Series E Issue Date through the date of redemption thereof (calculated on a pro rata basis in case of a partial year), plus (C) all declared but unpaid dividends thereon up to the date of actual payment of such redemption price, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations or mergers, or (y) the fair market value per Series E Preferred Share as determined by an independent valuer selected by the Series E Majority and the Ordinary Majority; provided that, the valuer shall prepare a report setting forth the basis of its calculating such fair market value, and the determination of such fair market value by the valuer shall, in the absence of manifest error, be final and conclusive. The costs of the valuer shall be borne solely by the Company. The valuer shall act as an expert and not as an arbitrator (the “Series E Redemption Price”).

(d)

Series D Preferred Shares. At any time after the earlier of (i) the occurrence of a material breach by any of the Group Companies, the Key Parties and other Warrantors of any of their respective representations, warranties, covenants, agreements or undertakings under the Transaction Documents (excluding the Policy Agreement), (ii) the failure by the Company to complete a Qualified IPO within forty-two (42) months following the Series F Issue Date, (iii) the date on which there occurs an illicit act, fraud or other crime of any of the Group Companies, the Key Parties and other Warrantors, (iv) the resignation of Zhang Yi ( 张 翼 ) or Yu Teng ( 余 腾 ) from his/her employment with the Group Companies for reasons other than (A) mutual agreement between such Key Party and the Company; and (B) disability or death of such Key Party, (v) the revocation, rejection, non-renewal or disapproval of any license, permit, governmental approval or certification material to the Principal Business, which results in the suspension of the Material Group Companies’ operations (taken as a whole) for a period exceeding six (6) consecutive months, (vi) the failure by any employee of any Group Company to receive any qualification, license or certification, which results in the revocation of the Material Group Companies’ business license and further the suspension of such Material Group Companies’ operations (taken as a whole) for a period exceeding six (6) consecutive months, (vii) if there has been any substantial change in the applicable Laws that does not allow or materially restricts the Company to effectively control the PRC Companies, or to recognize and receive substantially all the economic benefit of the PRC Companies’ business and operations, or to consolidate the financials of the PRC Companies through the contractual arrangement under the Control Documents, the Zhangda Control Documents and the Zhangshi Control Documents and an alternative structure fails to be agreed within three (3) months upon occurrence of such change, (viii) the express written refusal of the Key Parties that the Company initiate the Qualified IPO within forty-two (42) months following the Series F Issue Date and (ix) the request for redemption of shares by any other Preferred Shareholder (other than any request for redemption of shares by any IFC Investor pursuant to Article 19(c)(2)), each Series D Preferred Share shall be redeemable at the option of its holder, out of funds legally available therefor, at a redemption price per Series D Preferred Share that shall equal the higher of (x) the sum of (A) one hundred percent (100%) of the Series D Issue Price, (B) a simple interest rate of fifteen percent (15%) per annum, for each year such Series D Preferred Share was outstanding measured from the Series D Issue Date through the date of redemption thereof (calculated on a pro rata basis in case of a partial year), plus (C) all declared but unpaid dividends thereon up to the date of actual payment of such redemption price, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations or mergers, or (y) the fair market value per Series D Preferred Share as agreed to by the Series D Majority and the Ordinary Majority (the “Series D Redemption Price”).

(e)

Series C Preferred Shares. At any time after the earlier of (i) the occurrence of a material breach by any Group Company or any of the Key Parties of any of their respective representations, warranties, covenants or undertakings under the Transaction Documents (excluding the Policy Agreement), (ii) the failure by the Company to complete a Qualified IPO within forty-two (42) months following the Series F Issue Date, (iii) the revocation, rejection, non-renewal or disapproval of any license, permit, governmental approval or certification material to the Principal Business, which results in the suspension of the Material Group Companies’ operations (taken as a whole) for a period exceeding six (6) consecutive months, (iv) the failure by any employee of any Group Company to receive any qualification, license or certification, which results in the revocation of the Material Group Companies’ business license(s) and the suspension of such Material Group Companies’ operations (taken as a whole) for a period exceeding six (6) consecutive months, (v) the express written refusal of the Key Parties that the Company will not initiate the Qualified IPO within forty-two (42) months following the Series F Issue Date, and (vi) the request for redemption of shares by any other Preferred Shareholder (other than any request for redemption of shares by any IFC Investor pursuant to Article 19(c)(2)), each Series C Preferred Share shall be redeemable at the option of its holder, out of funds legally available therefor, at a redemption price per Series C Preferred Share that shall equal the higher of (x) the sum of (A) one hundred percent (100%) of the applicable Series C Issue Price, (B) a simple interest rate of fifteen percent (15%) per annum, for each year such Series C Preferred Share was outstanding measured from the applicable Series C Deemed Issue Date through the date of redemption thereof (calculated on a pro rata basis in case of a partial year), plus (C) all declared but unpaid dividends thereon up to the date of actual payment of such redemption price, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations or mergers, or (y) the fair market value per Series C Preferred Share as agreed to by the Series C Majority and the Ordinary Majority (the “Series C Redemption Price”).

(f)

Series B Preferred Shares. At any time after the earlier of (i) the material breach by any Group Company of Article 20 of these Articles and Section 7 of the Shareholders Agreement which is not remedied within a reasonable period of time after a written notice with respect to such breach is delivered to the breaching party, (ii) the failure by the Company to complete a Qualified IPO within forty-two (42) months following the Series F Issue Date, (iii) the express written refusal of the Key Parties that the Company will not initiate the Qualified IPO within forty-two (42) months following the Series F Issue Date, and (iv) the request for redemption of shares by any other Preferred Shareholder (other than any request for redemption of shares by any IFC Investor pursuant to Article 19(c)(2)), each Series B Preferred Share shall be redeemable at the option of its holder, out of funds legally available therefor, at a redemption price per Series B Preferred Share that shall equal the higher of (x) the sum of (A) one hundred percent (100%) of the applicable Series B Issue Price, (B) a simple interest rate of fifteen percent (15%) per annum, for each year such Series B Preferred Share was outstanding measured from the Series B Deemed Issue Date through the date of redemption thereof (calculated on a pro rata basis in case of a partial year), plus (C) all declared but unpaid dividends thereon up to the date of actual payment of such redemption price, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations or mergers, or (y) the fair market value per Series B Preferred Share (the “Series B Redemption Price”).

(g)

Series A Preferred Shares. At any time after the earlier of (i) the material breach by any Group Company of Article 20 of these Articles and Section 7 of the Shareholders Agreement which is not remedied within a reasonable period of time after a written notice with respect to such breach is delivered to the breaching party, (ii) the failure by the Company to complete a Qualified IPO within forty-two (42) months following the Series F Issue Date, and (iii) the express written refusal of the Key Parties that the Company will not initiate the Qualified IPO within forty-two (42) months following the Series F Issue Date, and (iv) the request for redemption of shares by any other Preferred Shareholder (other than any request for redemption of shares by any IFC Investor pursuant to Article 19(c)(2)), each Series A Preferred Share shall be redeemable at the option of its holder, out of funds legally available therefor, at a redemption price per Series A Preferred Share that shall equal the higher of (x) the sum of (A) one hundred percent (100%) of the Series A Issue Price, (B) a simple interest rate of fifteen percent (15%) per annum, for each year such Series A Preferred Share was outstanding measured from the Series A Deemed Issue Date through the date of redemption thereof (calculated on a pro rata basis in case of a partial year), plus (C) all declared but unpaid dividends thereon up to the date of actual payment of such redemption price, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations or mergers, or (y) the fair market value per Series A Preferred Share (the “Series A Redemption Price”).

(h)

Series Seed Preferred Shares and Ordinary Shares Held by Special Ordinary Shareholders. At any time after earlier of (i) the failure by the Company to complete a Qualified IPO within forty-two (42) months following the Series F Issue Date and (ii) the request for redemption of shares by any other Preferred Shareholder (other than any request for redemption of shares by any IFC Investor pursuant to Article 19(c)(2)), each Series Seed Preferred Share shall be redeemable at the option of its holder, out of funds legally available therefor, at a redemption price per Series Seed Preferred Share that shall equal the sum of (A) one hundred percent (100%) of the Series Seed Issue Price, (B) a compound interest rate of ten percent (10%) per annum, for each year such Series Seed Preferred Share was outstanding measured from the Series Seed Deemed Issue Date through the date of redemption thereof (calculated on a pro rata basis in case of a partial year), plus (C) all declared but unpaid dividends thereon up to the date of actual payment of such redemption price, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations or mergers (the “Series Seed Redemption Price”), and each Ordinary Share held by Special Ordinary Shareholders shall be redeemable at the option of its holder, out of funds legally available therefor, at a redemption price per Ordinary Share that shall equal the sum of (X) one hundred percent (100%) of the Ordinary Purchase Price, (Y) a compound interest rate of ten percent (10%) per annum, for each year such Ordinary Share was outstanding measured from the Ordinary Purchase Date through the date of redemption thereof (calculated on a pro rata basis in case of a partial year), plus (Z) all declared but unpaid dividends thereon up to the date of actual payment of such redemption price, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations or mergers (the “Ordinary Redemption Price”).

(i)

Procedure. Following receipt of the request for redemption (the “Redemption Request”) from any Preferred Shareholder or Special Ordinary Shareholder which should be delivered to the Company, other Special Ordinary Shareholders and other holders of Preferred Shares, the Company shall within fifteen (15) business days give written notice (the “Redemption Notice”) to each Special Ordinary Shareholder and holder of record of a Preferred Share, at the address last shown on the records of the Company for such holder(s). Such notice shall indicate that the holders of a series of the Preferred Shares or Special Ordinary Shareholders have elected redemption of all or a portion of such series of the Preferred Shares and/or Ordinary Shares pursuant to the provisions of this Article 19, shall specify the redemption date which shall be not more than thirty (30) business days from the date of the Redemption Notice (the “Redemption Date”), and shall direct the holders of such shares to submit their share certificates to the Company on or before the scheduled Redemption Date. Upon receipt of the Redemption Notice, the other holders of Preferred Shares and the other Special Ordinary Shareholders may also elect to redeem their Preferred Shares and/or Ordinary Shares held by Special Ordinary Shareholders (as applicable) by delivering a separate Redemption Request to the Company and the initiating holder of Preferred Shares and/or initiating Special Ordinary Shareholder (as applicable) within fifteen (15) days of the receipt of the first Redemption Notice provided that a redemption event with respect to such other holder of the Preferred Shares and/or such other Special Ordinary Shareholders has occurred. The closing (the “Redemption Closing”) of the redemption of any series of the Preferred Shares or any Ordinary Share held by Special Ordinary Shareholders pursuant to this Article 19 will take place on or prior to the Redemption Date at the offices of the Company, or such earlier date or other places as the holders of a majority of that series of the Preferred Shares or the Special Ordinary Shareholders of a majority of the Ordinary Shares held by the Special Ordinary Shareholders (as applicable), and the Company may mutually agree in writing. At the Redemption Closing, subject to applicable Law, the Company will, from any source of assets or funds legally available therefore, redeem the Preferred Shares held by each holder and/or the Ordinary Shares held by Special Ordinary Shareholders (as applicable) by paying in cash therefore the Applicable Redemption Price against surrender by such holder at the Company’s principal office of the certificate representing such share. From and after the Redemption Closing, if the Company makes the Applicable Redemption Price available to a holder of a Preferred Share or to a Special Ordinary Shareholder with respect to a Ordinary Share redeemd by such Special Ordinary Shareholder, all rights of the holder of such Preferred Share or such Ordinary Share (as applicable) (except the right to receive the Applicable Redemption Price therefore) will cease with respect to such Preferred Share or such Ordinary Share (as applicable), and such Preferred Share or such Ordinary Share (as applicable) will not thereafter be transferred on the books of the Company or be deemed outstanding for any purpose whatsoever. The foreign exchange rate applicable for the calculation of Applicable Redemption Price pursuant to this Article 19 shall be the middle price of RMB to US$ exchange rate published by the People’s Bank of China upon the Redemption Date.

(j)

Insufficient Funds. If the Company’s assets or funds which are legally available on the date that any redemption payment under this Article 19 is due are insufficient to pay in full all redemption payments to be paid at the Redemption Closing, those assets or funds which are legally available shall be used to the extent permitted by applicable Law to pay all redemption payments due on such date, to the holders of the Preferred Shares in the following order: (i) first, prior and in preference to all of the Series F-2 Preferred Shares, Series F-1 Preferred Shares, Series E Preferred Shares, Series D Preferred Shares, Series C Preferred Shares, Series B Preferred Shares, Series A Preferred Shares, Series Seed Preferred Shares and Ordinary Shares held by Special Ordinary Shareholders, all of Series G Preferred Shares required to be redeemed shall be redeemed, on a pari-passu basis among the Series G Preferred Shares, ratably in proportion to the respective Redemption Price that each holder of Series G Preferred Shares is entitled hereunder; (ii) second, prior and in preference to all of the Series F-1 Preferred Shares, Series E Preferred Shares, Series D Preferred Shares, Series C Preferred Shares, Series B Preferred Shares, Series A Preferred Shares, Series Seed Preferred Shares and Ordinary Shares held by Special Ordinary Shareholders, all of Series F-2 Preferred Shares required to be redeemed shall be redeemed, on a pari-passu basis among the Series F-2 Preferred Shares, ratably in proportion to the respective Redemption Price that each holder of Series F-2 Preferred Shares is entitled hereunder; (iii) third, prior and in preference to all of the Series D Preferred Shares, Series C Preferred Shares, Series B Preferred Shares, Series A Preferred Shares, Series Seed Preferred Shares and Ordinary Shares held by Special Ordinary Shareholders, all of Series F-1 Preferred Shares and Series E Preferred Shares required to be redeemed shall be redeemed, on a pari-passu basis among the Series F-1 Preferred Shares and Series E Preferred Shares, ratably in proportion to the respective Redemption Price that each holder thereof is entitled hereunder; (iv) fourth, prior and in preference to all of the Series C Preferred Shares, Series B Preferred Shares, Series A Preferred Shares, Series Seed Preferred Shares and Ordinary Shares held by Special Ordinary Shareholders, all of Series D Preferred Shares required to be redeemed shall be redeemed, on a pari-passu basis, ratably in proportion to the respective Redemption Price that each holder of Series D Preferred Shares is entitled hereunder; (v) fifth, prior and in preference to all of Series B Preferred Shares, Series A Preferred Shares, Series Seed Preferred Shares and Ordinary Shares held by Special Ordinary Shareholders, all of Series C Preferred Shares required to be redeemed shall be redeemed, on a pari-passu basis, ratably in proportion to the respective Redemption Price that each holder of Series C Preferred Shares is entitled hereunder; (vi) sixth, prior and in preference to all of Series Seed Preferred Shares and Ordinary Shares held by Special Ordinary Shareholders, all of Series A Preferred Shares and Series B Preferred Shares required to be redeemed shall be redeemed, on a pari-passu basis, ratably in proportion to the respective Redemption Price that each holder of Series A Preferred Shares or Series B Preferred is entitled hereunder; (vii) lastly, all of Series Seed Preferred Shares and Ordinary Shares held by Special Ordinary Shareholders required to be redeemed shall be redeemed, on a pari-passu basis, ratably in proportion to the respective Redemption Price that each holder of Series Seed Preferred Shares and each Special Ordinary Shareholder is entitled hereunder; provided, that if any balance of the Company’s funds or cash equivalents legally available are insufficient to pay in full all redemption payments payable in respect of any series of the redeeming Preferred Shares and/or Ordinary Shares held by Special Ordinary Shareholders (as applicable), such funds or cash equivalents shall be used to pay the redemption payments due to the holders of the respective series of the Preferred Shares and/or Ordinary Shares held by Special Ordinary Shareholders (as applicable) ratably in proportion to the full amounts to which such holders to which such redemption payments are due would otherwise be respectively entitled thereon. If the Company does not have sufficient cash or funds legally available to redeem all of the Preferred Shares and/or Ordinary Shares held by Special Ordinary Shareholders (as applicable) required to be redeemed, the remainder shall remain outstanding and shall be redeemed as soon as the Company has legally available funds to do so.

(k)

Distribution of Profits of Subsidiaries and No Impairment. Once the Company has received a Redemption Request, it shall not, and shall not permit any Subsidiary to, take any action which could have the effect of delaying, undermining or restricting the redemption, and the Company shall in good faith use all reasonable efforts as expeditiously as possible to increase the amount of legally available redemption funds including, to the extent permitted by Law, procuring that any and all profits of each Subsidiary of the Company for the time being available for distribution shall be paid to it by way of dividend if and to the extent that, but for such dividend upstream, the Company would not itself otherwise have sufficient profits available for distribution to make any redemption of applicable Preferred Shares and/or Ordinary Shares held by Special Ordinary Shareholders (as applicable) required to be made pursuant to this Article 19, and until the date on which each applicable Preferred Share and/or Ordinary Shares held by Special Ordinary Shareholders required to be deemed is redeemed, the Company shall not declare or pay any dividend nor otherwise make any distribution of or otherwise decrease its profits available for distribution without the prior written consent of the all Preferred Shareholders and/or Ordinary Shares held by Special Ordinary Shareholders who have delivered a Redemption Request.

(l)

Other Limited Redemption. If the Company is otherwise prohibited by applicable Law from redeeming all applicable Preferred Shares and/or Ordinary Shares held by Special Ordinary Shareholders to be redeemed at the Redemption Closing, those assets or funds which are legally available shall be used to the extent permitted by applicable Law to pay all redemption payments due on such date ratably in proportion to the full amounts to which the holders to which such redemption payments are due would otherwise be respectively entitled thereon. Thereafter, all assets or funds of the Company that become legally available for the redemption of shares shall immediately be used to pay the redemption payment which the Company did not pay on the date that such redemption payments were due.

(m)

Un-redeemed Shares. Without limiting any rights of the holders of Preferred Shares and/or Ordinary Shares held by Special Ordinary Shareholders which are set forth in these Articles, or are otherwise available under Law, the balance of any shares subject to redemption hereunder with respect to which the Company has become obligated to pay the redemption payment but which it has not paid in full shall continue to have all the rights (including its voting rights), powers, designations, preferences and relative participating, optional, and other special rights (including, without limitation, rights to accrue dividends) which such shares had prior to such date, until the redemption payment has been paid in full with respect to such shares.

PROTECTIVE PROVISIONS

20	Protective Provisions.

(a)

Acts of the Group Companies Requiring the Approval of Shareholders. In addition to such other restrictions or limitations as may be provided herein or in other Transaction Documents, for so long as any Preferred Share remains issued and outstanding, each Group Company shall not, and each of the Warrantors shall procure each Group Company not to, whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, take any of the actions listed in this Article 20(a) without the prior written consent of the Ordinary Majority and the Preferred Majority (and with respect to actions set forth in items (i), (ii), (iii), (xi), (xii), (xiii), (xiv), (xvi), (xvii), (xviii), (xx), (xxi) and (xxiv) (with respect to any of the foregoing items), including the prior written consent of Freesia, for so long as Freesia holds no less than 25,352,171 Series E Preferred Shares, subject to appropriate adjustment in the event of any share dividend, share split, combination or other similar recapitalization with respect to the Series E Preferred Shares; provided that written consent given by the observer appointed by Freesia with respect hereto shall be deemed as written consent given by Freesia for such purpose; and with respect to the actions set forth in items (iii), (xi), (xii), (xvi), (xvii) and (xviii), including the prior written consent of Super Series F Majority; and provided that except for the valuation of any public offering of any securities of the Company in the event that such valuation is less than the post-money valuation of the Company immediately after the Series G Issue Date (on a fully-diluted basis), other actions set forth in item (xii) shall not require the consent of holder(s) of the Series G Preferred Shares). Notwithstanding anything to the contrary contained herein or in other Transaction Documents, where any act listed below requires the approval of the Members in accordance with the Statute, and if the Members vote in favor of such act but the approval of the Preferred Majority (including where applicable, Freesia, for so long as Freesia holds no less than 25,352,171 Series E Preferred Shares, subject to appropriate adjustment in the event of any share dividend, share split, combination or other similar recapitalization with respect to the Series E Preferred Shares; provided that written approval given by the observer appointed by Freesia with respect hereto shall be deemed as written approval given by Freesia for such purpose) and the Ordinary Majority has not yet been obtained, the Preferred Shareholders and the Ordinary Shareholders who vote against such act at a meeting of the Members in aggregate shall have the voting rights equal to the aggregate voting power of all the Members who voted in favor of such act plus one (1):

(i)	any cessation to conduct or any material change in the Principal Business as currently conducted;

(ii)

any sale, Transfer, provision of any mortgage, pledge, lease transfer, guarantee, lien, or otherwise create Encumbrance or dispose of all or a majority of the undertaking, goodwill, shares, rights and/or assets of any Group Company (including, but not limited to, Proprietary Rights, exclusive or non-exclusive license out of any Proprietary Rights of any Group Company) out of the ordinary course of business of such Group Company, and except it is in relation to any Preferred Shareholders’ exercise of its rights under the Transaction Documents;

(iii)

any increase, reduction or cancellation of the authorized or issued share capital and capital redemption reserve fund of any Group Company or issue, purchase or redeem any equity or debt security or grant any convertible securities, options or warrants over any portion of the share capital of any Group Company (with the exception of (i) any redemption of Equity Securities of the Company pursuant to the terms of these Articles, (ii) any Equity Securities of the Company issued pursuant to the ESOP or the Transaction Documents or upon conversion of the Preferred Shares, or (iii) any increase or redemption of Equity Securities of any Group Company wholly owned by another Group Company, after which the first-mentioned Group Company remains wholly owned by such other Group Company;

(iv)	any declaration, set aside or payment of a dividend or other distribution in any kind by any Group Company, or capitalization of the reserves of any Group Company;

(v)

any increase in reserved shares or the size of the share capital subject to the ESOP or any other employee incentive share option plans or any other share option plans or restricted share plans for senior officers, other officers, consultants, advisors and employees of any Group Company or any adoption or amendments of any of the foregoing plans that would result in any increase in reserved shares or the size of the share capital subject to such plans;

(vi)	any amendment to the approved or adopted treasury or accounting policies or any change in the financial year of any Group Company;

(vii)	any appointment or change in the auditors of any Group Company;

(viii)

any provision of any mortgage, pledge, guarantee, lien, or otherwise create Encumbrance by any Ordinary Shareholder (other than the Special Ordinary Shareholders) on the Equity Securities of any Group Company held by such Ordinary Shareholder;

(ix)

acquisition of any share capital or equity interest in or other securities of or assets of any corporate or other entities (other than the Group Companies) or otherwise invest in any business, operation, property or facilities, or approve or engage in any new line of business or the establishment of any Subsidiary (other than the establishment of any Subsidiary that is wholly owned by the Company directly or indirectly), with an aggregate underlying value exceeding RMB50,000,000 for all such transactions in any financial year; or the establishment of any brand;

(x)	enter into any joint venture or partnership or similar arrangements with any third party;

(xi)

any merger, amalgamation, consolidation, liquidation, reduction of share capital, dissolution, Trade Sale (other than any Drag-Along Sale as approved in accordance with Section 9.2(a) of the Shareholders Agreement and Article 139 hereof or any Transfer by any Preferred Shareholder pursuant to the terms and conditions of these Articles and the Shareholders Agreement);

(xii)

any public offering of any securities of a Group Company or any of its Affiliates (including a Qualified IPO), including but not limited to the selection of stock exchange, valuation and timing of the offering and any restructuring in anticipation of such public offering;

(xiii)

any amendment or waiver of any provision of any Charter Documents of any Group Company unless (a) such amendment and waiver will not adversely affect the rights, preferences, privileges or powers of Preferred Shareholders or such amendment or waiver is for the purpose of giving effect to any Preferred Shareholder’s exercise of its rights under the Transaction Documents, or (b) such amendment or waiver is caused by any increase or redemption of Equity Securities of any Group Company wholly owned by another Group Company, after which the first-mentioned Group Company remains wholly owned by such other Group Company;

(xiv)

any approval, modification, amendment of any provision of, or the entering into the related party transaction between any Group Company and any director, officer, Key Employee or shareholder of any Group Company (or an Affiliate of such director, officer, Key Employee or shareholder), including without limitation, directly or indirectly providing loans, guarantee to any director, officer, Key Employee or shareholder of any Group Company (or an Affiliate of such director, officer, Key Employee or shareholder) or providing indemnity or guarantee to any debts of any director, officer, Key Employee or shareholder of any Group Company (or an Affiliate of such director, officer, Key Employee or shareholder);

(xv)

any Transfer, disposition or dilution of the direct or indirect interests of any Group Company in its Subsidiaries except that such disposition or dilution will not adversely affect the Preferred Shareholders and except it is in relation to any Preferred Shareholder’s exercise of its rights under the Transaction Documents;

(xvi)

any consent to or initiation of any proceeding seeking liquidation, winding up, dissolution, reorganization, or arrangement (including but not limited to appointment of a receiver, liquidator, administrator or other form of external manager) of any Group Company under any Law relating to bankruptcy, insolvency or reorganization or relief of debtors;

(xvii)

any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of any holder of Preferred Shares except it is in relation to any Preferred Shareholder’s exercise of its rights under the Transaction Documents;

(xviii)

any actions that creates a new class or series of shares or reclassifies any issued and outstanding shares into shares having preference or priority as to dividends or assets senior to or on a parity with the preference of any Preferred Shares except it is in relation to any Preferred Shareholder’s exercise of its rights under the Transaction Documents;

(xix)

any approval or amendment to the annual budget, business plan or operation plan of any Group Company (including but not limited to capital expenditure budget, operation budget and finance plan) (which such approval shall be required before any Group Company can continue operations at the beginning of each financial year);

(xx)	any recapitalization, reclassification, split-off, spin-off of any Group Company;

(xxi)

any change in the equity ownership of the Domestic Company, Zhangda or Zhangshi or any termination, amendment or modification to or waiver, exercise or enforcement of any right under any of the Control Documents, Zhangda Control Documents or Zhangshi Control Documents;

(xxii)

any increase or decrease of the authorized size of or any change to the composition (other than change of director by the shareholder who appoints him or her) of the board of directors of any Group Company thereof;

(xxiii)

except as stipulated in the annual budget approved pursuant to the above (xix)in this Article 20(a), any incurring of indebtedness, granting of credit, assumption of financial obligations, assumption guarantee or creation of any liability and borrowing in the amount of exceeding RMB30,000,000 in a single transaction or exceeding RMB100,000,000 in the aggregate at any time outstanding other than any loans for the purpose of trade financing as obtained from banks or other financial institutions in the ordinary course of business; or

(xxiv)	any action by any Group Company to authorize, approve or enter into any agreement or obligation with respect to any action listed above.

(b)

Acts of the Group Companies Requiring Approval of Board. In addition to such other restrictions or limitations as may be provided herein or in other Transaction Documents, for so long as there is any Preferred Director serving on the Board, each Group Company shall not, and each of the Warrantors shall procure each Group Company not to, whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, take any of the actions listed in this Article 20(b) without the prior written consent of the Board (such consent shall at least include affirmative votes of the Preferred Directors Majority), other than in respect of item (ix) in this Article 20(b), which requires the affirmative votes of at least the majority of the Preferred Directors in office):

(i)

any approval of the appointment and termination of the chief executive officer, chairman, chief financial officer, chief operating officer or any other employee with an annual remuneration of over RMB5,000,000 of any Group Company;

(ii)

the initiation, waiver, compromise, or settlement of any material litigation or arbitration which has material adverse effects on the Group Companies with the amount exceeding RMB20,000,000 individually or exceeding RMB100,000,000 in aggregate during any twelve (12) months;

(iii)

any lending by any Group Company to any third parties in an amount equal to or exceeding RMB30,000,000 in a single transaction or equal to or exceeding RMB100,000,000 in the aggregate for all such transactions during any financial year;

(iv)	any increase in the compensation of any of the employees with annual compensation of over RMB5,000,000 of the Group Companies by more than 30% in any twelve (12) month period;

(v)	grant or amend any exclusivity or non-compete obligations in relation to the Principal Business to any third party;

(vi)

any transaction outside the ordinary course of business of any Group Company and beyond the annual budget (other than transaction(s) regarding expense(s) to be borne by the Group Companies in the amount less than RMB15,000,000 in a single transaction and less than RMB75,000,000 in the aggregate during any financial year);

(vii)	enter into any strategic alliance or strategic cooperation or similar arrangements with any third party (other than specific cooperation arrangements entered into in the ordinary course of business);

(viii)

any adoption, execution, administration, extension, amendment, settlement or termination of the ESOP or any other employee incentive share option plans or any other share option plans or restricted share plans for senior officers, other officers, consultants, advisors and employees of any Group Company (other than those which would result in the increase of the reserved shares or the size of the share capital subject to such plans);

(ix)	any grant of any option, shares or any other awards under the ESOP to any Key Party or its Affiliates (other than those contemplated under Section 10.6(a) of the Shareholders Agreement);

(x)	any action by any Group Company to authorize, approve or enter into any agreement or obligation with respect to any action listed above; or

(xi)	establishment of a succession plan for the chief executive officer (CEO).

Notwithstanding anything to the contrary herein, each Member shall, and shall procure any Director appointed by it to, give an affirmative vote on all the matters that are required for the purpose of any Preferred Shareholder’s exercising of any rights under the Transaction Documents.

NON-RECOGNITION OF TRUSTS

21

No Person shall be recognized by the Company as holding any share upon any trust and the Company shall not be bound by or be compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future, or partial interest in any share, or any interest in any fractional part of a share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

LIEN ON SHARES

22

The Company shall have a first and paramount Lien and charge on all shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, Liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other Person, whether a Member or not, but the Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such share shall operate as a waiver of the Company’s Lien (if any) thereon. The Company’s Lien (if any) on a share shall extend to all dividends or other monies payable in respect thereof.

23

The Company may sell, in such manner as the Directors think fit, any shares on which the Company has a Lien, but no sale shall be made unless a sum in respect of which the Lien exists is presently payable, nor until the expiration of fourteen (14) days after a notice in writing stating and demanding payment of such part of the amount in respect of which the Lien exists as is presently payable, has been given to the registered holder or holders for the time being of the share, or the Person, of which the Company has noticed, entitled thereto by reason of his death or bankruptcy.

24

To give effect to any such sale, the Directors may authorize some Person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such transfer, and he shall not be bound by the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

25

The proceeds of such sale shall be received by the Company and applied in payment of such part of the amount in respect of which the Lien exists as is presently payable and the residue, if any, shall (subject to a like Lien for sums not presently payable as existed upon the shares before the sale) be paid to the Person entitled to the shares at the date of the sale.

CALL ON SHARES

26 (a)

The Directors may from time to time make calls upon the Members in respect of any monies unpaid on their shares (whether on account of the nominal value of the shares or by way of premium or otherwise) and not by the conditions of allotment thereof made payable at fixed terms, provided that no call shall be payable at less than one (1) month from the date fixed for the payment of the last preceding call, and each Member shall (subject to receiving at least fourteen (14) days’ notice specifying the time or times of payment) pay to the Company at the specified time or times the amount called on the shares. A call may be revoked or postponed as the Directors may determine. A call may be made payable by installments.

(b)	A call shall be deemed to have been made at the time when the resolution of the Directors authorizing such call was passed.

(c)	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

27

If a sum called in respect of a share is not paid before or on a day appointed for payment thereof, the Persons from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate as the Directors may determine, but the Directors shall be at liberty to waive payment of such interest either wholly or in part.

28

Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium or otherwise, shall for the purposes of these Articles be deemed to be a call duly made, notified and payable on the date on which by the terms of issue the same becomes payable, and in the case of non-payment, all the relevant provisions of these Articles as to payment of interest forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

29	The Directors may, on the issue of shares, differentiate between the holders as to the amount of calls or interest to be paid and the time of payment.

30 (a)

The Directors may, if they think fit, receive from any Member willing to advance the same, all or any part of the monies uncalled and unpaid upon any shares held by him, and upon all or any of the monies so advanced may (until the same would but for such advances, become payable) pay interest at a rate as may be agreed upon between the Directors and the Member paying such sum in advance.

(b)

No such sum paid in advance of calls shall entitle the Member paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.

FORFEITURE OF SHARES

31 (a)

If a Member fails to pay any call or installment of a call or to make any payment required by the terms of issue on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of the call, installment or payment remains unpaid, give notice requiring payment of any part of the call, installment or payment that is unpaid, together with any interest which may have accrued and all expenses that have been incurred by the Company by reason of such non-payment. Such notice shall name a day (not earlier than the expiration of fourteen (14) days from the date of giving of the notice) on or before which the payment required by the notice is to be made, and shall state that, in the event of non-payment at or before the time appointed the shares in respect of which such notice was given will be liable to be forfeited.

(b)

If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited share and not actually paid before the forfeiture.

(c)

A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition, the forfeiture may be cancelled on such terms as the Directors see fit.

32

A Person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all monies which, at the date of forfeiture, were payable by him to the Company in respect of the shares together with interest thereon, but his liability shall cease if and when the Company shall have received payment in full of all monies whenever payable in respect of the shares.

33

A certificate in writing under the hand of one (1) Director or the Secretary of the Company that a share in the Company has been duly forfeited on a date stated in the declaration shall be conclusive evidence of the fact stated therein as against all Persons claiming to be entitled to the share. The Company may receive the consideration given for the share on any sale or disposition thereof and may execute a transfer of the share in favor of the Person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share and shall not be bound by the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

34

The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium as if the same had been payable by virtue of a call duly made and notified.

REGISTRATION OF EMPOWERING INSTRUMENTS

35

The Company shall be entitled to charge a fee not exceeding US$l.00 on the registration of every probate, letter of administration, certificate of death or marriage, power of attorney, notice in lieu of distringas, or other instruments.

TRANSMISSION OF SHARES

36

In case of the death of a Member, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was the sole holder, shall be the only Persons recognized by the Company as having any title to his interest in the shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any shares which had been held by him solely or jointly with other Persons.

37 (a)

Any Person becoming entitled to a share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors and subject as hereinafter provided, elect either to be registered himself as holder of the share or to make such transfer of the share to such other Person nominated by him as the deceased or bankrupt Person could have made and to have such Person registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that Member before his death or bankruptcy, as the case may be.

(b)	If the Person so becoming entitled shall elect to be registered himself as the holder, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

38

A Person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled to exercise any right conferred by membership in relation to meetings of the Company; provided, however, that the Directors may at any time give notice requiring any such Person to elect either to be registered himself or to transfer the share, and if the notice is not complied with within ninety (90) days, the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

AMENDMENT OF MEMORANDUM OF ASSOCIATION,

ALTERATION OF CAPITAL & CHANGE OF LOCATION OF REGISTERED OFFICE

39 (a)

Subject to and in so far as permitted by the provisions of the Statute and these Articles in particular Article 20, the Company may from time to time by a Special Resolution alter or amend its Memorandum of Association with respect to any objects, powers or other matters specified therein provided always that the Company may by an ordinary resolution:

(i)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(ii)

by subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the Memorandum of Association or into shares without nominal or par value; and

(iii)	cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any Person.

(b)

All new shares created hereunder shall be subject to the same provisions with reference to the payment of calls, Liens, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

(c)	Subject to the provisions of the Statute, the Company may by a resolution of the Directors change the location of its registered office.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

40

For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other proper purpose, the Directors may provide that the register of Members shall be closed for transfers for a stated period but not exceeding ten (10) days in any case. If the register of Members shall be so closed for the purpose of determining Members entitled to notice of or to vote at a meeting of Members, such register shall be so closed for at least ten (10) days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the register of Members.

41

In lieu of or apart from closing the register of Members, the Directors may fix in advance a date as the record date for any such determination of Members entitled to notice of or to vote at a meeting of the Members and for the purpose of determining the Members entitled to receive payment of any dividend, the Directors may, at or within ninety (90) days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

42

If the register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof.

GENERAL MEETING

43 (a)

All general meetings other than annual general meetings shall be called extraordinary general meetings. Subject to Article 43(c) hereof, the Company shall within one (1) year of its incorporation and in each year of its existence thereafter hold a general meeting as its annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting of each year shall be held at such time and place as the Directors shall appoint.

(b)	At these meetings, the report of the Directors (if any) shall be presented.

(c)	If the Company is exempted as defined in the Statute, it may but shall not be obliged to hold an annual general meeting.

44 (a)

The Directors may whenever they think fit, and they shall on the requisition of Members of the Company holding at the date of the deposit of the requisition not less than one-tenth (1/10) of the paid-up capital of the Company as at the date of the deposit carries the right of voting at general meetings of the Company, proceed to convene a general meeting of the Company.

(b)

The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office of the Company and may consist of several documents in like form each signed by one or more requisitionists.

(c)

If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting, the requisitionists, or any of them representing more than fifty percent (50%) of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) months after the expiration of the said twenty-one (21) days.

(d)	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as the general meetings convened by Directors.

NOTICE OF GENERAL MEETINGS

45

At least ten (10) days’ notice shall be given for an annual general meeting or any extraordinary general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner as may be prescribed by the Company PROVIDED that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of Article 44 have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of a general meeting called as an annual general meeting by all the Members entitled to attend and vote thereat or their proxies; and

(b)

in the case of any extraordinary general meeting by a majority in number of the Members having a right to attend and vote at the meeting, being a majority together holding not less than eighty-five percent (85%) in nominal value or in the case of shares without nominal or par value eighty-five percent (85%) of the shares in issue, or their proxies.

46	The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by any Person entitled to receive notice shall not invalidate the proceedings of that meeting.

PROCEEDINGS AT GENERAL MEETINGS

47 (a)

No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business; subject to the Statute and these Articles (including Article 20), (i) the Ordinary Majority, and (ii) the Preferred Majority, present in person or by proxy shall be a quorum provided always that if the Company has one (1) Member of record, the quorum shall be that one (1) Member present in person or by proxy.

(b)

A Person may participate at a general meeting by telephone conference or other communications equipment by means of which all the Persons participating in the meeting can communicate with each other. Participation by a Person in a general meeting in this manner is treated as presence in person at that meeting.

48

Subject to Article 20, a resolution (including a Special Resolution) in writing (in one or more counterparts) signed by all the Members which for the time are entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorized representatives), shall each be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

49

If within thirty (30) minutes from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved and if such quorum cannot be obtained solely due to the absence of the Preferred Majority, it shall stand adjourned to the same day in the next week at the same time and place or to such other time or such other place as the Directors may determine and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the Members present shall be a quorum, provided further that matters discussed in such adjourned meeting shall be limited to those stated in the written notices and agendas of the general meeting.

50

The Chairman, if any, of the Board of Directors shall preside as Chairman at every general meeting of the Company, or if there is no such Chairman, or if he shall not be present within fifteen (15) minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one (1) of their member to be Chairman of the meeting.

51

If at any general meeting no Director is willing to act as Chairman or if no Director is present within fifteen (15) minutes after the time appointed for holding the meeting, the Members present shall choose one of their members to be Chairman of the meeting.

52

The Chairman may, with the consent of any general meeting duly constituted hereunder, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting; save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned general meeting.

53	At any general meeting, a resolution put to the vote of the meeting shall be decided on a poll.

54	Each poll shall be taken in such manner as the Chairman directs and the result of the poll shall be deemed to be the resolution of the general meeting.

55	The Chairman of the general meeting shall not be entitled to a second or casting vote under any circumstance.

VOTES OF MEMBERS

56

Except as otherwise required by Law or as set forth herein, the holder of each Ordinary Share issued and outstanding shall have one (1) vote for each Ordinary Share held by such holder, and the holder of each Preferred Share shall be entitled to the number of votes equal to the whole number of Ordinary Shares into which such Preferred Share could be converted at the record date for determination of the Members entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of Members is solicited, such votes to be counted together with all other shares of the Company having general voting power and not counted separately as a class. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all Ordinary Shares into which the Preferred Shares held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Holders of the Ordinary Shares and Preferred Shares shall be entitled to notice of any Members’ meeting in accordance with these Articles, and except as otherwise set forth in these Articles, shall vote together and not as separate classes.

57

In the case of joint holders of record, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose, seniority shall be determined by the order in which the names stand in the register of Members.

58

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other Person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis or other Persons may vote by proxy.

59

No Person shall be entitled to vote at any general meeting unless he is registered as a Member of the Company on the record date for such meeting nor unless all calls or other sums presently payable by him in respect of shares in the Company have been fully paid.

60

No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the general meeting whose decision shall be final and conclusive.

61	Votes may be given either personally or by proxy.

PROXIES

62

The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorized in writing, or, if the appointor is a corporation, under the hand of an officer or attorney duly authorized in its behalf. A proxy need not be a Member of the Company.

63

The instrument appointing a proxy shall be deposited at the registered office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting, or adjourned meeting, provided that the Chairman of the Meeting may at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited upon receipt of facsimile or electronic mail confirmation from the appointor that the instrument of proxy duly signed is in the course of transmission to the Company.

64

The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

65

A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given, provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the registered office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

66

Any corporation which is a Member of record of the Company may in accordance with its articles of association or in the absence of such provision by resolution of its Directors or other governing body authorize such Person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the Person so authorized shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member of record of the Company.

67

Shares of its own capital belonging to the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time.

68

Any Member may irrevocably appoint a proxy and in such case (i) such proxy shall be irrevocable in accordance with the terms of the instrument of appointment; (ii) the Member may not vote at any meeting at which the holder of such proxy votes; and (iii) the Company shall be obliged to recognize the holder of such proxy until such time as the Company is notified in writing that the proxy has been revoked in accordance with its terms.

DIRECTORS

69

There shall be a Board of Directors consisting of not more than thirteen (13) Persons (exclusive of alternate Directors); provided, however, that, subject to the consents of the Preferred Majority under Article 20 hereof, the Company may from time to time by an ordinary resolution increase or reduce the limit in the number of Directors. For so long as Shanghai Wenwei I Enterprise Management Partnership (Limited Partnership) (上海文微企业管理合伙企业（有限合伙）) and Shanghai Wenwei II Enterprise Management Partnership (Limited Partnership) (上海闻微企业管理合伙企业（有限 合伙）) collectively hold no less than three percent (3%) of the total outstanding share capital of the Company (calculated on a fully diluted and as-converted to the Ordinary Share basis), Shanghai Wenwei I Enterprise Management Partnership (Limited Partnership) (上海文微企业管理合伙企业（有限合伙）) shall be entitled to designate, appoint or remove one (1) Director (the “Shunwei Director”). For so long as Shanghai Huasheng Lingfei Equity Investment (Limited Partnership) (上海华晟领飞股权投资 合伙企业（有限合伙）) holds no less than three percent (3%) of the total outstanding share capital of the Company (calculated on a fully diluted and as-converted to the Ordinary Share basis), Shanghai Huasheng Lingfei Equity Investment (Limited Partnership) (上海华晟领飞股权投资合伙企业（有限合伙）) shall be entitled to designate, appoint or remove one (1) Director (the “Huasheng Director”). For so long as WP holds no less than three percent (3%) of the total outstanding share capital of the Company (calculated on a fully diluted and as-converted to the Ordinary Share basis), WP shall be entitled to designate, appoint or remove one (1) Director (the “WP Director”). For so long as CMC holds no less than three percent (3%) of the total outstanding share capital of the Company (calculated on a fully diluted and as-converted to the Ordinary Share basis), CMC shall be entitled to designate, appoint or remove one (1) Director (the “CMC Director”). For so long as Genesis, together with its Affiliates, hold no less than three percent (3%) of the total outstanding share capital of the Company (calculated on a fully diluted and as-converted to the Ordinary Share basis), Genesis shall be entitled to designate, appoint or remove one (1) Director (the “Genesis Director”). For so long as SVF holds no less than three percent (3%) of the total outstanding share capital of the Company (calculated on a fully diluted and as-converted to the Ordinary Share basis), SVF shall be entitled to designate, appoint or remove one (1) Director (the “SVF Director”, together with Shunwei Director, WP Director, Huasheng Director and Genesis Director, collectively the “Preferred Directors”, and each, a “Preferred Director”). The Ordinary Majority shall have the right to elect, appoint and remove not more than seven (7) Directors (the “Ordinary Directors”, and each, an “Ordinary Director”), one of whom, being ZHANG Yi (张 翼) shall be elected as the Chairman of the Board of Directors in accordance with Article 91. In the event that there is any vacancy for any seat of the Ordinary Directors, ZHANG Yi (张翼) shall have such number of votes that equals the number of such vacancies of Ordinary Directors plus one (1).

70

The remuneration to be paid to the Directors shall be such remuneration as the Directors shall determine (including at least the affirmative votes the Preferred Directors Majority). Such remuneration shall be deemed to accrue from day to day. The Company shall also reimburse the Preferred Directors in office for all reasonable and documented out-of-pocket expenses incurred in connection with Board duties and meetings including their reasonable traveling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company.

71

Subject to the prior written approval of the Board (including at least the affirmative votes of the Preferred Directors Majority), the Directors may by resolution award special remuneration to any Director of the Company undertaking any special work or services for, or undertaking any special mission on behalf of the Company other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity, shall be in addition to his remuneration as a Director.

72

A Director or alternate Director may hold any other office or place of profit in the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine (including at least the affirmative votes of the Preferred Directors Majority).

73

A Director or alternate Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

74	A shareholding qualification for Directors may be fixed by the Company in general meeting, but unless and until so fixed, no shareholding qualification for Directors shall be required.

75

A Director or alternate Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder or otherwise and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

76

No Person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realized by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is so interested as aforesaid; provided, however, that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him or the alternate Director appointed by him at or prior to its consideration and any vote thereon.

77

A general notice or disclosure to the Directors or otherwise contained in the minutes of a Meeting or a written resolution of the Directors or any committee thereof that a Director or alternate Director is a Member of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under Article 76 and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

ALTERNATE DIRECTORS

78

A Director who expects to be unable to attend Directors’ meetings because of absence, illness or otherwise may appoint any Person to be an alternate Director to act in his stead and such appointee whilst he holds office as an alternate Director shall, in the event of absence therefrom of his appointor, be entitled to attend meetings of the Directors and to vote thereat and to do, in the place and stead of his appointor, any other act or thing which his appointor is permitted or required to do by virtue of his being a Director as if the alternate Director were the appointor, other than appointment of an alternate to himself, and he shall ipso facto vacate office if and when his appointor ceases to be a Director or removes the appointee from office. Any appointment or removal under this Article shall be effected by notice in writing under the hand of the Director making the same.

POWERS AND DUTIES OF DIRECTORS

79

The business of the Company shall be managed by the Directors (or a sole Director if only one is appointed). The Directors may pay all expenses incurred in promoting, registering and setting up the Company, and may exercise all such powers of the Company as are not, from time to time by the Statute, or by these Articles, or such regulations, as may be prescribed by the Company in a general meeting required to be exercised by the Company in general meetings, provided, however, that no regulations made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made.

80

Subject to Article 20, all cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall from time to time by resolution determine.

81	The Directors shall cause minutes to be made in books provided for the purpose:

(a)	of all appointments of officers made by the Directors;

(b)	of the names of the Directors (including those represented thereat by an alternate or by proxy) present at each meeting of the Directors and of any committee of the Directors;

(c)	of all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Directors.

The Company shall cause copies of all such minutes to be delivered to the holders of the Preferred Shares within thirty (30) days after the relevant meeting.

82

The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependents and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

83

Subject to Article 20, the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

MANAGEMENT

84 (a)

The Directors may from time to time and at any time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the next three (3) paragraphs shall be without prejudice to the general powers conferred by this paragraph.

(b)

Subject to Article 92, the Directors may from time to time and at any time establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any Persons to be members of such committees or local boards or any managers or agents and may fix their remuneration (which shall be subject to the approval of the Board).

(c)

The Directors may from time to time and at any time delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorize the members for the time being of any such local board, or any of them to fill any vacancy therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any Person so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

(d)	Any such delegate as aforesaid may be authorized by the Directors to sub-delegate all or any of the powers, authorities, and discretions for the time being vested in them.

MANAGING DIRECTORS

85

Subject to Article 20, the Directors may, from time to time, appoint one or more of their body (but not an alternate Director) to the office of a Managing Director for such term and at such remuneration (whether by way of salary, or commission, or participation in profits, or a combination of any of the foregoing) as they may think fit but his appointment shall be subject to determination ipso facto if he ceases for any cause to be a Director and no alternate Director appointed by him can act in his stead as a Director or a Managing Director.

86

The Directors may entrust to and confer upon a Managing Director any of the powers exercisable by them upon such terms and conditions and with such restrictions as they may think fit and either collaterally with or to the exclusion of their own powers and may from time to time revoke, withdraw, alter or vary all or any of such powers.

PROCEEDINGS OF DIRECTORS

87

Except as otherwise provided by these Articles, the Directors shall meet together for the dispatch of business, convening, adjourning and otherwise regulating their meetings as they think fit, but no less frequent than once every quarter. Subject to Article 20, question arising at any meeting shall be decided by a majority of votes of the Directors and alternate Directors present at a meeting at which there is a quorum, the vote of an alternate Director not being counted if his appointor be present at such meeting.

88

A Director or alternate Director may, and the Secretary on the requisition of a Director or alternate Director shall, at any time summon a meeting of the Directors by at least seven (7) Business Days’ notice in writing to every Director and alternate Director, which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held and provided, further, if notice is given in person, by facsimile or electronic mail the same shall be deemed to have been given on the day it is delivered to the Directors or transmitting organization, as the case may be. The provisions of Article 45 shall apply mutatis mutandis with respect to notices of meetings of Directors.

89

The quorum necessary for the transaction of the business (which shall exist at the time of the voting as well as the attendance of the Board meeting) shall be a majority of the number of the Directors in office elected in accordance with Article 69, including the presence of each Preferred Director in office, provided, however, that if such quorum cannot be obtained for a Board meeting after one (1) notice of Board meeting having been sent by the Company not less than ten (10) days prior to such scheduled meeting solely due to the absence of any Preferred Director in office, such meeting shall be adjourned to the fifth (5th) following day at the same time and place (or to such other time or place as all the Directors may determine), then the attendance of a majority of the number of the Directors in office elected in accordance with Article 69 on such adjourned meeting shall constitute a quorum, provided further that matters discussed in such adjourned meeting shall be limited to those stated in the written notices and agendas of the Board meeting. Minutes of Board meetings shall be sent to the Preferred Shareholders within thirty (30) days after the relevant meeting. A Director and his appointed alternate Director shall be considered only one (1) Person for the purpose of quorum, provided, always, that if there shall at any time be only a sole Director, the quorum shall be one. For the purposes of this Article, an alternate Director or proxy appointed by a Director shall be counted in a quorum at a meeting at which the Director appointing him is not present.

90

The continuing Directors may act notwithstanding any vacancy in the Board of Directors, but if and so long as their number is reduced below the minimum number fixed by or pursuant to these Articles, the continuing Directors, notwithstanding that the number of Directors is reduced below the number fixed by or in accordance with these Articles as the quorum or that there is only one continuing Director, may act for the purpose of filling vacancies in the Board or of summoning a general meeting of the Company, but not for any other purpose.

91

The Chairman of the Board of Directors shall be elected and appointed by the Ordinary Directors, and shall be Zhang Yi (张翼). In the event there is any vacancy for any seat of Ordinary Directors, subject to the applicable Laws of the Cayman Islands, the voting rights and other director’s rights of such vacant Ordinary Share Director shall vest to Zhang Yi (张翼), so long as he is one of the Ordinary Directors.

92

The Directors may delegate any of their powers to committees consisting of such member or members of the Board of Directors (including Alternate Directors in the absence of their appointors) as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors. Each Preferred Director in office shall be a member of each of such board committee (if any).

93	A board committee may meet and adjourn as it thinks proper. Subject to Article 20, questions arising at any meeting shall be determined by a majority of votes of the members of the committee present.

94

All acts done by any meeting of the Directors or of a committee of Directors (including any Person acting as an alternate Director) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and qualified to be a Director or alternate Director, as the case may be.

95

Members of the Board of Directors or of any committee thereof may participate in a meeting of the Board of Directors or of such committee by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. Subject to Article 20, a resolution in writing (in one or more counterparts), signed by all the Directors for the time being or all the members of a committee of Directors (an alternate Director being entitled to sign such resolution on behalf of his appointor) shall be as valid and effectual as if it had been passed at a meeting of the Directors or committee, as the case may be duly convened and held.

96 (a)

A Director may be represented at any meetings of the Board of Directors by a proxy appointed by him in which event the presence or vote of the proxy shall for all purposes be deemed to be that of the Director.

(b)	The provisions of Articles 62 - 65 shall mutatis mutandis apply to the appointment of proxies by Directors.

VACATION OF OFFICE OF DIRECTOR

97	The office of a Director shall be vacated:

(a)	if he gives notice in writing to the Company that he resigns the office of Director;

(b)

if he absents himself (without being represented by proxy or an alternate Director appointed by him) from three (3) consecutive meetings of the Board of Directors without special leave of absence from the Directors, and they pass a resolution that he has by reason of such absence vacated office;

(c)	if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally;

(d)	if he is found a lunatic or becomes of unsound mind; or

(e)	if he is removed by a Member vote by the holders of the class of shares that originally appointed him, as set forth in Article 69.

APPOINTMENT AND REMOVAL OF DIRECTORS

98

The Directors of the Company may only be appointed as provided in Article 69. No Director designated or appointed pursuant to this Article may be removed from office unless (A) such removal is directed or approved of the Member which originally designated or appointed such Director, or (B) the Member(s) originally entitled to designate or appoint such Director pursuant to this Article is no longer so entitled to designate or appoint such Director. Any vacancy on the Board of Directors occurring because of the death, resignation or removal of a director shall be filled by the vote or written consent of the same Member or Members who nominated and elected such Director.

99	In the absence of reasonable cause, a Director of the Company shall only be removed by the Members who nominated and elected him as provided in Article 69.

PRESUMPTION OF ASSENT

100

A Director of the Company who is present at a meeting of the Board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the Minutes of the meeting or unless he shall file his written dissent from such action with the Person acting as the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to such Person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

SEAL

101

(a)     The Company may, if the Directors so determine, have a Seal which shall, subject to Article 101(c) below, only be used by the authority of the Directors or of a committee of the Directors authorized by the Directors in that behalf and every instrument to which the Seal has been affixed shall be signed by one (1) Person who shall be either a Director or the Secretary or Secretary-Treasurer or some Person appointed by the Directors for such purpose.

(b)

The Company may have a duplicate Seal or Seals each of which shall be a facsimile of the Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

(c)

A Director, Secretary or other officer or representative or attorney may without further authority of the Directors affix the Seal of the Company over his signature alone to any document of the Company required to be authenticated by him under Seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

OFFICERS

102

Subject to Article 20, the Company may have a chief executive officer, a president, a chief financial officer, a secretary or a secretary-treasurer appointed by the Directors who may also from time to time appoint such other officers as they consider necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors from time to time prescribe.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

103

(a)     Subject to the Statute and these Articles, in particular Article 20, the Board of Directors may from time to time declare dividends (including interim dividends) and distributions on shares of the Company outstanding and authorize payment of the same out of the funds of the Company lawfully available therefor and in accordance with the provisions of this Article 103.

(b)

Each holder of the Series G Preferred Shares shall be entitled to receive dividends, out of any funds legally available therefor, prior and in preference to any declaration or payment of any dividend on the Ordinary Shares, Series Seed Preferred Shares, Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares, Series E Preferred Shares and Series F Preferred Shares, at the rate of eight percent (8%) per annum of the Series G Issue Price (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) on a non-cumulative basis, for each such Series G Preferred Share held by such holder (“Series G Dividend Preference Amount”). Such dividends shall only be payable and accrue when, as and if declared by the Board and shall be non-cumulative. Unless and until any dividends or other distributions in like amount have been paid in full on the Series G Preferred Shares (calculated on an as-converted basis assuming conversion of all convertible securities), the Company shall not declare, pay or set apart for payment, any dividend and other distributions on any Ordinary Shares, Series Seed Preferred Shares, Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares, Series E Preferred Shares or Series F Preferred Shares or make any payment on account of, or set apart for payment, money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Ordinary Shares, Series Seed Preferred Shares, Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares, Series E Preferred Shares or Series F Preferred Shares or any warrants, rights, calls or options exercisable or exchangeable for or convertible into any Ordinary Shares, Series Seed Preferred Shares, Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares, Series E Preferred Shares or Series F Preferred Shares, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Company or other property. If the funds thus distributed among the holders of the Series G Preferred Shares shall be insufficient to permit the payment to such holders of the full Series G Dividend Preference Amount, then the entire funds of the Company legally available for distribution to the Series G Preferred Shares shall be distributed ratably among the holders of the Series G Preferred Shares in proportion to the aggregate Series G Dividend Preference Amount each such holder is otherwise entitled to receive pursuant to this Article 103(b).

(c)

Each holder of the Series F Preferred Shares shall be entitled to receive dividends, out of any funds legally available therefor, after the Series G Preferred Shares but prior and in preference to any declaration or payment of any dividend on the Ordinary Shares, Series Seed Preferred Shares, Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares and Series E Preferred Shares, at the rate of eight percent (8%) per annum of the Series F Issue Price (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) on a non-cumulative basis, for each such Series F Preferred Share held by such holder (“Series F Dividend Preference Amount”). Such dividends shall only be payable and accrue when, as and if declared by the Board and shall be non-cumulative. Unless and until any dividends or other distributions in like amount have been paid in full on the Series F Preferred Shares (calculated on an as-converted basis assuming conversion of all convertible securities), the Company shall not declare, pay or set apart for payment, any dividend and other distributions on any Ordinary Shares, Series Seed Preferred Shares, Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares or Series E Preferred Shares or make any payment on account of, or set apart for payment, money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Ordinary Shares, Series Seed Preferred Shares, Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares or Series E Preferred Shares or any warrants, rights, calls or options exercisable or exchangeable for or convertible into any Ordinary Shares, Series Seed Preferred Shares, Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares or Series E Preferred Shares or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Company or other property. If the funds thus distributed among the holders of the Series F Preferred Shares shall be insufficient to permit the payment to such holders of the full Series F Dividend Preference Amount, then the entire funds of the Company legally available for distribution to the Series F Preferred Shares shall be distributed ratably among the holders of the Series F Preferred Shares in proportion to the aggregate Series F Dividend Preference Amount each such holder is otherwise entitled to receive pursuant to this Article 103(c).

(d)

Each holder of the Series E Preferred Shares shall be entitled to receive dividends, out of any funds legally available therefor, after the Series G Preferred Shares and the Series F Preferred Shares but prior and in preference to any declaration or payment of any dividend on the Ordinary Shares, Series Seed Preferred Shares, Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares and Series D Preferred Shares, at the rate of eight percent (8%) per annum of the Series E Issue Price (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) on a non-cumulative basis, for each such Series E Preferred Share held by such holder (“Series E Dividend Preference Amount”). Such dividends shall be payable and accrue when, as and if declared by the Board and shall be non-cumulative. Unless and until any dividends or other distributions in like amount have been paid in full on the Series E Preferred Shares (calculated on an as-converted basis assuming conversion of all convertible securities), the Company shall not declare, pay or set apart for payment, any dividend and other distributions on any Ordinary Shares, Series Seed Preferred Shares, Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares or Series D Preferred Shares or make any payment on account of, or set apart for payment, money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Ordinary Shares, Series Seed Preferred Shares, Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares or Series D Preferred Shares or any warrants, rights, calls or options exercisable or exchangeable for or convertible into any Ordinary Shares, Series Seed Preferred Shares, Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares or Series D Preferred Shares or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Company or other property. If the funds thus distributed among the holders of the Series E Preferred Shares shall be insufficient to permit the payment to such holders of the full Series E Dividend Preference Amount, then the entire funds of the Company legally available for distribution to the Series E Preferred Shares shall be distributed ratably among the holders of the Series E Preferred Shares in proportion to the aggregate Series E Dividend Preference Amount each such holder is otherwise entitled to receive pursuant to this Article 103(d).

(e)

Each holder of the Series D Preferred Shares shall be entitled to receive dividends, out of any funds legally available therefor, after the Series G Preferred Shares, the Series F Preferred Shares and the Series E Preferred Shares but prior and in preference to any declaration or payment of any dividend on the Ordinary Shares, Series Seed Preferred Shares, Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares, at the rate of eight percent (8%) per annum of the Series D Issue Price (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) on a non-cumulative basis, for each such Series D Preferred Share held by such holder (“Series D Dividend Preference Amount”). Such dividends shall be payable and accrue when, as and if declared by the Board and shall be non-cumulative. Unless and until any dividends or other distributions in like amount have been paid in full on the Series D Preferred Shares (calculated on an as-converted basis assuming conversion of all convertible securities), the Company shall not declare, pay or set apart for payment, any dividend and other distributions on any Ordinary Shares, Series Seed Preferred Shares, Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares or make any payment on account of, or set apart for payment, money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Ordinary Shares, Series Seed Preferred Shares, Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares or any warrants, rights, calls or options exercisable or exchangeable for or convertible into any Ordinary Shares, Series Seed Preferred Shares, Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Company or other property. If the funds thus distributed among the holders of the Series D Preferred Shares shall be insufficient to permit the payment to such holders of the full Series D Dividend Preference Amount, then the entire funds of the Company legally available for distribution to the Series D Preferred Shares shall be distributed ratably among the holders of the Series D Preferred Shares in proportion to the aggregate Series D Dividend Preference Amount each such holder is otherwise entitled to receive pursuant to this Article 103(e).

(f)

Each holder of the Series C Preferred Shares shall be entitled to receive dividends, out of any funds legally available therefor, after the Series G Preferred Shares, the Series F Preferred Shares, the Series E Preferred Shares and the Series D Preferred Shares but prior and in preference to any declaration or payment of any dividend on the Ordinary Shares, Series Seed Preferred Shares, Series A Preferred Shares and Series B Preferred Shares, at the rate of eight percent (8%) per annum of the Series C Issue Price (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) on a non-cumulative basis, for each such Series C Preferred Share held by such holder (“Series C Dividend Preference Amount”). Such dividends shall be payable and accrue when, as and if declared by the Board and shall be non-cumulative. Unless and until any dividends or other distributions in like amount have been paid in full on the Series C Preferred Shares (calculated on an as-converted basis assuming conversion of all convertible securities), the Company shall not declare, pay or set apart for payment, any dividend and other distributions on any Ordinary Shares, Series Seed Preferred Shares, Series A Preferred Shares or Series B Preferred Shares or make any payment on account of, or set apart for payment, money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Ordinary Shares, Series Seed Preferred Shares, Series A Preferred Shares or Series B Preferred Shares or any warrants, rights, calls or options exercisable or exchangeable for or convertible into any Ordinary Shares, Series Seed Preferred Shares, Series A Preferred Shares or Series B Preferred Shares or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Company or other property. If the funds thus distributed among the holders of the Series C Preferred Shares shall be insufficient to permit the payment to such holders of the full Series C Dividend Preference Amount, then the entire funds of the Company legally available for distribution to the Series C Preferred Shares shall be distributed ratably among the holders of the Series C Preferred Shares in proportion to the aggregate Series C Dividend Preference Amount each such holder is otherwise entitled to receive pursuant to this Article 103(f).

(g)

Each holder of the Series B Preferred Shares shall be entitled to receive dividends, out of any funds legally available therefor, after the Series G Preferred Shares, the Series F Preferred Shares, the Series E Preferred Shares, the Series D Preferred Shares and Series C Preferred Shares, on a pari passu basis with the Series A Preferred Shares but prior and in preference to any declaration or payment of any dividend on the Ordinary Shares and Series Seed Preferred Shares, at the rate of eight percent (8%) per annum of the Series B Issue Price (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) on a non-cumulative basis, for each such Series B Preferred Share held by such holder (“Series B Dividend Preference Amount”). Such dividends shall be payable and accrue when, as and if declared by the Board and shall be non-cumulative. Unless and until any dividends or other distributions in like amount have been paid in full on the Series B Preferred Shares (calculated on an as-converted basis assuming conversion of all convertible securities), the Company shall not declare, pay or set apart for payment, any dividend and other distributions on any Ordinary Shares or Series Seed Preferred Shares or make any payment on account of, or set apart for payment, money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Ordinary Shares or Series Seed Preferred Shares or any warrants, rights, calls or options exercisable or exchangeable for or convertible into any Ordinary Shares or Series Seed Preferred Shares, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Company or other property. If the funds thus distributed among the holders of the Series B Preferred Shares shall be insufficient to permit the payment to such holders of the full Series B Dividend Preference Amount, then the entire funds of the Company legally available for distribution to the Series B Preferred Shares shall be distributed ratably among the holders of the Series B Preferred Shares in proportion to the aggregate Series B Dividend Preference Amount each such holder is otherwise entitled to receive pursuant to this Article 103(g).

(h)

Each holder of the Series A Preferred Shares shall be entitled to receive dividends, out of any funds legally available therefor, after the Series G Preferred Shares, the Series F Preferred Shares, the Series E Preferred Shares, the Series D Preferred Shares and Series C Preferred Shares, on a pari passu basis with the Series B Preferred Shares but prior and in preference to any declaration or payment of any dividend on the Ordinary Shares and Series Seed Preferred Shares, at the rate of eight percent (8%) per annum of the Series A Issue Price (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) on a non-cumulative basis, for each such Series A Preferred Share held by such holder (“Series A Dividend Preference Amount”). Such dividends shall be payable and accrue when, as and if declared by the Board and shall be non-cumulative. Unless and until any dividends or other distributions in like amount have been paid in full on the Series A Preferred Shares (calculated on an as-converted basis assuming conversion of all convertible securities), the Company shall not declare, pay or set apart for payment, any dividend and other distributions on any Ordinary Shares or Series Seed Preferred Shares or make any payment on account of, or set apart for payment, money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Ordinary Shares or Series Seed Preferred Shares or any warrants, rights, calls or options exercisable or exchangeable for or convertible into any Ordinary Shares or Series Seed Preferred Shares, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Company or other property. If the funds thus distributed among the holders of the Series A Preferred Shares shall be insufficient to permit the payment to such holders of the full Series A Dividend Preference Amount, then the entire funds of the Company legally available for distribution to the Series A Preferred Shares shall be distributed ratably among the holders of the Series A Preferred Shares in proportion to the aggregate Series A Dividend Preference Amount each such holder is otherwise entitled to receive pursuant to this Article 103(h).

(i)

After the dividends for the Series G Preferred Shares, the Series F Preferred Shares, the Series E Preferred Shares, Series D Preferred Shares, Series C Preferred Shares, Series B Preferred Shares and Series A Preferred Shares have been fully paid pursuant to subsections (b) to (h) above respectively, and in the event the Company further declares dividend or distribution in cash or in kind, any additional dividends shall be distributed pro rata among all holders of the Ordinary Shares and Preferred Shares, provided that the holder of the Series Seed Preferred Shares shall be entitled to receive dividends prior and in preference to any declaration or payment of any dividend on the Ordinary Shares.

104

Subject to Article 20, the Board of Directors may, before declaring any dividends or distributions, set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Board of Directors, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company.

105	No dividend or distribution shall be payable except out of the profits of the Company, realized or unrealized, or out of the Share Premium Account or as otherwise permitted by the Statute.

106

Subject to the rights of Persons, if any, entitled to shares with special rights as to dividends or distributions, if dividends or distributions are to be declared on a class of shares they shall be declared and paid according to the amounts paid or credited as paid on the shares of such class outstanding on the record date for such dividend or distribution as determined in accordance with these Articles but no amount paid or credited as paid on a share in advance of calls shall be treated for the purpose of this Article as paid on the share.

107	The Board of Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

108

Subject to Article 20, the Board of Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures, or debenture stock of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Board of Directors may settle the same as it thinks expedient and in particular, may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

109

Any dividend, distribution, interest or other monies payable in cash in respect of shares may be paid by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the register of Members or to such Person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the Person to whom it is sent. Any one of two (2) or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the share held by them as joint holders.

110	No dividend or distribution shall bear interest against the Company.

CAPITALIZATION

111

Subject to Article 20, the Company may upon the recommendation of the Directors by an ordinary resolution authorize the Directors to capitalize any sum standing to the credit of any of the Company’s reserve accounts (including Share Premium Account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalization, with full power to the Directors to make such provisions as they think fit for the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorize any Person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalization and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

112

The Directors shall maintain their books and records of the Company in accordance with sound business practices and implement and maintain an adequate system of procedures and controls with respect to finance, management, and accounting that meets national standards of good practice and is reasonably satisfactory to the Preferred Majority to provide reasonable assurance that (i) transactions by it are executed in accordance with management’s general or specific authorization, (ii) transactions by it are recorded as necessary to permit preparation of financial statements in conformity with, at the election of the Preferred Majority, the IFRS or other international accounting standard and to maintain asset accountability, (iii) access to assets of it is permitted only in accordance with management’s general or specific authorization, (iv) if applicable, the recorded inventory of assets is compared with the existing tangible assets at reasonable intervals and appropriate action is taken with respect to any material differences, (v) segregating duties for cash deposits, cash reconciliation, cash payment, proper approval is established, and (vi) no personal assets or bank accounts of the employees, directors, officers are mingled with the corporate assets or corporate bank account, and the Company does not use any personal bank accounts of any employees, directors, officers thereof during the operation of the business. For the avoidance of doubt, the Directors shall cause proper books of account to be kept with respect to:

(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place;

(b)	all sales and purchases of goods by the Company; and

(c)	the assets and liabilities of the Company.

Proper books shall not be deemed to be kept if such books of account are not kept as necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions. The Company shall not provide false or misleading statements to, or attempt to coerce or fraudulently influence an accountant in connection with any audit, review or examination of the financial statements of the Company.

113

Subject to Article 115, the Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorized by the Directors or by the Company in general meeting.

114

The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by Law.

AUDIT

115    (a)          So long as any Member holds any Preferred Shares or Conversion Shares, the Directors shall cause the Company to deliver to such Member the following with respect to the Company: (i) annual audited consolidated financial statements within ninety (90) days after the end of each fiscal year; (ii) monthly unaudited consolidated financial statements of the Group Companies within thirty (30) days after the end of each calendar month; (iii) quarterly unaudited consolidated financial statements within thirty (30) days after the end of each quarter; (iv) an annual consolidated budget for the following fiscal year within forty-five (45) days prior to the end of each fiscal year, (v) copies of all documents and/or materials sent to any of the other Shareholders of the Company; (vi) promptly upon request from any such Member, current versions of (x) the Shareholders Agreement and other related investment documents and all documents relating to any subsequent financings by the Company, the management of the Company or otherwise affecting the Preferred Shares or shares issued upon conversion of the Preferred Shares, bearing the signatures of all parties and (y) the Company’s Charter Documents bearing the file stamp of the appropriate Governmental Authority, as applicable, in each case with all amendments and restatements; the copies of the documents to be provided under this Article 115 may be delivered in either hardcopy or in portable document format; and (vii) upon the written request by any such Member, such other information as such Member shall reasonably request. All audits shall be performed in accordance with IFRS or other accounting principles as duly approved in accordance with the Shareholders Agreement and these Articles by a “Big 4” accounting firm or another accounting firm acceptable to the Preferred Majority.

(b)

So long as any Member holds any Preferred Shares or Conversion Shares, such Member or its appointee shall have the right of inspection, including the right to inspect facilities and properties of the Company, to access and examine and copy all books or accounts of the Company, and to discuss the business, operations and conditions of the Company and/or any of its Subsidiaries with their respective directors, officers, employees, accounts, legal counsel and investment bankers, all at its own expenses, at such reasonable times during normal business hours as may be requested by such Member as long as it does not disrupt the Company’s business operations and the Company is notified at least ten (10) days in advance.

(c)

All financial statements to be provided to the Preferred Shareholders pursuant to this Article 115 and pursuant to any other Transaction Document, including the Shareholders Agreement, shall include an income statement, a balance sheet and a cash flow statement for the relevant period, and be prepared in the English language in accordance with IFRS or other accounting principle as duly approved in accordance with the Shareholders Agreement and these Articles and shall consolidate the results of operations of the Group Companies.

116	[Reserved.]

117	[Reserved.]

118

Subject to Article 20, the Company may at any annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the next annual general meeting and may fix his or their remuneration.

119

Subject to Article 20, the Directors may before the first annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the first annual general meeting unless previously removed by an ordinary resolution of the Members in general meeting in which case the Members at that meeting may appoint Auditors. The Directors may fill any casual vacancy in the office of Auditor but while any such vacancy continues, the surviving or continuing Auditor or Auditors, if any, may act. The remuneration of any Auditor appointed by the Directors under this Article may be fixed by the Directors.

120

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

121

Auditors shall at the next annual general meeting following their appointment and at any other time during their term of office, upon request of the Directors or any general meeting of the Members, make a report on the accounts of the Company in general meeting during their tenure of office.

NOTICES

122

Except as may be otherwise provided in these Articles, all notices, requests, waivers and other communications made pursuant to these Articles shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to a Person; (b) when sent by facsimile at the number set forth in Exhibit C of the Shareholders Agreement, upon a successful transmission report being generated by the sender’s machine; (c) when sent by email at the email address as set forth in Exhibit C of the Shareholders Agreement, upon receipt of confirmation of error-free transmission; or (d) three (3) Business Days after deposit with an internationally-recognized overnight delivery service, postage prepaid, addressed to a Person as set forth in Exhibit C of the Shareholders Agreement with next-business-day delivery guaranteed, provided that the sender receives a confirmation of delivery from the delivery service provider. Where a communication hereunder is made by means other than electronic mail, such communication shall be promptly confirmed by electronic mail to the Person to whom such communication was addressed at the electronic mail address as set forth in Exhibit C of the Shareholders Agreement as each communication is made by a Person by means other than electronic mail; provided, however, absence of such email confirmation shall not affect the validity of any such notice or communication.

123	[Reserved.]

124	A notice may be given by the Company to the joint holders of record of a share by giving the notice to the joint holder first named on the register of Members in respect of the share.

125

A notice may be given by the Company to the Person or Persons which the Company has been advised are entitled to a share or shares in consequence of the death or bankruptcy of a Member by sending it through overnight or international courier as aforesaid in a pre-paid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the Persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

126	Notice of every general meeting shall be given in any manner hereinbefore authorized to:

(a)

every Person shown as a Member in the register of Members as of the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of Members; and

(b)

every Person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.

WINDING UP

127	If the Company shall be wound up, assets available for distribution amongst the Members shall be distributed, in accordance with Article 129.

128

Subject to these Articles, if the Company shall be wound up, the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any shares or other securities whereon there is any liability.

LIQUIDATION PREFERENCE

129

Upon any liquidation, dissolution, winding up of the Company and/or the Material Group Companies (taken as a whole), either voluntary or involuntary (each, a “Liquidation Event”), all assets and funds the Company legally available for distributions to the Members of the Company (after satisfaction of all creditors’ claims and other claims that may be preferred by applicable Law) shall be made in the following manner:

(a)

Before any distribution or payment shall be made to the holders of Series F-2 Preferred Shares, Series F-1 Preferred Shares, Series E Preferred Shares, Series D Preferred Shares, Series C Preferred Shares, Series B Preferred Shares, Series A Preferred Shares, Series Seed Preferred Shares, Ordinary Shares or any other class or series of shares by reason of their ownership of such shares, each holder of Series G Preferred Shares shall be entitled to receive an amount equal to one hundred and fifty percent (150%) of the Series G Issue Price (in each case as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) for each Series G Preferred Share held by the relevant Series G Preferred Shareholder plus all dividends declared and unpaid with respect thereto per Series G Preferred Share then held by such holder (the “Series G Liquidation Preference”). If, upon any liquidation, dissolution, or winding up, the assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all Series G Preferred Shares, then such assets shall be distributed among the holders of Series G Preferred Shares ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(b)

After paying in full the Series G Liquidation Preference due pursuant to Article 129(a) above and before any distribution or payment shall be made to the holders of Series F-1 Preferred Shares, Series E Preferred Shares, Series D Preferred Shares, Series C Preferred Shares, Series B Preferred Shares, Series A Preferred Shares, Series Seed Preferred Shares, Ordinary Shares or any other class or series of shares by reason of their ownership of such shares, each holder of Series F-2 Preferred Shares shall be entitled to receive an amount equal to one hundred and fifty percent (150%) of the Series F-2 Issue Price (in each case as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) for each Series F-2 Preferred Share held by the relevant Series F-2 Preferred Shareholder plus all dividends declared and unpaid with respect thereto per Series F-2 Preferred Share then held by such holder (the “Series F-2 Liquidation Preference”). If, upon any liquidation, dissolution, or winding up, the assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all Series F-2 Preferred Shares, then such assets shall be distributed among the holders of Series F-2 Preferred Shares ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(c)

After paying in full the Series G Liquidation Preference and the Series F-2 Liquidation Preference due pursuant to Article 129(a) and Article 129(b) above and before any distribution or payment shall be made to the holders of Series D Preferred Shares, Series C Preferred Shares, Series B Preferred Shares, Series A Preferred Shares, Series Seed Preferred Shares, Ordinary Shares or any other class or series of shares by reason of their ownership of such shares, each holder of Series F-1 Preferred Shares shall be entitled to receive, an amount equal to one hundred and fifty percent (150%) of the Series F-1 Issue Price (in each case as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) for each Series F-1 Preferred Share held by the relevant Series F-1 Preferred Shareholder plus all dividends declared and unpaid with respect thereto per Series F-1 Preferred Share then held by such holder (the “Series F-1 Liquidation Preference”) and each holder of Series E Preferred Shares shall be entitled to receive, an amount equal to one hundred and fifty percent (150%) of the Series E Issue Price (in each case as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) for each Series E Preferred Share held by the relevant Series E Preferred Shareholder plus all dividends declared and unpaid with respect thereto per Series E Preferred Share, then held by such holder (the “Series E Liquidation Preference”). If, upon any liquidation, dissolution, or winding up, the assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all Series F-1 Preferred Shares and Series E Preferred Shares, then such assets shall be distributed among the holders of Series F-1 Preferred Shares and holders of Series E Preferred Shares ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(d)

After paying in full the Series G Liquidation Preference, the Series F-2 Liquidation Preference, the Series F-1 Liquidation Preference and the Series E Liquidation Preference due pursuant to Article 129(a), Article 129(b) and Article 129(c) above and before any distribution or payment shall be made to the holders of Series C Preferred Shares, Series B Preferred Shares, Series A Preferred Shares, Series Seed Preferred Shares, Ordinary Shares or any other class or series of shares by reason of their ownership of such shares, each holder of Series D Preferred Shares shall be entitled to receive, an amount equal to one hundred and fifty percent (150%) of the Series D Issue Price (in each case as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), plus all dividends declared and unpaid with respect thereto per Series D Preferred Share, then held by such holder (the “Series D Liquidation Preference”). If, upon any liquidation, dissolution, or winding up, the assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all Series D Preferred Shares, then such assets shall be distributed among the holders of Series D Preferred Shares ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(e)

After paying in full the Series G Liquidation Preference, the Series F-2 Liquidation Preference, the Series F-1 Liquidation Preference and the Series E Liquidation Preference and Series D Liquidation Preference due pursuant to Article 129(a), Article 129(b), Article 129(c) and Article 129(d) above and before any distribution or payment shall be made to the holders of Series B Preferred Shares, Series A Preferred Shares, Series Seed Preferred Shares, Ordinary Shares or any other class or series of shares by reason of their ownership of such shares, each holder of Series C Preferred Shares shall be entitled to receive, an amount equal to one hundred and fifty percent (150%) of the Series C Issue Price (in each case as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), plus all dividends declared and unpaid with respect thereto per Series C Preferred Share, then held by such holder (the “Series C Liquidation Preference”). If, upon any liquidation, dissolution, or winding up, the assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all Series C Preferred Shares, then such assets shall be distributed among the holders of Series C Preferred Shares ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(f)

After paying in full the Series G Liquidation Preference, the Series F-2 Liquidation Preference, the Series F-1 Liquidation Preference, the Series E Liquidation Preference, Series D Liquidation Preference and Series C Liquidation Preference due pursuant to Articles 129(a), 129(b), 129(c), 129(d) and 129(e) above and before any distribution or payment shall be made to the holders of Series Seed Preferred Shares, Ordinary Shares or any other class or series of shares by reason of their ownership of such shares, each holder of Series B Preferred Shares shall be entitled to receive, on parity with each other and each holder of the Series A Preferred Shares, an amount equal to one hundred and fifty percent (150%) of the Series B Issue Price (in each case as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), plus all dividends declared and unpaid with respect thereto per Series B Preferred Share, then held by such holder (the “Series B Liquidation Preference”), and each holder of Series A Preferred Shares shall be entitled to receive, on parity with each other and each holder of the Series B Preferred Shares, an amount equal to one hundred and fifty percent (150%) of the Series A Issue Price (in each case as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), plus all dividends declared and unpaid with respect thereto per Series C Preferred Share, then held by such holder (the “Series A Liquidation Preference”). If, upon any liquidation, dissolution, or winding up, the assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all Series B Preferred Shares and Series A Preferred Shares, then such assets shall be distributed among the holders of Series B Preferred Shares and the holders of Series A Preferred Shares ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(g)

After paying in full the Series G Liquidation Preference, the Series F-2 Liquidation Preference, the Series F-1 Liquidation Preference, the Series E Liquidation Preference, Series D Liquidation Preference, the Series C Liquidation Preference, Series B Liquidation Preference and Series A Liquidation Preference due pursuant to Articles 129(a), 129(b), 129(c), 129(d), 129(e) and 129(f) above and before any distribution or payment shall be made to the holders of Ordinary Shares or any other class or series of shares by reason of their ownership of such shares, each holder of Series Seed Preferred Shares shall be entitled to receive for each Series Seed Preferred Share he or it holds, on parity with each other, an amount equal to one hundred percent (100%) of the Series Seed Issue Price (in each case as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), plus all dividends declared and unpaid with respect thereto per Series Seed Preferred Share, then held by such holder (the “Series Seed Liquidation Preference”).

(h)

After paying in full the Series G Liquidation Preference, the Series F-2 Liquidation Preference, the Series F-1 Liquidation Preference, the Series E Liquidation Preference, Series D Liquidation Preference, the Series C Liquidation Preference, Series B Liquidation Preference, Series A Liquidation Preference and the Series Seed Liquidation Preference due pursuant to Articles 129(a), 129(b), 129(c), 129(d), 129(e), 129(f) and 129(g) above (if applicable), the remaining assets of the Company available for distribution to Members shall be distributed ratably among the holders of outstanding Ordinary Shares and the holders of outstanding Preferred Shares in proportion to the number of outstanding Ordinary Shares held by them (with outstanding Preferred Shares treated on an as-converted basis).

(i)	Liquidation on Sale or Merger. The following events shall be treated as a liquidation under this Article 129(i) unless waived in writing by the Preferred Majority (each, a “Deemed Liquidation Event”):

(i)

any consolidation, amalgamation or merger of the Company and/or the Material Group Companies (taken as a whole) with or into any other Person or other corporate reorganization, in which the Members of the Company or shareholders of such Material Group Companies immediately prior to such consolidation, amalgamation, merger or reorganization, own less than fifty percent (50%) of the voting power of Company or such Material Group Companies immediately after such consolidation, merger, amalgamation or reorganization, or any transaction or series of related transactions in which in excess of fifty percent (50%) of the Company’s or such Material Group Companies’ voting power is transferred, but excluding any transaction effected solely for tax purposes or to change the Company’s domicile or such Material Group Companies’ domicile;

(ii)

the sale, exchange, transfer or other disposition, in one or a series of related transactions, of a majority of the outstanding share capital of the Company and/or the Material Group Companies to one Person or a group of Persons acting in concert, under circumstances in which the holders of a majority in voting power of the outstanding share capital of the Company and/or such Material Group Companies immediately prior to such transaction beneficially own less than a majority in voting power of the outstanding share capital of the surviving entity or the acquiring Person immediately following such transaction; or

(iii)

a sale, lease, transfer or other disposition, in a single transaction or series of related transactions, by the Group Companies of all or substantially all of the assets of the Group Companies taken as a whole.

and upon any such event, any proceeds arising therefrom shall be distributed in accordance with the terms of paragraphs (a) through (h) of this Article 129. For the avoidance of doubt, a Trade Sale shall be a Deemed Liquidation Event.

Notwithstanding the foregoing, in the event that (i) the valuation of the Company or the Material Group Companies (taken as a whole) (as applicable) in a Deemed Liquidation Event or Liquidation Event is in excess of RMB3,900,000,000 but less than US$1,200,000,000 (exclusive), the terms of paragraphs (e) through (g) of this Article 129 shall not apply to the distribution of any proceeds resulting from such Deemed Liquidation Event or Liquidation Event to Series Seed Preferred Shareholders, Series A Preferred Shareholders, Series B Preferred Shareholders and Series C Preferred Shareholders (for the avoidance of doubt, Series D Preferred Shareholders, Series E Preferred Shareholders, Series F Preferred Shareholders and Series G Preferred Shareholders are still entitled to the preferred distribution upon a Deemed Liquidation Event or a Liquidation Event as set forth in this Article 129 on the basis that the other classes of Preferred Shares would only entitle their holders to receive the related proceeds on a pari passu, pro rata basis together with the Ordinary Shares); (ii) the valuation of the Company or the Material Group Companies (taken as a whole) (as applicable) in a Deemed Liquidation Event or Liquidation Event reaches US$1,200,000,000 or above but is less than US$3,400,500,000 (exclusive), the terms of paragraphs (d) through (g) of this Article 129 shall not apply to the distribution of any proceeds resulting from such Deemed Liquidation Event or Liquidation Event to Series Seed Preferred Shareholders, Series A Preferred Shareholders, Series B Preferred Shareholders, Series C Preferred Shareholders and Series D Preferred Shareholders (for the avoidance of doubt, Series E Preferred Shareholders, Series F Preferred Shareholders and Series G Preferred Shareholders are still entitled to the preferred distribution upon a Deemed Liquidation Event or a Liquidation Event as set forth in this Article 129 on the basis that the other classes of Preferred Shares would only entitle their holders to receive the related proceeds on a pari passu, pro rata and as-converted basis together with the Ordinary Shares); and (iii) the valuation of the Company in a Deemed Liquidation Event or Liquidation Event reaches US$3,400,500,000 or above but is less than 300% of the post-money valuation of the Company upon the consummation of all the transaction contemplated under a share purchase agreement by and among the Key Parties, the Group Companies, YSC Education I (BVI) Limited, CMC Zenith II Holdings Limited, Sofina Private Equity SA SICAR (Compartment A) and certain other parties named therein dated November 3, 2020 (exclusive), the terms of paragraphs (c) through (g) of this Article 129 shall not apply to the distribution of any proceeds resulting from such Deemed Liquidation Event or Liquidation Event to Series Seed Preferred Shareholders, Series A Preferred Shareholders, Series B Preferred Shareholders, Series C Preferred Shareholders, Series D Preferred Shareholders, Series E Preferred Shareholders and Series F-1 Preferred Shareholders, (for the avoidance of doubt, Series F-2 Preferred Shareholders and Series G Preferred Shareholders are still entitled to the preferred distribution upon a Deemed Liquidation Event or a Liquidation Event as set forth in this Article 129 on the basis that the other classes of Preferred Shares would only entitle their holders to receive the related proceeds on a pari passu, pro rata and as-converted basis together with the Ordinary Shares); (iv) the valuation of the Company in a Deemed Liquidation Event or Liquidation Event reaches 300% of the post-money valuation of the Company upon the consummation of all the transaction contemplated under a share purchase agreement by and among the Key Parties, the Group Companies, YSC Education I (BVI) Limited, CMC Zenith II Holdings Limited, Sofina Private Equity SA SICAR (Compartment A) and certain other parties named therein dated November 3, 2020 or above but is less than 300% of the post-money valuation of the Company upon the consummation of all the transaction contemplated under the Share Purchase Agreement (exclusive), the terms of paragraphs (b) through (g) of this Article 129 shall not apply to the distribution of any proceeds resulting from such Deemed Liquidation Event or Liquidation Event to Series Seed Preferred Shareholders, Series A Preferred Shareholders, Series B Preferred Shareholders, Series C Preferred Shareholders, Series D Preferred Shareholders, Series E Preferred Shareholders, Series F-1 Preferred Shareholders and Series F-2 Preferred Shareholders, (for the avoidance of doubt, Series G Preferred Shareholders are still entitled to the preferred distribution upon a Deemed Liquidation Event or a Liquidation Event as set forth in this Article 129 on the basis that the other classes of Preferred Shares would only entitle their holders to receive the related proceeds on a pari passu, pro rata and as-converted basis together with the Ordinary Shares); and (v) the valuation of the Company in a Deemed Liquidation Event or Liquidation Event reaches 300% of the post-money valuation of the Company or above upon the consummation of all the transaction contemplated under the Share Purchase Agreement, the terms of paragraphs (a) through (g) of this Article 129 shall not apply to the distribution of any proceeds resulting from such Deemed Liquidation Event or Liquidation Events, and any proceeds resulting therefrom shall be distributed among the Shareholders ratably in proportion to the number of Ordinary Shares held by such Shareholders (with outstanding Preferred Shares treated on an as-if-converted basis).

(j)

Subject to Article 20, in the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company, the value of the assets to be distributed to the holder of the Preferred Shares and Ordinary Shares shall be determined in good faith by the Board of Directors (including the affirmative votes of at least the majority of the Preferred Directors in office), or by a liquidator if one is appointed. Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(i)

if traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(ii)	if traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(iii)

if there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board of Directors (including the affirmative votes of at least the majority of the Preferred Directors in office).

(k)

The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as Article 129(j) above in clauses (i), (ii) or (iii) to reflect the fair market value thereof as determined in good faith by the Board of Directors (including the affirmative votes of at least the majority of the Preferred Directors in office), or by a liquidator if one is appointed.

INDEMNITY

130

To the maximum extent permitted by applicable Law and any indemnification agreement, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their respective heirs, executors, administrators and personal representatives shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, Losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own willful neglect or default and no such Director, officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director, officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other Persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other Loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his office or trust unless the same shall happen through the willful neglect or default of such Director, officer or trustee.

FINANCIAL YEAR

131	Unless the Directors otherwise prescribe, the financial year of the Company shall end on December 31 in each year and, following the year of incorporation, shall begin on January 1 in each year.

AMENDMENTS OF ARTICLES

132

Subject to the Statute and to any quorum, voting or procedural requirements expressly imposed by these Articles (in particular Article 20) in regard to the variation of rights attached to a specific class of shares of the Company, the Company may at any time and from time to time by a Special Resolution, change the name of the Company or alter or amend these Articles or the Memorandum of Association, in whole or in part.

TRANSFER BY WAY OF CONTINUATION

133

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the Laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

NO PUBLIC DOCUMENT

134

None of the documents of the Company, including its Memorandum of Association, these Articles, or any register of Members, Directors and Officers, transfers or changes, will be exhibited as a public document in the Cayman Islands.

PREEMPTIVE RIGHT

135

General. Each of the Key Parties and the Preferred Shareholder (the “Participation Rights Holders”, and each a “Participation Rights Holder”) shall have a preemptive right to purchase such a Pro Rata Share of all or any part of the New Securities that the Company may from time to time issue after the date of the Series G Issue Date (the “Right of Participation”). Each Participation Rights Holder shall be entitled to apportion its Right of Participation hereby granted to it among itself and its Affiliates in such proportions as it deems appropriate, provided that, such Affiliate shall execute and deliver to the Company and the other parties hereto the Adherence Agreement as provided in the Shareholders Agreement. “New Securities” shall mean any Preferred Shares, Ordinary Shares or other voting or non-voting shares of the Company, whether now authorized or not, and rights, options, warrants, commitment, call, preemptive right or other right to purchase such Preferred Shares, Ordinary Shares and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Preferred Shares, Ordinary Shares or other voting or non-voting shares, provided, however, that the term “New Securities” shall not include:

(i)	any Ordinary Shares or Preferred Shares issued or to be issued under the Transaction Documents, or any Ordinary Shares issued upon conversion of the Preferred Shares;

(ii)	any securities issued in connection with any share split, share dividend or other similar events in which all Participation Rights Holders are entitled to participate on a pro rata basis;

(iii)

any Ordinary Shares issued or issuable to officers, directors, employees and consultants of the Group Companies pursuant to any equity plan or incentive arrangement to be approved in accordance with these Articles and the Shareholders Agreement;

(iv)	those issued as a dividend or distribution on the Preferred Shares or any event for which adjustment is made;

(v)

any securities issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, a majority of the assets, voting power or equity ownership of such other corporation or entity, as duly approved in accordance with these Articles and the Shareholders Agreement; and

(vi)	any securities offered in an underwritten registered public offering by the Company, as duly approved in accordance with these Articles and the Shareholders Agreement.

136

Pro Rata Share. A Participation Rights Holder’s “Pro Rata Share” is the ratio of (a) the number of Ordinary Shares (calculated on an as-converted basis assuming conversion of all convertible securities) then held by such Participation Rights Holder, to (b) the total number of Ordinary Shares of the Company (calculated on an as-converted basis assuming conversion of all convertible securities) then held by all Participation Rights Holders immediately prior to the issuance of New Securities giving rise to the Right of Participation.

137	Procedures.

(i)

First Participation Notice. In the event that the Company proposes to undertake an issuance of New Securities in a single transaction or a series of related transactions, it shall give to each Participation Rights Holder a written notice of its intention to issue New Securities (the “First Participation Notice”), describing the amount, the type and the price of New Securities and the general terms upon which the Company proposes to issue such New Securities. Each Participation Rights Holder shall be entitled to purchase such Participation Rights Holder’s Pro Rata Share of such New Securities at the price and upon the terms and conditions specified in the First Participation Notice by giving a written notice to the Company and stating therein the number of New Securities to be purchased (such number shall not exceed such Participation Rights Holder’s Pro Rata Share) within twenty-five (25) Business Days from the date of such First Participation Notice. If any Participation Rights Holder fails to send such written notice within the prescribed time period or declines to exercise fully its Right of Participation, then the right of such Participation Rights Holder to purchase that part of its Pro Rata Share that it did not agree to purchase hereunder shall be forfeited.

(ii)

Second Participation Notice; Oversubscription. If any Participation Rights Holder fails or declines to exercise fully its Right of Participation in accordance with subsection (i) above, the Company shall promptly give a written notice (the “Second Participation Notice”) to other Participation Rights Holders who agreed to exercise their Right of Participation in full (the “Rights Participants”) in accordance with subsection (i) above. Each Rights Participant shall have five (5) Business Days from the date of the Second Participation Notice (the “Second Participation Period”) to notify the Company of its desire to purchase more than its Pro Rata Share of the New Securities, stating the number of the additional New Securities it proposes to purchase. Such notice may be made by telephone if followed by a written confirmation within two (2) Business Days from the date of verbal notice. If as a result thereof, such oversubscription exceeds the total number of the remaining New Securities available for purchase, the oversubscribing Rights Participants will be cut back by the Company with respect to their oversubscriptions to that number of remaining New Securities equal to the product obtained by multiplying (i) the number of the remaining New Securities available for subscription by (ii) a fraction the numerator of which is the number of the Ordinary Shares (calculated on an as-converted basis assuming conversion of all convertible securities) held by each oversubscribing Rights Participant and the denominator of which is the total number of the Ordinary Shares (calculated on an as-converted basis assuming conversion of all convertible securities) held by all the oversubscribing Rights Participants. Each oversubscribing Rights Participant shall be obligated to purchase such number of additional New Securities as determined by the Company pursuant to this subsection (ii) and such procedure shall be completed or confirmed within ten (10) days from the date of the Second Participation Notice.

138

Failure to Exercise. (i) In the event Participation Rights Holders do not exercise the Right of Participation with respect to all New Securities described in the First Participation Notice, after twenty-five (25) Business Days following the date of the First Participation Notice, or (ii) upon the expiration of the Second Participation Period, as the case may be, the Company shall have a period of one hundred and twenty (120) days thereafter to sell the New Securities described in the First Participation Notice (with respect to which the Right of Participation was not fully exercised) at the same price and upon the same non-price terms specified in the First Participation Notice. In the event that the Company has not issued and sold such New Securities within such prescribed period, then the Company shall not thereafter issue or sell any New Securities without first offering such New Securities to the Participation Rights Holders pursuant to Article 135 through Article 138.

DRAG-ALONG

139

If a Trade Sale, whether structured as a merger, reorganization, asset sale, sale of Control of the Company or the Material Group Companies or otherwise (the “Drag-Along Sale”), (x) in which the per share price offered by the proposed buyer is no less than two (2) times the Series F-2 Issue Price, and is approved by (i) the Preferred Majority (which shall include Freesia, for so long as Freesia holds no less than 25,352,171 Series E Preferred Shares, subject to appropriate adjustment in the event of any share dividend, share split, combination or other similar recapitalization with respect to the Series E Preferred Shares; provided that written approval given by the observer appointed by Freesia with respect hereto shall be deemed as written approval given by Freesia for such purpose) and (ii) the Ordinary Majority at any time after thirty-six (36) months from the Series F Issue Date; or (y) in which the per share price offered by the proposed buyer is no less than two and a half (2.5) times the Series F-2 Issue Price, and is approved by the Preferred Majority (which shall include Freesia, for so long as Freesia holds no less than 25,352,171 Series E Preferred Shares, subject to appropriate adjustment in the event of any share dividend, share split, combination or other similar recapitalization with respect to the Series E Preferred Shares; provided that written approval given by the observer appointed by Freesia with respect hereto shall be deemed as written approval given by Freesia for such purpose) if a Qualified IPO has not been consummated with fifty-four (54) months after the Series F Issue Date, the Dragging Shareholders (as defined in the Shareholders Agreement) may require all other Members of the Company (the “Dragged Shareholders”) to approve such transaction and to directly or indirectly sell, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of in any way (the “Transfer”) all their interest in the equity in the Company (the “Called Shares”) to the proposed buyer (the “Proposed Buyer”) (or as the Proposed Buyer directs) in accordance with the provisions of this Article 139 (the “Drag Along Option”).

140

The Dragging Shareholders may exercise the Drag Along Option by giving written notice to that effect (the “Drag Along Notice”) at least twenty-five (25) Business Days prior to the Transfer of the Dragging Shareholders’ interest in the equity in the Company (the “Sellers’ Shares”) to the Proposed Buyer. The Drag Along Notice shall specify:

(i)	that the Dragged Shareholders are required to Transfer all their Called Shares pursuant to Articles 139 through 150;

(ii)	the name and address of the Person to whom the Called Shares are to be Transferred;

(iii)	the amount and the form of consideration payable for the Called Shares ; and

(iv)	the proposed date of the Transfer of the Called Shares and Sellers’ Shares.

141

Once issued, a Drag Along Notice shall be irrevocable. However, a Drag Along Notice shall lapse if, for any reason, the Dragging Shareholders have not Transferred the Sellers’ Shares to the Proposed Buyer on the proposed Transfer date as provided in the Drag Along Notice. The Dragging Shareholders may serve further Drag Along Notices following the lapse of any particular Drag Along Notice.

142

In the event that the Dragging Shareholders approve a Drag-Along Sale, then each Dragged Shareholder hereby agrees with respect to all Shares that he, she or it holds and any other Company’s securities over which he, she or it otherwise exercises dispositive power:

(i)

in the event such transaction requires the approval of Members, (A) if the matter is to be brought to a vote at a general meeting, after receiving proper notice of any meeting of Members of the Company to vote on the approval of a Drag-Along Sale, to be present, in person or by proxy, as a holder of Shares, at all such meetings and be counted for the purposes of determining the presence of a quorum at such meetings; and (B) to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of such Drag-Along Sale and in opposition of any and all other proposals that could reasonably be expected to delay or impair the ability of any Group Company to consummate such Drag-Along Sale;

(ii)	to refrain from exercising any dissenters’ rights or rights of appraisal under applicable Law at any time with respect to such Drag-Along Sale;

(iii)

to execute and deliver all related documentation and take such other action necessary to consummate the proposed Drag-Along Sale, including without limitation amending the then existing Charter Documents of the Group Company involved in the proposed Drag-Along Sale; and

(iv)

not to deposit, and to cause their Affiliates not to deposit, except as provided in these Articles or the Shareholders Agreement, any voting securities owned by such Dragged Shareholder or its Affiliate in a voting trust or subject any such voting securities to any arrangement or agreement with respect to the voting of such securities, unless specifically requested to do so by the acquiror in connection with a Drag-Along Sale.

143

Any Transfer of the Called Shares by the Dragged Shareholders shall be on the terms and conditions as the proposed Transfer of Sellers’ Shares by the Dragging Shareholders. Upon request of the Dragging Shareholders, the Dragged Shareholders shall be required to make customary and usual representations and warranties in connection with the Transfer of the Called Shares, including, without limitation, as to their ownership and authority to Transfer, free of all Encumbrances of any kind, the Called Shares (provided that with respect to the Dragged Shareholders who are Preferred Shareholders, they shall only be required to make customary representations and warranties as to their ownership and authority to Transfer, and free of all Encumbrances of any kind, the Called Shares) and shall, without limitation as to time, indemnify and hold harmless, to the full extent permitted by applicable law, the Proposed Buyer against all Losses of whatever nature arising out of, in connection with or related to any breach of any representation or warranty made by, or agreements, understandings or covenants of the Dragged Shareholders as the case may be, under the terms of the agreements relating to such Transfer of the Called Shares; provided that (i) the indemnification liability of the Dragged Shareholders under these Articles shall be several and not joint; (ii) a Dragged Shareholder shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Trade Sale, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company); (iii) the liability of a Dragged Shareholder shall be limited to such Shareholder’s applicable share (determined based on the respective proceeds payable to such Shareholder in connection with such Trade Sale in accordance with the provisions of the Charter Documents) of a negotiated aggregate indemnification amount that applies equally to all Shareholders but that in no event exceeds the amount of consideration otherwise payable to such Shareholder in connection with such Trade Sale, except with respect to claims related to fraud or willful misconduct by such Shareholder; (iv) no Dragged Shareholder who is a financial investor shall be required in connection with such Trade Sale to agree to any non-customary administrative covenants, including, but not limited to, covenants requiring such Dragged Shareholders not to compete with any party; and (v) such terms and conditions, including with respect to price paid or received per Equity Security of the Company, may differ as between different classes of equity securities of the Company in accordance with their relative liquidation preferences as set forth in Article 129. The exceptions set forth in this subsection (e)(i) through (e)(v) applicable to Dragged Shareholders shall apply to all financial investors in any Trade Sale regardless of whether the Drag Along Option is exercised.

144

If the consideration offered is payable in securities or property other than cash (or evidence of cash indebtedness), the Board (including the affirmative votes of at least the majority of the Preferred Directors in office) shall in good faith determine the fair market value of any such securities or property in cash, provided that any Preferred Shareholder shall have the right to challenge any determination by the Board of fair market value made pursuant hereto, in which case the determination of fair market value shall be made by a valuer selected jointly by the Board (including the affirmative votes of at least the majority of the Preferred Directors in office) and the challenging parties. The valuer shall prepare a report setting forth the basis of its calculating such fair market value, and the determination of such fair market value by the valuer shall, in the absence of manifest error, be final and conclusive. The costs of the valuer shall be borne solely by the Company. The valuer shall act as an expert and not as an arbitrator. If the acquiring party is a privately-held entity and the Preferred Shareholders receive in whole or in part non-publicly traded securities of such acquirer, then such non-publicly traded securities shall have liquidation preference(s), protective provision(s), voting right(s), dividend right(s), registration rights and preemptive rights that are substantially similar to those of the Preferred Shares, as applicable, as set forth herein as of the date hereof, unless otherwise agreed by the Preferred Majority.

145

Completion of the Transfer of the Called Shares shall take place on the Completion Date on which the Company shall, subject to receipt of the relevant executed transfer forms, make proper entries in the Register of Members of the Company and cancel the surrendered share certificates and issue any new share certificates in the name of the Proposed Buyer (or as it may direct) as necessary to consummate the transactions in connection with the exercise by the Dragging Shareholders of the Drag Along Option under the Articles 139 through 150. “Completion Date” means the date proposed for completion of the Transfer of the Sellers’ Shares unless:

(i)

all of the Dragged Shareholders and the Dragging Shareholders agree otherwise in which case the Completion Date shall be the date agreed in writing by all of the Dragged Shareholders and the Dragging Shareholders; or

(ii)

that date is less than ten (10) days after the date on which the Drag Along Notice is deemed effectively given pursuant to Section 12.5 of the Shareholders Agreement, in which case the Completion Date shall be the tenth day after the date on which the Drag Along Notice is deemed effectively given pursuant to Section 12.5 of the Shareholders Agreement.

146	The transfer restrictions set forth in Articles 11 shall not apply to any Transfer of Shares in the Company to a Proposed Buyer (or as it may direct) under Articles 139 through 150.

147

On the Completion Date, the Dragged Shareholders shall deliver executed share transfer forms for the Called Shares, together with the relevant share certificates (or a suitable indemnity for any lost share certificates) to the Proposed Buyer, and the Proposed Buyer shall pay the consideration due for their Called Shares.

148

If any Dragged Shareholder does not, on the Completion Date, execute share transfer form(s) in respect of all of the Called Shares held by it, the defaulting Dragged Shareholder shall be deemed to have irrevocably appointed any Person nominated for the purpose by the Dragging Shareholders to be such Dragged Shareholder’s agent and attorney to execute all necessary share transfer form(s) on its behalf to deliver such share transfer form(s) to the Proposed Buyer (or as it may direct) as the holder thereof; provided that, solely for the purposes of this Article 148, “Dragged Shareholder” shall exclude the IFC Investors. After the Proposed Buyer (or its nominee) has been registered as the holder, the validity of such proceedings shall not be questioned by any such Person. Failure to produce a share certificate shall not impede the registration of Shares under this Article 148.

149

Following the issue of a Drag Along Notice on any Person becoming a Member of the Company pursuant to the exercise of a pre-existing option to acquire Shares in the Company or on the conversion of any securities of the Company (the “New Holder”), a Drag Along Notice shall be deemed to have been served on the New Holder on the same terms as the previous Drag Along Notice. The New Holder shall then be bound to Transfer all Shares in the Company acquired by it to the Proposed Buyer (or as the Proposed Buyer may direct) and Articles 139 through 150 shall apply with the necessary changes to the New Holder, except that completion of the Transfer of the Shares in the Company held by the New Holder shall take place immediately on the Drag Along Notice being deemed given to the New Holder.

150	Notwithstanding any provision in the Shareholders Agreement, or these Articles to the contrary (including without limitation Section 7 of the Shareholders Agreement),

(a)

with respect to the IFC Investors only, (i) if as a result of a Trade Sale, Investors receive consideration in securities or property other than securities registered under the Securities Act on the New York Stock Exchange, the Nasdaq Global Market, the Stock Exchange of Hong Kong Limited, Shanghai Stock Exchange, or Shenzhen Stock Exchange, or cash (or evidence of cash indebtedness), the Company shall use its best efforts to ensure that (x) the acquirer will accede to the terms of the Policy Agreement as obligor and comply with IFC’s internal due diligence requirements (as applicable to IFC’s investments generally) or (y) the Shares held by the IFC Investors will be purchased for cash on comparable terms (or the consideration from such Trade Sale will be allocated such that the IFC Investors will receive full cash consideration); provided that if the IFC Investors are not provided the benefit of either subclause (x) or (y), then, at the election of the IFC Investors, the Shares held by the IFC Investors shall be excluded from such Trade Sale; and (ii) notwithstanding any waiver or amendment by any Investor or group of Investors, the IFC Investors shall retain all rights, privileges and protections provided in connection with any Drag-Along Sale; and

(b)

to the extent permitted by applicable Laws, any Transfer or transaction contemplated under Articles 139 through 150 shall not be subject to a prior written consent or approval of any Member except those specifically set forth in Articles 139 through 150, and the proceeds of transactions contemplated under Articles 139 through 150 shall be distributed according to Article 129.

MERGERS AND CONSOLIDATIONS

151

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.